UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CONMED CORPORATION
(Name of Registrant as Specified In Its Charter)

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CONMED CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the “Company”) will be held at the offices of the Company at 525 French Road, Utica, New York 13502 on Thursday, May 21, 2020 at 1:30 p.m (New York time), for the following purposes:

(1)	To elect ten directors to serve on the Company’s Board of Directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;

(3)	To hold an advisory vote on named executive officer compensation;

(4)
To approve the reincorporation of the Company from New York to Delaware (the “Reincorporation”), including adoption of the Agreement and Plan of Merger required to effect the Reincorporation and approval of the Company’s proposed Delaware Certificate of Incorporation and Delaware By-laws;

(5)	To approve procedural matters with respect to shareholder action by written consent to be included in the Delaware Certificate of Incorporation in connection with the Reincorporation;

(6)	To approve an exculpation provision eliminating director liability for monetary damages to be included in the Delaware Certificate of Incorporation in connection with the Reincorporation;

(7)	To approve the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan;

(8)	To approve amendments to the Company’s Employee Stock Purchase Plan; and

(9)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The shareholders of record at the close of business on April 3, 2020, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Due to the public health and safety concerns arising from the COVID-19 pandemic, and the restrictions currently imposed on public gatherings in New York, we anticipate that this year’s Annual Meeting will be a “hybrid” meeting, meaning that shareholders may attend and participate in the Annual Meeting either in person or virtually via an online platform. We strongly encourage shareholders to participate remotely due to the potential health risks involved with in-person attendance in the current environment. To minimize these potential risks, we will allow the number of shareholders to attend the Annual Meeting in person (on a first-come, first served basis) that we are legally permitted to admit in accordance with New York law and will implement reasonable procedures to adhere to the CDC guidelines and best practices for social gatherings. If you are considering attending the Annual Meeting in person, please request, as early as possible, additional information from the General Counsel of CONMED Corporation, 525 French Road, Utica, New York 13502 at GeneralCounsel@Conmed.com. Details on how to register for and participate in the Annual Meeting remotely by means of the online platform will be provided in a press release posted on the Company’s website and filed with the SEC as additional proxy materials prior to the meeting date. We are actively monitoring COVID-19 and in the event we determine that it is not permissible or advisable to allow in-person attendance at the meeting, we will announce such decision in the same manner. If you are planning on participating in the Annual Meeting, please check the Company’s website prior to the meeting date.

Even if you plan to participate in the Annual Meeting, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,

/s/ Daniel S. Jonas

Daniel S. Jonas Executive Vice President, Legal Affairs, General Counsel & Secretary

April 10, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 21, 2020

The Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2019 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.investorvote.com/CNMD.

Contents	Page	Contents	Page
ANNUAL MEETING OF SHAREHOLDERS	1	PRINCIPAL ACCOUNTING FEES AND SERVICES	43
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING	1	COMPENSATION DISCUSSION AND ANALYSIS	44
VOTING RIGHTS	1	COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	58
GOVERNANCE HIGHLIGHTS	2	SUMMARY COMPENSATION TABLE	59
PROPOSAL ONE: ELECTION OF DIRECTORS	3	GRANTS OF PLAN-BASED AWARDS	61
NOMINEES FOR ELECTION AT THE ANNUAL MEETING	5	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	62
PROPOSAL TWO: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	6	OPTION EXERCISES AND STOCK VESTED	64
PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	6	NON-QUALIFIED DEFERRED COMPENSATION	65
PROPOSAL FOUR: REINCORPORATION OF THE COMPANY FROM NEW YORK TO DELAWARE	7	POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL	66
PROPOSAL FIVE: WRITTEN CONSENT PROCEDURAL PROVISION	18	TERMINATION/NO CHANGE IN CONTROL	66
PROPOSAL SIX: DIRECTOR EXCULPATION PROVISION	19	TERMINATION/CHANGE IN CONTROL	67
PROPOSAL SEVEN: AMENDED AND RESTATED 2020 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN	20	DIRECTOR COMPENSATION	68
PROPOSAL EIGHT: AMENDED AND RESTATED 2020 EMPLOYEE STOCK PURCHASE PLAN	24	PAY RATIO	71
OTHER BUSINESS	26	BOARD OF DIRECTORS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	71
SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING	27	INSURANCE FOR DIRECTORS AND OFFICERS	72
CORPORATE GOVERNANCE MATTERS	28	ANNUAL REPORT	72
DIRECTORS, EXECUTIVE & OTHER OFFICERS AND NOMINEES FOR THE BOARD OF DIRECTORS	28	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	73
SKILLS MATRIX, BOARD REFRESHMENT AND DIVERSITY	35	DELINQUENT SECTION 16(a) REPORTS	74
ANNUAL BOARD SELF-EVALUATION	35	AGREEMENT AND PLAN OF MERGER	Exhibit A
MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES, LEADERSHIP STRUCTURE AND RISK OVERSIGHT	36	CERTIFICATE OF INCORPORATION	Exhibit B
AUDIT COMMITTEE REPORT	40	BY-LAWS	Exhibit C
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT	42	AMENDED AND RESTATED 2020 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN	Exhibit D
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS	43	AMENDED AND RESTATED 2020 EMPLOYEE STOCK PURCHASE PLAN	Exhibit E
ETHICS DISCLOSURE	43

i

CONMED CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2020
The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Thursday, May 21, 2020 at 1:30 p.m. (New York time), at the offices of the Company at 525 French Road, Utica, New York 13502, and any adjournment or postponement thereof (the “Annual Meeting”). The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy and the Company’s Annual Report to Shareholders, including the Company’s Annual Report on Form 10-K, are being mailed on or about April 10, 2020 to all shareholders of record on April 3, 2020, which is the record date for the Annual Meeting. Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person, remotely via the online platform or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company or by attending the meeting and voting in person or remotely.
The persons named as proxies are Daniel S. Jonas and Sarah M. Oliker, who are, respectively, the Executive Vice President, Legal Affairs, General Counsel & Secretary, and Assistant General Counsel and Assistant Secretary, of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of mail, directors and officers of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.
Votes at the Annual Meeting will be tabulated by a representative of Computershare, which has been appointed by the Company’s Board of Directors to serve as the inspector of election.
As part of our precautions regarding the coronavirus (COVID-19), the Company is permitting shareholders to participate in the Annual Meeting by means of remote communication. We will announce the details on how to participate remotely as soon as practicable, and these details will be available at https://www.conmed.com/en/about-us/investors/investor-relations and filed with the SEC. If we are required or permitted by New York to allow for in-person attendance, we will allow the number of shareholders to attend the Annual Meeting in person (on a first-come, first served basis) that we are legally permitted to admit in accordance with New York law and will implement reasonable procedures to adhere to the CDC guidelines and best practices for social gatherings. If you are considering attending the Annual Meeting in person, please request, as early as possible, additional information from the General Counsel of CONMED Corporation, 525 French Road, Utica, New York 13502 at GeneralCounsel@Conmed.com.
PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING
There are eight proposals expected to be submitted for shareholder approval at the Annual Meeting, one which is advisory in nature. The first proposal concerns the election of directors. The second proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. The third proposal concerns the advisory vote on named executive compensation. The fourth proposal concerns reincorporation in Delaware. The fifth proposal concerns procedural matters with respect to shareholder action by written consent to be included in the Delaware Certificate of Incorporation in connection with the Reincorporation. The sixth proposal concerns an exculpation provision eliminating director liability for monetary damages to be included in the Delaware Certificate of Incorporation in connection with the Reincorporation. The seventh proposal concerns amendments to reserve additional shares for the equity plan for non-employee directors. The eighth proposal concerns amendments to the employee stock purchase plan. These proposals are more fully described below.

VOTING RIGHTS

The holders of record of the 527 shares of Common Stock outstanding on April 3, 2020 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person, remotely via the online platform or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” as further described below, will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York law, such abstentions are not counted in determining the votes cast at the meeting.
The voting requirements for each proposal are as follows:

•
For Proposal (1) (Election of Directors), under New York law the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company (subject to the Company’s majority voting principles described below on page 4 under the heading (Proposal One: Election of Directors). Votes against, and votes withheld in respect of, a candidate have no legal effect, except in the case of votes withheld to the extent they revoke earlier dated proxy cards.

•
Proposal (2) (Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders.

•	Proposal (3) (Advisory Vote on Named Executive Officer Compensation) seeks the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

•
Proposal (4) (Reincorporation) requires the affirmative vote of the holders of at least two-thirds of the Company’s outstanding shares entitled to vote on the proposal in order to be approved by the shareholders.

•
Proposal (5) (Written Consent Procedural Provision) requires the affirmative vote of the holders of a majority of the Company’s outstanding shares entitled to vote on the provision in order to be approved by the shareholders.

•
Proposal (6) (Director Exculpation Provision) requires the affirmative vote of the holders of a majority of the Company’s outstanding shares entitled to vote on the provision in order to be approved by the shareholders.

•	Proposal (7) (amendment to Non-Employee Director Plan) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders; and

•	Proposal (8) (amendment to Employee Stock Purchase Plan) requires the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders.

When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted “for all” portions of Proposal (1), “for” Proposals (2), (3), (4), (5), (6), (7) and (8) and in the proxies’ discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1), (3), (4), (5), (6), (7) and (8) are considered “non-discretionary” items and shareholders who do not submit any voting instructions to their brokerage firm will not have their shares counted in determining the outcome of these proposals at the Annual Meeting. This is known as a “broker non-vote.” The broker non-votes are counted as votes present for purposes of determining a quorum but are not considered votes cast. Proposal (2) (independent registered public accounting firm) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting.

GOVERNANCE HIGHLIGHTS

We have implemented several governance best practices, and we are proposing additional best practices in connection with reincorporating to Delaware:

Effective Board Leadership and Independent Oversight
Highly Independent Board: 9 out of 10 directors independent (see page 32)
All Committees other than the Pricing Committee are 100% Independent (see pages 36)
Regular Executive Sessions of Independent Directors
Annual Board and Committee Review Process (see page 35).
Robust Independent Board Chair or Lead Independent Director Role (see page 36 and 37).
Enterprise Risk Management Process, including oversight of cyber-security, overseen by full Board of Directors, with annual in-depth review and regular updates on key risks (see page 37).
Corporate Social Responsibility, including entity-wide environmental and social policies, overseen by Corporate Governance and Nominating Committee (see page 42).

Board Diversity and Refreshment
Strong Ongoing Refreshment Practice, with 5 new directors since 2015 (see page 5).
Average Board Tenure of approximately 5 years for nominees (see page 5)
Average Age of Independent Directors is 59 (see page 5).
Commitment to Diversity, with all three most recently added directors being women, including one African-American woman (See page 5).
Board Directors Nominated Based on Skills Matrix Designed to Ensure Board Has Requisite Skills (see page 35).

Focus on Shareholder Rights
Majority Voting Standard for Uncontested Director Elections (see page 4)
Reincorporation Will Provide for Proxy Access, Shareholder Action by Written Consent and Shareholder Ability to Call Special Meeting (see page 8 and 9)
Reincorporation Will Remove Supermajority Voting Requirements for Certain Fundamental Transactions (Including Mergers) (see page 8)

Transparency and Accountability
Annual Election of All Directors
Significant Stock Ownership Requirements for Officers and Directors (see page 53, 54 and 70)
Regular Engagement With Shareholders to Seek Feedback
Members of Board of Directors and Executive Officers Are Not Permitted to Hedge Their Stock Ownership, or To Pledge Their CONMED Stock as Collateral for a Loan (see page 54 and 70).

PROPOSAL ONE: ELECTION OF DIRECTORS
As a result of the Board’s thoughtful approach to board composition, including its commitment to diversity and refreshment, our Board is comprised of ten highly-qualified individuals who provide the Board with a well-rounded variety of skills, experience and diversity, and represent an effective mix of fresh perspectives and deep Company knowledge. Our directors include international business leaders, financial experts, and individuals with extensive backgrounds in healthcare, technology and talent development. Each director is individually qualified to make unique and substantial contributions to the Board, and, collectively, our directors’ diverse viewpoints and skill sets ensure that our Board is well-suited to provide the Company with valuable insight and effective oversight with respect to its business, overall performance and strategic direction. To further convey the diverse skills of our Board, we have a skills matrix and have identified on page 35 certain of the key skills and qualifications that each of our directors possess that contributed to his or her nomination to the Board.

At the Annual Meeting, ten directors are to be elected to serve on the Company’s Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of all of the nominees listed on the proxy card. Each director nominee listed below has consented to being named in this proxy statement and has agreed to serve if elected. The Company has no reason to believe that any Board-nominated director nominee will be unavailable or will decline to serve. However, in the event that any nominee named in this proxy statement is unable to serve or for good cause will not serve, the shares represented by proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board of Directors may recommend, to the extent this is not prohibited by the Company’s by-laws and applicable law. The ten director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board of Directors of the Company, subject to the majority voting standard adopted by the Board of Directors and reflected in the Corporate Governance Principles, as described below. Votes against, and votes withheld in respect of, a candidate will have no effect on the outcome of the election of directors, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Shareholders are not entitled to cumulative voting rights.
Notwithstanding the plurality voting standard for election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or re-election is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to our Certificate of Incorporation, by-laws and applicable corporate law.
The Board of Directors presently consists of ten directors. Directors generally hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors. The Company has a policy in its Corporate Governance Principles under which non-executive directors are expected to offer not to stand for reelection upon having completed 15 years of service as a director. For directors who have completed 15 years of service as a director during their terms, the expectation is that they will offer not to stand for reelection but will complete their terms. Notwithstanding the foregoing, the expected retirement can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interests of the Company. Executive directors are not subject to the 15-year tenure limit.

The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Name	Age	Served as Director Since	Principal Occupation or Position with the Company
David Bronson	67	2015
Former Executive Vice President and Chief Financial Officer of PSS World Medical, Inc.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Bronson is independent, and is an audit committee financial expert.

Brian P. Concannon	62	2013	Former President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE); Director of the Company. As noted below, the Board of Directors has determined that Mr. Concannon is independent.

LaVerne Council	58	2019	Former National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP. As noted below, the Board has determined that Ms. Council is independent.

Charles M. Farkas	68	2014	Advisory Partner at Bain & Company; former Global Co-Head of Bain’s Healthcare Practice; Director of the Company. As noted below, the Board of Directors has determined that Mr. Farkas is independent.

Martha Goldberg Aronson	52	2016
Former Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE:  ECL); Former President of North America, Hill-Rom Holdings, Inc. (NYSE:  HRC); Former Senior Vice President, Medtronic (NYSE:  MDT); Director of Cardiovascular Systems, Inc. (NASDAQ: CSII); Director of Beta Bionics, Inc. since February 2020; Director of Methode Electronics, Inc. (NYSE: MEI) through September 2019; Director Clinical Innovations, LLC through December 2019; and Director of the Company.  As noted below, the Board of Directors has determined that Ms. Goldberg Aronson is independent.

Curt R. Hartman	56	2014	President & Chief Executive Officer of the Company; Director of the Company; former Interim Chief Executive Officer and Vice President, Chief Financial Officer of Stryker (NYSE: SYK).

Jerome J. Lande	44	2014
Partner and Head of Special Situations for Scopia Capital Management L.P.; Former Managing Partner of Coppersmith Capital; formerly a Partner at MCM Capital Management; Director of the Company;  Director for Itron, Inc. (NASDAQ: ITRI). As noted below, the Board of Directors has determined that Mr. Lande is independent.

Barbara J. Schwarzentraub	53	2019
Director and Divisional Chief Financial Officer for the Global Information Services Division of Caterpillar, Inc. (NYSE: CAT) through February 2020. As noted below, the Board of Directors has determined that Ms. Schwarzentraub is independent and is an audit committee financial expert.

Mark E. Tryniski	59	2007
President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU); former partner of PricewaterhouseCoopers LLP; Chair of the Board of the Company and previous Lead Independent Director; Director of New York Bankers Association; and Director of the New York Business Development Corporation.  As noted below, the Board of Directors has determined that Mr. Tryniski is independent, and is an audit committee financial expert.

Dr. John L. Workman	68	2015
Former Chief Executive Officer of Omnicare, Inc. and also former President, Chief Financial Officer and Executive Vice President; Director of the Company. Director of Agiliti, Inc. (formerly Universal Hospital Services); Director of Federal Signal Corp. (NYSE:  FSS) and former Director for Care Capital Properties (NYSE:  CCP).  As noted below, the Board of Directors has determined that Mr. Workman is independent, and is an audit committee financial expert.

More information concerning the directors and nominees is set forth below under the heading “Corporate Governance Matters – Directors, Executive Officers and Nominees for the Board of Directors.”

The Board of Directors unanimously recommends a vote “FOR ALL” for this proposal.

PROPOSAL TWO: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2020, subject to shareholder ratification.
Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020. Neither our certificate of incorporation nor our by-laws require that shareholders ratify the appointment of our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. The affirmative vote of a majority of votes cast at the meeting is the threshold for shareholder ratification of the appointment for 2020. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.
Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting either in-person or remotely via the online platform. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The Board of Directors unanimously recommends a vote “FOR” this proposal.
PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board requests your advisory vote on named executive officer compensation.
The Compensation Discussion and Analysis (“CD&A”) beginning on page 44 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and philosophy serve to attract, retain and motivate the NEOs to achieve value for our shareholders.
The Board encourages shareholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the Company’s policies and procedures are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement reflects and supports these compensation policies and procedures.
Accordingly, we are asking shareholders to approve the following non-binding resolution:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the proxy statement.
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review the voting results when evaluating our executive compensation programs.
The Company’s current policy is to provide shareholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of shareholders. The next advisory vote on the compensation of our NEOs will occur at the Company’s 2021 annual meeting of shareholders.
The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.

OVERVIEW OF PROPOSALS FOUR, FIVE AND SIX
Proposal 4 (the “Reincorporation Proposal”) is a proposal to change the Company’s state of incorporation from New York to Delaware. As described further in Proposal 4, if the Reincorporation is approved by the Company’s shareholders and implemented by the Company, the Company’s current New York charter and by-laws will be replaced by a new Delaware charter and by-laws. The new Delaware charter will implement certain governance changes (described further below) as compared to the Company’s current New York charter, including the subject matter covered in Proposal 5 (Written Consent) and Proposal 6 (Exculpation) (together, the “Delaware Charter Provision Proposals”). After a careful and thorough review of governance practices and trends, the Board made decisions with respect to proposing governance practices that promote shareholder democracy, Board accountability and responsiveness to shareholders while preserving appropriate flexibility for the Board to make value-maximizing decisions, all considered over the long term. As a practical matter, and as a matter of Delaware Law, the Board is presenting a single charter and set of by-laws for shareholder approval, in order for the Reincorporation Proposal to be effective under Delaware Law. After conducting this review, the Board believes that including the provisions set forth in the Delaware Charter Provision Proposals in the Company’s Delaware governing documents in connection with the proposed Reincorporation is in the best interests of the Company and its shareholders.

The Company’s shareholders are being asked to consider and vote separately on the Delaware Charter Provision Proposals in order to comply with the SEC’s guidance on the “unbundling” of proxy statement proposals under Rule 14a-4(a)(3), which requires a company to present separately for shareholder approval proposed changes to a company’s charter in connection with a transaction (such as the Reincorporation) when such changes would require shareholder approval if proposed in the absence of the transaction. Notwithstanding that each of Proposals 4, 5 and 6 is subject to a separate vote of the Company’s shareholders, these three proposals are being submitted to shareholders as a package and are each cross-conditioned on the approval of the others, for the reasons outlined above. Accordingly, if any of Proposals 4, 5 or 6 is not approved by shareholders, then the Company will not pursue the Reincorporation, at this time, and will continue to be incorporated in New York and governed by its current New York charter and by-laws.

PROPOSAL FOUR: REINCORPORATION OF THE COMPANY FROM NEW YORK TO DELAWARE

Our Board has unanimously approved and recommends to our shareholders this proposal to change the Company’s state of incorporation from New York to Delaware (the “Reincorporation”), subject to shareholder approval. The Reincorporation would be effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and between the Company and CONMED Corporation, a wholly-owned subsidiary of the Company incorporated in Delaware (“Newco”), in the form attached to this proxy statement under Exhibit A. Following the Reincorporation, the Company will no longer be a New York corporation governed by the Company’s current Certificate of Incorporation (the “New York Charter”) and its current By-laws (the “New York By-laws” and, together with the New York Charter, the “New York Governing Documents”) and will instead be a Delaware corporation governed by the proposed Delaware Certificate of Incorporation (the “Delaware Charter”) and the proposed Delaware By-laws (the “Delaware By-laws” and, together with the Delaware Charter, the “Delaware Governing Documents”), each in the form attached to this proxy statement under Exhibits B and C, respectively. These forms assume that the proposed provisions described in Proposals 5 and 6 are approved. Our Board has determined that the terms of the Merger Agreement, the Merger, the Delaware Charter and the Delaware By-laws are fair to, and in the best interests of, the Company and our shareholders.

For the reasons discussed below, the Board of Directors recommends that the shareholders vote FOR the Reincorporation Proposal. Approval of the Reincorporation Proposal will constitute adoption of the Merger Agreement and approval of the Delaware Charter (other than as set forth in Proposals 5 and 6) and Delaware By-laws. As discussed above, if either of the Delaware Charter provisions contemplated by Proposals 5 or 6 are not approved by shareholders, we will not proceed with the Reincorporation.

Reasons for the Reincorporation

•
Prominence, Predictability and Flexibility of Delaware Law: For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, modern and flexible corporate laws which are revised regularly to meet the changing legal and business needs of corporations organized in Delaware. To take advantage of Delaware’s flexible and responsive corporate laws, many corporations initially choose Delaware for their domicile or subsequently reincorporate there in a manner similar to that proposed by the Company. The Reincorporation will enable the Company and our shareholders to take advantage of the following benefits of incorporation in Delaware:

◦	the Delaware General Assembly, which each year considers and adopts statutory amendments that are designed to meet changing business needs;

◦	the General Corporation Law of the State of Delaware (the “DGCL”), which is generally acknowledged to be the most advanced and flexible corporate statute in the country;

◦	a well-established body of case law construing the DGCL, which has been developed over the last century, will provide a greater measure of predictability than exists in any other jurisdiction;

◦
the Delaware Court of Chancery, which brings to its handling of complex corporate issues a level of experience, a speed of decision, and a degree of sophistication and understanding unmatched by any other court in the country, as well as the highly regarded Delaware Supreme Court;

◦	the responsiveness and efficiency of the Division of Corporations of the Secretary of State of Delaware;

◦
the certainty afforded by the well-established principles of corporate governance under Delaware law, which will, among other benefits, assist the Company in continuing to attract and retain outstanding directors and officers; and

◦	the ability to secure insurance for a broader range of risks (including punitive damages awards) under Delaware law than is permitted by New York law.

•
Increased Certainty of Law Concerning Exculpation Enhances Opportunity for Directors and Officers to Make Strategic, Value-Enhancing Decisions: The vast majority of public companies are incorporated in Delaware, whose corporate law is more familiar to directors and officers, and offers greater certainty and stability from the perspective of those who serve as corporate officers and directors. Additionally, although both New York and Delaware law permit a corporation to include a provision in the charter to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, the Company’s New York Charter does not include this provision and the parameters of director and officer liability are more extensively addressed in Delaware court decisions and are therefore better defined and understood than under New York law.  The Board of Directors believes that the Reincorporation will enhance our ability to allow directors and officers to continue to make independent, value-enhancing decisions in good faith on behalf of the Company. We are in a competitive industry and compete to secure transactions and to take advantage of strategic opportunities. We believe our ability to make good decisions quickly is a competitive advantage. This is important given that the growing frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to and defend against such claims, regardless of the merit or the lack thereof, can be substantial. As a result, we believe that the better understood and comparatively stable corporate environment afforded by Delaware law will enable us to compete more effectively by creating more certainty around our decision-making, and that as more fully described in Proposal 6, the Reincorporation will help ensure that concerns about exposure to personal liability will not adversely affect the ability to make the difficult, potentially value-maximizing business decisions that are necessary in today’s highly competitive business environment.

•
Shareholder Friendly Governance Changes: If the Reincorporation is effected, shareholders will continue to elect all directors on an annual basis under a plurality voting standard (subject to a resignation policy for directors that do not receive a majority of votes cast in uncontested elections, as further described under Proposal 1). Additionally, in connection with the Reincorporation the Company plans to make the following changes to the corporate governance provisions in the Company’s current charter and by-laws in order to promote shareholder participation and enhance corporate democracy (all of which are discussed in more detail below):

◦
Elimination of Supermajority Voting Requirements for Certain Transactions. The Board believes that majority shareholder approval for corporate transactions is consistent with the principles of corporate democracy. Under New York law and the Company’s New York Charter, two-thirds supermajority approval is required for mergers not involving interested shareholders or subsidiaries of the company. A two-thirds supermajority approval requirement allows a minority of the Company’s shareholders to block approval of transactions that may otherwise have the support of a majority of the Company’s shareholders. In contrast, under Delaware law and the Delaware Charter, only majority shareholder approval will be required for such mergers.

◦
Creation of Shareholder Special Meeting Rights: The Board believes that shareholders benefit from being able to call meetings of shareholders between annual meetings to consider matters that require prompt attention, subject to appropriate procedures to prevent abuse and a waste of corporate resources by a small minority of shareholders. While the Company’s New York By-laws do not permit shareholders to call special meetings, the Delaware By-laws will.

◦
Action by Written Consent: The Board believes that shareholder participation and corporate democracy are enhanced if shareholders, subject to reasonable safeguards, have the right to take action without a meeting by written consent. The New York By-laws require unanimous written consent, which, as a practical matter, makes acting by written consent extremely difficult. As a result of the Reincorporation, the threshold for shareholder action by written consent will be lowered to the minimum number of votes necessary to take the action (generally, a majority). Additionally, as further described in Proposal 5, this right to act by written consent will be subject to reasonable requirements to protect against abuse and the disenfranchisement of minority shareholders by ensuring, among other things, that all shareholders are given the opportunity to consider any proposed action, express their views and vote on the proposed action.

◦
Adoption of Proxy Access: Proxy access allows shareholders who meet certain requirements to nominate directors on the company’s proxy card, which makes it easier and more cost effective for a shareholder to nominate a director to the board. The Company’s New York By-Laws do not contain a proxy access provision, however, the Delaware By-Laws will.

While the Board of Directors believes that the Reincorporation is in the best interests of the Company and its shareholders, it should be noted that the interests of the Board, management and affiliated shareholders in voting on the Reincorporation may not be the same as those of unaffiliated shareholders. Delaware law does not afford minority shareholders all of the same substantive rights and protections available under New York law. On the other hand, Delaware law allows a majority of shareholders to take certain actions that New York law only allows to be taken if all shareholders unanimously agree. For a comparison of shareholders’ rights under Delaware and New York law, see the section entitled “Comparison of Shareholder Rights Before and After the Reincorporation” below.
The Reincorporation Process
The following discussion is qualified in its entirety by reference to the Merger Agreement and by the applicable provisions of New York law and Delaware law.

The Reincorporation will effect only a change in the legal domicile of the Company and other changes of a legal nature. The Reincorporation will not result in any change in the name, business, management, fiscal year, accounting, location of the principal executive offices, assets or liabilities of the Company. The current officers and directors of the Company will continue as officers and directors of Newco.

If this Reincorporation Proposal and the Delaware Charter Provision Proposals are approved, then in order to effect the Reincorporation, at the effective time (the “Effective Time”):

•	the Company will merge with and into Newco (the “Merger”) and Newco will be the surviving entity and the Company will cease to exist as a separate entity;

•	the shareholders of the Company will become the shareholders of Newco;

•	the outstanding shares of the Company’s Common Stock will automatically convert on a one-to-one basis into shares of the common stock of Newco (“Newco Common Stock”);

•
each outstanding option to purchase shares of the Company’s Common Stock will be converted into an option to acquire an equal number of shares of Newco Common Stock, with no change in the exercise price or other terms or provisions of the option;

•
each other equity award relating to the Company’s Common Stock will be deemed to be an equity award for the same number of shares of Newco Common Stock, with no change in the terms or provisions of the equity award;

•	Newco will possess all of the assets, liabilities, rights, privileges and powers of the Company and Newco;

•	Newco will be governed by the applicable laws of Delaware and by the Delaware Charter and Delaware By-laws;

•	the officers and directors of the Company will become the officers and directors of Newco; and

•	Newco will operate under the name CONMED Corporation and the Newco Common Stock will be listed on the New York Stock Exchange with the ticker symbol of CNMD.

Certain material differences between the corporate laws of New York and Delaware, and between the Company’s current New York Governing Documents and the Delaware Governing Documents that Newco will be governed by, are discussed further below under the heading “Comparison of Shareholders Rights Before and After the Reincorporation.” A copy of the existing certificate of incorporation and by-laws of the Company are available for inspection by our shareholders upon reasonable notice during regular business hours, at the Company’s principal executive offices located at 525 French Road, Utica New York.

The Reincorporation will become effective upon the filing of the certificate of ownership and merger (the “Delaware Certificate of Merger”) with the Secretary of State of Delaware and the certificate of merger (the “New York Certificate of Merger”) with the Secretary of State of New York. These filings are anticipated to be made as soon as practicable after receiving the requisite shareholder approval and all other necessary approvals (if any). Nonetheless, the Board will have the right, at any time prior to the Effective Time, to abandon the Merger and thus the Reincorporation and take no further action towards reincorporating the Company in Delaware, even after shareholder approval, if for any reason the Board determines that it is not advisable to proceed with the Reincorporation.
Regulatory Approvals and Third-Party Consents
Other than receipt of shareholder approval and the filing of the Delaware Merger Certificate with the Delaware Secretary of State and the New York Merger Certificate with the New York Secretary of State, to our knowledge there are no federal or state regulatory requirements or approvals that must be obtained in order for us to consummate the Reincorporation. Although the Reincorporation will require a technical relisting of our CONMED stock on the New York Stock Exchange following the Reincorporation, our common stock will continue to be traded on the New York Stock Exchange under the same ticker symbol, “CNMD.” To the extent the Reincorporation will require the consent or waiver of a third party (for example, the consent of the Company’s primary lender), the Company will use commercially reasonable efforts to obtain such consent or waiver before completing the Reincorporation. If a material consent cannot be obtained, the Company may determine not to proceed with the Reincorporation.

Employee and Director Benefit Matters

All employee benefit plans of the Company will be continued by the Newco. The Company’s other employee benefit arrangements will also be continued by Newco upon the terms and subject to the conditions in effect prior to the Reincorporation. The Reincorporation will not accelerate the time of payment or vesting, or increase the amount of compensation or benefits under, any of the Company’s agreements with its directors and employees or any of its compensation and benefit programs.
Effect of the Reincorporation on Stock Certificates
If this Reincorporation Proposal and both of the Delaware Charter Provision Proposals are approved, and the Company proceeds with the Reincorporation, it will not be necessary for shareholders to exchange their existing stock certificates for Newco stock certificates. However, if at any time on or after the Effective Time a shareholder wishes to acquire a stock certificate referring to Delaware as Newco’s state of incorporation, the shareholder may do so by surrendering its, his or her certificate to the transfer agent for Newco with a request for a replacement certificate. Following the Reincorporation, the transfer agent for Newco will continue to be Computershare Trust Company, N.A.

The Reincorporation will have no effect on the transferability of outstanding stock certificates representing the Company’s common stock.
Dissenters’ Rights of Appraisal
Pursuant to New York law, if the Reincorporation is approved by the Company’s shareholders, shareholders who dissent from the Reincorporation will not be entitled to appraisal rights.
Certain U.S. Federal Income Tax Consequences of the Reincorporation
The following is a brief summary of certain U.S. federal income tax consequences to holders of the Company’s Common Stock who receive Newco Common Stock as a result of the Reincorporation. The summary sets forth such consequences to the Company’s shareholders who hold their shares as a capital asset (generally, an asset held for investment).

This summary is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to a shareholder. Shareholders are urged to consult their tax advisors to determine the particular tax consequences of the Reincorporation, including the applicability and effect of federal, state, local or foreign tax laws. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, and rulings and decisions in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

The Company has neither requested nor received a tax opinion from legal counsel with respect to the U.S. federal income tax consequences of the Reincorporation. No rulings have been or will be requested from the Internal Revenue Service as to the federal income tax consequences of the Reincorporation.

The Reincorporation provided for in the Merger Agreement is intended to be treated as a “tax-free” reorganization as described in Section 368(a)(1)(F) of the Code. Assuming that the Reincorporation qualifies as a “tax-free” reorganization, no gain or loss will be recognized to the holders of the Company’s Common Stock as a result of the consummation of the Reincorporation, and no gain or loss will be recognized by the Company or Newco. The basis of the acquired assets in the hands of Newco will be the same as CONMED's basis in such assets. Each former holder of the Company’s Common Stock will have the same basis in Newco Common Stock received by that holder pursuant to the Reincorporation as was the basis in the Company Common Stock held at the time the reincorporation was consummated. Each shareholder’s holding period with respect to the Newco Common Stock will include the period during which that shareholder held the corresponding the Company’s Common Stock, provided the latter was held by such holder as a capital asset at the time the Reincorporation was consummated.
Accounting Treatment
The Reincorporation would be accounted for as a reverse merger under which, for accounting purposes, Newco would be considered the acquirer and would be treated as the successor to the Company’s historical operations. Accordingly, the Company’s historical financial statements would be treated as the financial statements of Newco.
Comparison of Shareholder Rights Before and After the Reincorporation
Subject to shareholder approval prior to the Effective Time, the Company will change its state of incorporation to Delaware and will thereafter be governed by the DGCL, the Delaware Charter and the Delaware By-laws. There are certain differences between the rights of our shareholders under:

•	the DGCL, the proposed Delaware Charter and the proposed Delaware By-laws (collectively, such rights, the “Delaware Rights”); and

•
the New York Business Corporation Law (the “NYBCL”), the New York Charter and the New York By-laws (collectively, such rights, the “New York Rights”), copies of which have been filed with the Securities and Exchange Commission.

Set forth below is a table that summarizes some of the significant differences in the Delaware Rights and the New York Rights. Unless otherwise specified in the table, the New York Governing Documents do not differ from the default provisions of the NYBCL and the Delaware Governing Documents do not differ from the default provisions of the DGCL. The following summary does not purport to be a complete statement of the Delaware Rights and the New York Rights, and is qualified in its entirety by reference to the full text of the New York Governing Documents, the Delaware Governing Documents, the NYBCL and the DGCL.

Provision	New York	Delaware
Removal of Directors
Under the NYBCL, shareholders can remove directors for cause and, if provided in the certificate of incorporation or by-laws, without cause. The board can remove directors with or without cause if provided in the charter or a bylaw adopted by shareholders.
Under the New York Charter, directors may be removed by the vote of the Board or a majority of shareholders entitled to vote, in each case only for cause.

With limited exceptions applicable to classified boards and cumulative voting provisions, under the DGCL directors may be removed, with or without cause, by the holders of a majority of shares then entitled to vote in an election of directors. Under the DGCL, directors may not be removed by the board of directors.

Filling Board Vacancies and Newly Created Vacancies
Under the New York By-laws, if a director resigns or is removed for cause, then the board may fill the vacancy, but if a director is removed without cause, shareholders must fill the vacancy. Newly created directorships resulting from an increase in the number of directors may be filled by the board.

The Delaware By-laws provide that a vacancy on the Board, whether created as a result of death, resignation or otherwise, or a newly created directorships created by an increase in the total number of directors may be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum. Under the DGCL, vacancies and newly created directorships may also be filled by the shareholders entitled to vote thereon unless the bylaws otherwise provide. The Delaware By-laws do not provide otherwise.

Shareholder Right to Call Special Meetings	Under the New York By-laws, special meetings of shareholders may only be called by the Board, the Chair or the President.
Under the Delaware By-laws, special meetings of shareholders may be called by the Board, the Chair, the Lead Independent Director or the President. In addition, the Delaware By-laws provide that, upon the written request of one or more shareholders holding at least 25% of the Company’s outstanding stock entitled to vote, the Company will call a special meeting of shareholders, subject to the procedural and informational requirements for calling special meetings of shareholders set forth in the Delaware By-laws.

Shareholder Action by Written Consent
Under the NYBCL, unless otherwise specified in the certificate of incorporation, shareholder action in lieu of a meeting is permitted to be taken by unanimous written consent of those shareholders who would have been entitled to vote on a given action at a meeting.
The New York By-Laws requires unanimous written consent in order for shareholders to take action without a meeting.

Under the DGCL, unless the certificate of incorporation provides otherwise, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consent to the action in writing.
Under the Delaware Charter, shareholders can take action by written consent if stockholders holding not less than the minimum number of votes required to authorize or take such action consent. Subject to the approval of Proposal 5 and as further described in Proposal 5 below, the Delaware Charter will provide for certain procedural safeguards in connection with actions taken by written consent, include a minimum ownership threshold, a requirement that written consents must be solicited from all shareholders, and a waiting period before consents can be delivered to ensure that all shareholders have sufficient time to consider the merits of any proposals.

Notice of Shareholder Meetings
Under the New York By-laws, notice of shareholder meetings must be given personally or by first class mail to each shareholder entitled to vote at the meeting not less than 10 nor more than 50 days before the meeting.

Under the DGCL and the Delaware By-laws, notice of shareholder meetings may be given by mail, courier service, email (unless the shareholder has notified the Company of an objection to receiving notice by email) or another form of electronic transmission consented to by the shareholder. Notice to each shareholder, regardless of method of delivery, will be delivered not less than 10 nor more than 60 days before the meeting.

Advance Notice Requirements
Under the New York By-laws, in order to submit a proposal or a director nomination at an annual meeting of shareholders, shareholders must provide the Company with advance notice of such proposal or nomination not less than 60 nor more than 90 days prior to the meeting; provided, however, that if the Company provides less than 70 days’ notice or prior public disclosure of the date of the annual meeting, then shareholders must deliver their notice no later than 10 days following the date the Company provided the notice or public disclosure of the meeting date.

Under the Delaware By-laws, in order to submit a proposal or director nomination at an annual meeting of shareholders, shareholders must provide the Company with advance notice of such proposal or nomination not less than 60 nor more than 90 days prior to the first anniversary of the previous year’s annual meeting; provided, however, that if the date of the upcoming meeting is delayed or advanced more than 30 days from such anniversary, then the notice must be received on the later of the 90th day prior to the upcoming annual meeting date or the 10th day following the day on which public announcement of the upcoming annual meeting date is first made.

Shareholder Vote Required for Certain Transactions
Under the NYBCL, a merger, consolidation or sale of all or substantially all of a corporation’s assets must be approved by the corporation’s board of directors and, for companies in existence prior to February 22, 1998 (including the Company), unless the certificate of incorporation of the corporation provides otherwise, two-thirds of outstanding shares entitled to vote in order to adopt the plan of merger.
In a merger between a parent and a subsidiary corporation (in which the parent owns at least 90% of the outstanding shares), there is no requirement of shareholder approval from either corporation, provided the subsidiary is merged into a parent corporation.
Notwithstanding shareholder authorization and at any time prior to the filing of the certificate of merger or consolidation, the plan of merger or consolidation may be abandoned pursuant to a provision for such abandonment, if any, contained in the plan of merger or consolidation.
Pursuant to the terms of the Merger Agreement, the Merger may be abandoned by the Board. at any time prior to the Effective Date.

Under the DGCL, a merger, consolidation or sale of all or substantially all of a corporation’s assets must generally be approved by the corporation’s board of directors and a majority of the outstanding shares entitled to vote.
In a merger between a parent and a subsidiary corporation (in which the parent owns at least 90% of the subsidiary's outstanding stock), there is no requirement of shareholder approval from either corporation, provided the subsidiary is merged into a parent corporation.
Delaware law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if:
(a) the plan of merger does not amend the existing certificate of incorporation;
(b) each share of stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding share after the merger; and
(c) either (i) no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or (ii) the authorized unissued shares or shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Limitations on Director Liability; Exculpation
Under the NYBCL, if a corporation’s certificate of incorporation so provides, the personal liability of a director for breach of fiduciary duty as a director may be eliminated or limited. A corporation’s certificate of incorporation, however, may not limit or eliminate a director’s personal liability (a) if a judgment or other final adjudication adverse to the director establishes that the director acted in bad faith or engaged in intentional misconduct or a knowing violation of law, personally gained a financial profit to which the director was not legally entitled, or violated certain provisions of the NYBCL, or (b) for any act or omission prior to the adoption of such provision in the certificate of incorporation.
The New York Charter does not currently contain a provision limiting the personal liability of directors.

Under the DGCL, if a corporation’s certificate of incorporation so provides, the personal liability of a director for monetary damages for breach of fiduciary duty as a director may be eliminated or limited. A corporation’s certificate of incorporation, however, may not limit or eliminate a director’s personal liability (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) for the payment of unlawful dividends, stock repurchases or redemptions, or (d) for any transaction in which the director received an improper personal benefit.
Subject to approval of Proposal 6 and as further described in Proposal 6 below, the Delaware Charter will contain a provision eliminating the personal liability of directors for monetary damages to the fullest extent permitted by law.

Indemnification
Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, by reason of the fact that he was a director or officer of the corporation, or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. Unless judicially authorized, corporations may not indemnify a person in connection with a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation. However, no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.
The New York By-laws require the Company to indemnify directors and officers to the fullest extent of the law, but provides that no indemnification is required with respect to any settlement or disposition of a proceeding unless the Company has given its prior consent to such settlement/disposition. The New York By-laws also permit the Company to indemnify employees and to advance expenses to any person entitled to indemnification upon request.

Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to a proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against amounts reasonably incurred by the person in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Unless judicially authorized, corporations may not indemnify a person in connection with a proceeding by or in the right of the corporation in which the person was adjudged liable to the corporation. However, a corporation must indemnify an officer or director “to the extent” the person is successful on the merits or otherwise in defending himself or herself.
Similar to the New York By-laws, the Delaware Charter contains a provision requiring the indemnification of directors and officers to the fullest extent permitted by law, but provides that no indemnification is required with respect to any settlement or disposition of a proceeding unless the Company has given its prior consent to such settlement/disposition. The Delaware By-laws also permits the Company to indemnify employees and to advance expenses to any person entitled to indemnification upon request.

Appraisal Rights
Under the NYBCL, shareholders who follow certain procedures are entitled to exercise appraisal rights in the event of certain mergers or consolidations, share exchanges, sales, leases, exchanges or other dispositions of all or substantially all of the property of the Company.
However, in the case of a merger or consolidation appraisal rights are not available:
(a) to a shareholder of the parent corporation in a merger between a parent and a subsidiary corporation;
(b) to a shareholder of the surviving corporation in a merger authorized under the NYBCL, other than a merger specified above, unless such merger effects one or more of certain specified changes in the rights of the shares held by such shareholder; or
In addition, in the case of a merger, consolidation or share exchange, appraisal rights are not available to a shareholder for the shares of any class or series of stock, which shares or depository receipts, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the plan of merger or consolidation, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.
Because the Company is listed on the New York Stock Exchange, no appraisal rights are available to the Company’s shareholders under New York law in the event of a merger, consolidation or share exchange.

Under the DGCL, shareholders of record who follow certain procedures are generally entitled to appraisal rights only in the case of certain mergers or consolidations.
However, appraisal rights are generally not available under the DGCL with respect to shares of any class or series of stock that is listed on a national securities exchange or held of record by more than 2,000 shareholders unless the shares are entitled to receive in the merger or consolidation anything other than:
(a) shares of stock of the corporation surviving or resulting from such merger or consolidation,
(b) shares of stock of any other corporation which at the effective date of the merger of consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders,
(c) cash in lieu of fractional shares of the corporation described in the foregoing clauses (a) and (b), or
(d) any combination of clauses (a), (b), or (c).
In cases where appraisal rights are available, the DGCL permits a shareholder who has received notice of appraisal rights, and who has not voted in favor of the merger (i.e., the shareholder can either vote against or abstain from voting) and who has submitted a timely written demand for appraisal, to file a petition with the Court of Chancery of the State of Delaware to demand a determination of the fair value of such shareholders’ shares. Such petition must be filed within 120 days after the effective date of a merger or consolidation.

Shareholder Right to Inspect Shareholder List
Under the NYBCL, a shareholder of record may inspect the list of record shareholders upon giving at least five days’ written demand to do so. The inspection may be denied if the shareholder refuses to give an affidavit that such inspection is not desired for a purpose which is in the interest of a business other than the business of the corporation and that the shareholder has not been involved in selling or offering to sell any list of shareholders of any corporation within the preceding five years.

Under the DGCL, any shareholder may upon making a demand under oath stating the purpose thereof, inspect the shareholders’ list for any purpose reasonably related to the person’s interest as a shareholder. In addition, for at least 10 days prior to each shareholder meeting, a Delaware corporation must make available for examination a list of shareholders entitled to vote at the meeting.

Business Combinations with Interested Shareholders
Under the NYBCL, a publicly traded New York corporation is prohibited from engaging in any “business combination” with an “interested shareholder” for a period of five years following the date the shareholder became an interested shareholder, unless:
(a) the board of directors approves either the business combination or the acquisition of stock by the interested shareholder before the interested shareholder acquires his or her shares;
(b) five years after such interested shareholder acquires his or her shares, the holders of a majority of the outstanding voting stock not beneficially owned by such interested shareholder approves the business combination; or
(c) the business combination meets certain fair price procedural requirements.
An “interested shareholder” under the NYBCL is generally a beneficial owner of at least 20% of the corporation’s outstanding voting stock.
“Business combinations” under the NYBCL include mergers and consolidations between corporations or with an interested shareholder; sales, leases, mortgages or other dispositions to an interested shareholder of assets with an aggregate market value which either equals 10% or more of the corporation’s consolidated assets or outstanding stock, or represents 10% or more of the consolidated earning power or net income of the corporation; issuances and transfers to an interested shareholder of stock with an aggregate market value of at least 5% of the aggregate market value of the outstanding stock of the corporation; liquidation or dissolution of the corporation proposed by or in connection with an interested shareholder; reclassification or recapitalization of stock that would increase the proportionate stock ownership of an interested shareholder; and the receipt by an interested shareholder of any benefit from loans, guarantees, pledges or other financial assistance or tax benefits provided by the corporation.
A New York corporation may elect to waive the above restrictions in its original certificate of incorporation or in a by-law, which is approved by the affirmative vote of a majority of the outstanding voting stock of the corporation, excluding the stock owned by the interested shareholders and its affiliates and associates.
Neither the New York Charter nor the New York By-laws have waived these restrictions.

Under the DGCL, subject to certain exceptions specified therein, a corporation is prohibited from engaging in any “business combination” with any “interested shareholder” for a three-year period following the date that such shareholder becomes an interested shareholder unless:
(a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;
(b) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers and employee stock purchase plans in which employee participants do not have the right to determine confidentially whether plan shares will be tendered in a tender or exchange offer); or
(c) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.
An “interested stockholder” under the DGCL is any person other than the corporation and its majority-owned subsidiaries who owns at least 15% of the outstanding voting stock, or who is an affiliate or associate of the corporation and owned at least 15% within the preceding three years.
“Business combinations” under the DGCL include, subject to certain exceptions specified therein, mergers and consolidations between corporations or with an interested shareholder; sales, leases, mortgages or other dispositions to an interested shareholder of assets of the corporation or one of its majority-owned subsidiaries with an aggregate market value which either equals 10% or more of the corporation’s consolidated assets or outstanding stock; issuances and transfers to an interested shareholder of stock; any transaction with an interested shareholder that would increase the proportionate stock ownership of an interested shareholder; and the receipt by an interested shareholder of any benefit from loans, guarantees, pledges or other financial benefits provided by the corporation.
A Delaware corporation may elect to waive the above restriction in its certificate of incorporation.
The Delaware Charter does not exclude Newco from the restrictions imposed under Section 203 of the DGCL.

Anti-Greenmail Provision
Under the NYBCL, the Company is prohibited from purchasing or agreeing to purchase more than 10% of its stock from a shareholder at a price greater than the market value of the stock unless the purchase is approved by the Board and a majority of shareholders entitled to vote. However, this restriction does not apply when the Company offers to purchase shares from all of its shareholders or with respect to stock that a shareholder has owned beneficially for more than two years.

The DGCL does not contain a similar restriction on the Company’s ability to purchase its own stock.

Other Constituency Statute
Under the NYBCL when making corporate decisions, directors are entitled to consider the long-term and/or short-term effects of any action on shareholders, employees, customers, creditors and the communities in which the corporation does business.

The DGCL does not expressly permit directors to consider constituencies other than stockholders when making corporate decisions.
Transactions with Officers and Directors
Under the NYBCL, a contract or other transaction between a corporation and one or more of its directors, or an entity in which they have an interest, is not void or voidable solely because of such interest or the participation of the director or in a meeting of the board of directors or a committee which authorizes the contract or transaction if:
(a) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the board or committee, and the board or committee approves such contract or transaction by a vote sufficient for such purpose without counting the vote of such interested director or, if the votes of the disinterested directors are insufficient to constitute an act of the board, by unanimous vote of the disinterested directors; or
(b) the material facts as to such director’s interest in such contract or transaction and as to any such common directorship, officership or financial interest are disclosed in good faith or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of such shareholders; or
(c) the contract or transaction was fair and reasonable as to the corporation at the time it was approved by the board, a committee or the shareholders.

Under the DGCL, a contract or transaction between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board of directors or a committee which authorizes the contract or transaction if:
(a) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of disinterested directors, even though the disinterested directors are less than a quorum;
(b) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or
(c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Loans to, and Guarantees of, Directors
Under the NYBCL, a corporation may not lend money to, or guarantee the obligation of, a director unless (1) the shareholders (other than the interested director) approve the transaction; or (2) for corporations in existence on February 22, 1998 (including the Company), if the certificate of incorporation provides that the board may approve the transaction if it determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan authorizing loans and guarantees. The NYBCL provides that a guarantee may not be given by a New York corporation, if not in furtherance of its corporate purposes, unless it is authorized by two-thirds of the votes of all outstanding shares entitled to vote.
Under the New York By-laws, no loan, except advances in connection with indemnification, may be made by the Company to any of its directors unless authorized by the Company’s shareholders.

Under the DGCL, a board of directors may generally authorize loans by the corporation to, and guarantees by the corporation of any obligations of, any director of the corporation who is also an officer or other employee of the corporation whenever, in the judgment of the board of directors, such loan or guarantee may reasonably be expected to benefit the corporation and such guarantee is necessary or convenient to the conduct, promotion or attainment of the business of the corporation. The DGCL does not include a restriction on guarantees by a corporation similar to those imposed under the NYBCL.

Exclusive Forum
There is no statutory provision in the NYBCL explicitly authorizing a company to designate an exclusive forum for certain types of litigation. The New York Charter and By-laws do not specify an exclusive forum.

As permitted under the DGCL, the Delaware By-laws provide that unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Delaware Charter or the Delaware By-laws, (iv) any action to interpret, apply, enforce or determine the validity of the Delaware Charter or the Delaware By-laws, or (v) any action asserting a claim governed by the internal affairs doctrine (or, if the Court of Chancery does not have jurisdiction, then the Superior Court of the State of Delaware, or if no state court in Delaware has jurisdiction, the federal district court for the District of Delaware); and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Amendments to Charter
Under the NYBCL, except for certain ministerial changes, and except as otherwise required under a certificate of incorporation, a corporation’s certificate of incorporation may be amended only if authorized by the board of directors and approved by the holders of a majority of the outstanding stock entitled to vote on such amendment.
However, wherever the certification of incorporation requires action by the board or the holders of securities having voting power greater than is required by law, then such provision may not be altered, amended or repealed except by such greater vote.
Additionally, wherever the NYBCL requires a vote greater than a majority of the outstanding stock, then any amendment to the certificate of incorporation for the purpose of reducing this voting threshold may not be adopted except by the vote of shareholders having voting power that is at least equal to that which would be required to take the action.

Under the DGCL, except for certain ministerial changes, and except where a greater shareholder vote is required by a certificate of incorporation, a corporation’s certificate of incorporation may be amended only if the board adopts a resolution setting forth the proposed amendment and deeming it advisable and such proposed amendment is approved by the holders of a majority of the outstanding stock entitled to vote on such amendment.
However, wherever the certificate of incorporation requires action by the board or the holders of securities having voting power that is greater than is required by law, such provision may not be altered, amended or repealed except by such greater vote.
Additionally, the DGCL provides that the holders of the outstanding shares of a class shall be entitled to vote as a class on any amendment, whether or not entitled to vote thereon by the certificate of incorporation, to increase or decrease the aggregate number of authorized shares of such class (unless the certificate of incorporation provides otherwise), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely (provided that in the case of any such amendment that adversely affects the powers, preferences or special rights of one or more series of any class but does not so affect the entire class, then only the shares of the series so affected shall be considered a separate class for this purpose).

Amendment of By-laws
Under the NYBCL, a corporation’s by-laws may be amended by the vote of the holders of a majority of the votes cast with respect to such amendment (rather than a majority of the shares outstanding) or, if permitted under the corporation’s certificate of incorporation or a bylaw adopted by the shareholders, by the board of directors.
The New York Charter provides that the Board may amend the New York By-laws without shareholder approval, but any bylaw adopted by the Board may be amended or repealed by the shareholders.

Under the DGCL, the vote of a majority of the shares cast at a meeting of the shareholders is required to adopt, amend or repeal the by-laws, unless the certificate of incorporation or by-laws provide otherwise. If permitted under the corporation’s certificate of incorporation, the board of directors may also take such action.
Under the Delaware By-laws, shareholders may amend the bylaws by the vote of a majority of the outstanding shares of the Company entitled to vote thereon. The Delaware Charter also provides that the Board may amend the Delaware By-laws without shareholder approval, however, any bylaw adopted by the Board may be amended or repealed by shareholders.

Expiration of Proxies	Under the NYBCL, a proxy executed by a shareholder will remain valid for eleven months unless the proxy provides for a longer period.	Under the DGCL, a proxy executed by a stockholder will remain valid for a period of three years unless the proxy provides for a longer period.

Required Vote
The Reincorporation has been approved by the Board of Directors. Under New York law, the affirmative vote of the holders of two-thirds of the Company’s outstanding shares entitled to vote on this Reincorporation Proposal is required for approval of the Reincorporation.
Consequences of Shareholder Vote
This Proposal 4 is separate from, but contingent upon the approval of, both Proposals 5 and 6. As a result, if either or both of Proposals 5 and 6 are not approved by shareholders, we will not proceed with the Reincorporation regardless of whether this Proposal 4 is approved. Further, if this Proposal 4 is not approved, neither Proposal 5 nor Proposal 6 will become effective and we will continue to be incorporated in New York and governed by our New York Governing Documents.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL FIVE: WRITTEN CONSENT PROCEDURAL PROVISION
As described in Proposal 4 above, consistent with the default threshold under New York law, the Company’s current New York By-laws require unanimity in order for shareholders to act by written consent without a meeting. As a practical matter, this makes acting by written consent extremely difficult. If the Reincorporation-related proposals are approved and implemented, then the Board plans to instead adopt the Delaware law default for shareholder action by written consent by lowering the threshold for action by written consent to the minimum number of votes necessary to take the action at which the holders of all shares entitled to vote thereon were present and voted (generally, a majority of the outstanding shares). The Board believes that shareholder participation and corporate democracy are enhanced if shareholders have the right to take action without a meeting by written consent, provided that this right is subject to reasonable safeguards to enhance transparency and prevent the disenfranchisement of minority shareholders and the waste of corporate resources. As a result, the Board has unanimously approved, and recommends to shareholders for approval, this proposal to include the provision set forth in the Fifth Article of the Delaware Charter with the following procedural and other safeguards in connection with taking action by written consent:

•
To reduce the risk that a small group of short-term, special interest or self-interested shareholders initiate actions that are not in the best interests of the Company or its shareholders and reduce unnecessary financial and administrative burdens on the Company as a result of a consent solicitation that has received limited support, the proposed provision requires holders of at least 25% of the Company’s outstanding common stock (provided that such shares are determined to be Net Long Shares (as defined in the Delaware By-Laws) that have been held continuously for at least one year prior to the request) to request that the Board set a record date to determine the shareholders entitled to act by written consent. The Board believes that this 25% threshold strikes the right balance between enhancing the ability of our shareholders to initiate shareholder action and discouraging certain shareholders from engaging in consent solicitations that are only relevant or meaningful to very narrow constituencies.

•
To protect against minority shareholder disenfranchisement, written consents will have to be solicited from all shareholders, giving each shareholder the right to consider and act on the proposed action. This safeguard will eliminate the possibility that a small group of shareholders can take an action that could have significant implications for the Company and all shareholders without a public and transparent discussion of the merits of any proposed action and without notice to, or input from, all of our shareholders.

•
To ensure a prompt and orderly process for shareholder action and establish a reasonable deadline for the Board to properly evaluate and respond to a shareholder request for setting a record date, the proposed provision requires that the Board act, with respect to a valid request, to set a record date by the later of (i) 20 days after delivery of a valid request to set a record date; and (ii) 10 days after delivery by the shareholder(s) of any information requested by the Company to determine the validity of the request for a record date or to determine whether the requested action may be effected by written consent. In addition, the record date for determining the shareholders entitled to act by written consent cannot be more than 10 days after the date on which the Board takes action to set a record date. Should the Board fail to set a record date by the required date, the record date will be deemed to be the date on which the first signed consent is delivered to the Company.

•
To ensure transparency in the written consent process, any shareholder(s) seeking to act by written consent will be required to provide the same information as would be required with respect to a proposal to nominate a director or to be acted upon at a shareholders’ meeting.

•
To ensure that shareholders have sufficient time to consider the merits of any matter proposed to be acted upon by written consent, any statements in opposition to the proposed action by the other shareholders and the Board’s presentation of its views regarding such matter, the proposed amendments prohibit dating and delivering consents until 60 days after the delivery of a valid request to set a record date.

•
To avoid an unduly protracted campaign that will disrupt the Company and as required under Delaware law, in order for an action to be effective, consents signed by a sufficient number of shareholders must be delivered to the Company no later than 60 days after the first date on which a consent is delivered to the Company.

•
To ensure that written consent is in compliance with applicable laws and is not duplicative, the written consent process would not be available for a limited number of matters, specifically: (i) those matters that are not a proper subject for shareholder action under applicable law, or if the request involves a violation of the federal proxy rules or other applicable law, (ii) if the request to set a record date is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting, (iii) if an identical or substantially similar item (other than the election or removal of directors) was presented at a meeting of shareholders held not more than 12 months before the request for a record date is received by the Company, (iv) if an identical or substantially similar item consisting of the election or removal of directors was presented at a meeting of shareholders held not more than 90 days before the request for a record date was received by the Company, or (v) if an identical or substantially similar item is included in the Company’s notice of meeting for a meeting that has been called but not yet held or that is called to be held within 90 days after the request for a record date is received by the Company.

The foregoing summary of the proposed written consent provision does not purport to be complete and is qualified in its entirety by reference to the text of the Fifth Article of the proposed Delaware Charter, which is attached to this proxy statement as Exhibit B.
Required Vote
Approval of this Proposal 5 requires the affirmative vote of a majority of the outstanding shares of the Company’s stock entitled to vote on this proposal.
Consequences of Shareholder Vote
This Proposal 5 is separate from, but contingent upon on the approval of, both Proposals 4 and 6. As a result, if either of Proposals 4 or 6 is not approved by shareholders, this Proposal 5 will not become effective and we will continue to be governed by the unanimous written consent provision included in our New York By-laws. Further, if this Proposal 5 is not approved by shareholders, we will not proceed with the Reincorporation regardless of whether shareholders approve Proposals 4 and/or 6.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL SIX: DIRECTOR EXCULPATION PROVISION

As discussed in Proposal 4, Section 102(b)(7) of the DGCL permits a Delaware corporation to include an exculpation provision in its charter eliminating or limiting the personal liability of directors for monetary damages arising out of breaches of their duty of care. Such a provision, however, may not be used to limit or eliminate a director’s personal liability for (i) breaches of their duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or knowing violation of law (iii) the payment of unlawful dividends, stock repurchases or redemptions, or (iv) transactions in which the director received an improper personal benefit.

Although New York law permits New York corporations to include a similar provision in their charters, this law was not adopted until after the Company’s charter came into effect and, as a result, the Company’s New York Charter does not include such a provision. As part of the Reincorporation, the Board has unanimously approved, and recommends to shareholders for approval, this proposal to include the provision set forth in the Eighth Article of the Delaware Charter providing for the elimination of personal liability of a director to the Company and its shareholders for monetary damages to the fullest extent permitted by Delaware law.

The Board believes this exculpation provision, which is common for public companies incorporated in Delaware, is necessary to ensure that concerns about exposure to personal liability will not adversely affect the ability of our directors to make the difficult, potentially value-maximizing business decisions that are necessary in today’s highly competitive business environment. We are in a competitive industry and compete to secure transactions and to take advantage of strategic opportunities. More than ever before, strong indemnification and exculpation provisions are vital to the company's directors to make value enhancing decisions with more certainty, given the growing frequency of claims and litigation pursued against directors and the substantial costs associated with defending against them, regardless of their merit or their lack thereof.

The foregoing summary of the proposed exculpation provision does not purport to be complete and is qualified in its entirety by reference to the text of the Eighth Article of the proposed Delaware Charter, which is attached to this proxy statement as Exhibit B.
Required Vote
Approval of this Proposal 6 requires the affirmative vote of a majority of the outstanding shares of the Company’s stock entitled to vote on this proposal.
Consequences of Shareholder Vote
This Proposal 6 is separate from, but contingent upon, the approval of both Proposals 4 and 5. As a result, if either of Proposals 4 or 5 is not approved by shareholders, this Proposal 6 will not become effective and we will continue to be governed by our New York Charter, which does not include a director exculpation provision. Further, if this Proposal 6 is not approved by shareholders, we will not proceed with the Reincorporation even if shareholders approve Proposals 4 and/or 5.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL SEVEN: AMENDED AND RESTATED 2020 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN
On December 12, 2019, upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the Amended and Restated 2020 Non-Employee Director Equity Compensation Plan (the “NED Plan”), subject to approval by our shareholders. The NED Plan was adopted in order to ensure that there will be sufficient shares available for delivery pursuant to the grant of equity-based awards, and to reflect anticipated changes to the Company’s non-employee director compensation program. The NED Plan will be applicable only to awards granted on or after the date the NED Plan is approved by our shareholders (the “Effective Date”). The NED Plan revises the Company’s 2016 Non-Employee Director Equity Compensation Plan, which was originally approved by our shareholders on May 25, 2016 (the “2016 Plan”). Certain significant ways in which the NED Plan terms differ from the terms of the 2016 Plan are summarized below, as are certain material terms of the NED Plan itself. These summaries are qualified in their entireties by reference to the complete text of the NED Plan, which is attached hereto as Exhibit D.
The NED Plan provides for the issuance of equity-based awards covering up to an additional 150,000 shares of Common Stock, plus the 64,342 shares of Common Stock that remain available for issuance under the 2016 Plan as of April 3, 2020. The NED Plan includes a number of provisions designed to protect shareholder interests and to reflect appropriately our non-employee director compensation philosophy, the placement of annual limits on non-employee director compensation, and express prohibitions against repricing stock options or stock appreciation rights (“SARs”), repurchasing out-of-the-money stock options or SARs or subjecting stock options or SARs to automatic reload provisions, in each case, without the approval of the Company’s shareholders.

The Compensation Committee, with approval of the full Board, and pursuant to recommendations of its independent compensation consultant, has been issuing value-based awards of equity compensation to directors generally intended to align with the 50th percentile of peer companies (described on pages 48 - 49 of the CD&A). Since 2019, the Compensation Committee, with the approval of the full Board, has granted our non-employee directors with equity awards with a grant date value of approximately $150,000 annually ($200,000 for the Chair of the Board), with such equity grants comprised of a ratio of 3:1 of restricted stock units (“RSUs”) to stock options. With the increase in the size of the Board in 2019, the number of shares available to provide equity awards for the Board of Directors will need to increase. Further, the Compensation Committee reviews director compensation every three years, and it is possible that director compensation may increase over time, as other companies within the peer group increase their director compensation, and as the Company grows. The Compensation Committee and the Board believe that additional shares are needed to continue to provide an appropriate level of equity compensation to directors beyond 2020.

Our Board believes that the additional 150,000 shares available for grant under the NED Plan would provide sufficient shares for the non-employee director equity-based compensation needs of the Company for approximately four to five years following the effective date of the NED Plan. This estimate is based on our anticipated share usage for 2020 and following years and our history of grants to non-employee directors, taking into account potential changes in our stock price, increased equity usage compared to cash fees and providing for the possibility of new directors who would be eligible to receive initial “staking” grants, we estimate that on average we will grant approximately 25,000 to 35,000 shares in the aggregate per year to our non-employee directors (although our actual grants may be higher or lower than this estimate based on numerous factors, primarily driven by stock price and number of directors).

Currently, the 2016 Plan authorized the issuance of 150,000 shares of Common Stock that may be delivered pursuant to equity granted under the 2016 Plan, of which 64,342 shares remain available for delivery as of April 3, 2020, not taking into account grants of awards that will be made in connection with our 2020 annual meeting of shareholders. We estimate that based on our estimated share usages, our remaining shares available for grant will be insufficient to sustain our expected grant practices after 2020. Therefore, if shareholders do not approve the NED Plan, our future ability to issue equity-based awards other than cash-settled awards will be limited, and could, among other things:

•Inhibit alignment with shareholders: As described in the Director Compensation sections of this proxy statement, the Company awards equity compensation to our non-employee directors in order to align their interests with those of shareholders, which would not be possible if our non-employee director share reserve were exhausted; and

•Increase volatility in reported earnings and compensation expense: If we were required in the future to grant cash-settled awards instead of equity-settled awards, our reported director compensation expenses could increase and could thus contribute to volatility in our reported earnings. Under current accounting rules, the charges for cash-settled awards would be based on quarterly fluctuations in our stock price. This would increase the cost of compensation if our stock price appreciates and lead to unpredictable quarterly results.

The incremental dilution resulting from the NED Plan is estimated to be negligible, at approximately 0.526% calculated, in each case as of the record date, as (x) 150,000 shares newly available under the NED Plan divided by (y) 28,527,662 shares outstanding as of April 3, 2020. The Company takes into account the relevant accounting and tax impact of all potential forms of equity awards in designing our grants. We believe that the benefits to our shareholders resulting from equity award grants to our non-employee directors, including alignment with shareholder interests, outweigh the potential dilutive effect of grants under the NED Plan.

In addition to the increase in share authorization, the NED Plan adds a one-year minimum vesting requirement generally applicable to awards granted under the NED Plan, and maintains an annual limit on the aggregate value of compensation granted to any one non-employee director in respect of any calendar year with respect to his or her service as a non-employee director at $400,000, which we believe should allow the Company to attract and maintain highly qualified directors. The NED Plan also clarifies that all directors who are not current employees of the Company are eligible to participate (as opposed to directors who are not current or former employees, as under the 2016 Plan), which allows the Company flexibility to issue awards in the event a future director is a former employee of the Company. In connection with the Reincorporation (as described under Proposal 4 (Reincorporation) of this proxy statement), the governing law for the NED Plan has been changed from New York to Delaware. Certain other non-material changes are reflected in the complete text of the NED Plan, which is attached hereto as Exhibit D.

Overview of the NED Plan

The purpose of the NED Plan is to attract, retain and motivate directors who serve on the Board of Directors for the Company, to compensate them for their contributions to the long-term growth and profits of the Company and to encourage them to acquire a proprietary interest in the success of the Company. The NED Plan will be administered by the Compensation Committee, which may delegate any of its powers under the NED Plan to a subcommittee thereof. Awards may be made to any non-employee director who may perform services for the Company and its subsidiaries and affiliates selected by the Compensation Committee. The NED Plan provides for grants of SARs, RSUs, and stock options (collectively, “Awards”).

Eligibility

All members of the Board of Directors who are not current employees of the Company or any of its subsidiaries are eligible to participate in this Plan, which as of the date of this proxy statement comprises nine individuals.

Administration

The NED Plan will be administered by the Compensation Committee, which will consist of at least two members of the Board of Directors who will be appointed by, and will serve at the pleasure of, the Board of Directors. In addition, the Compensation Committee may delegate any of its powers under the NED Plan to a subcommittee of the Compensation Committee (which hereinafter will also be referred to as the Compensation Committee). The Compensation Committee may allocate among its members and delegate to any person who is not a member of the Compensation Committee any of its administrative responsibilities. The Board of Directors may, in its sole discretion, at any time and from time to time, grant Awards under the NED Plan or administer the NED Plan. The Board of Directors will have all of the authority and responsibility granted to the Compensation Committee.

Amendment

The Board of Directors may, at any time, suspend, discontinue, revise or amend the NED Plan in any respect whatsoever, and may also suspend the ability of a recipient of an Award to exercise or otherwise realize the value of his or her Award. Any amendment that materially adversely affects a recipient, however, requires such recipient’s prior written consent. In general, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable law, rule or regulation.

Shares Subject to the NED Plan; Other Limitations of Awards

The total number of shares of Common Stock that may be delivered pursuant to Awards granted under the NED Plan may not exceed 150,000 shares, plus the 64,342 shares of Common Stock that remain available for issuance under the 2016 Plan as of April 3, 2020. These shares may be authorized but unissued shares of Common Stock or authorized and issued shares of Common Stock held in our treasury or otherwise acquired for the purposes of the NED Plan. If any Award under the NED Plan (or any award granted under the 2016 Plan) is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock or shares of Common Stock are surrendered or withheld from any Award (or any award granted under the 2016 Plan) to satisfy a grantee’s income tax or other withholding obligations, or if shares of Common Stock owned by the grantee are tendered to pay for the exercise of a stock option under the NED Plan, then the shares covered by such expired, forfeited, terminated or canceled Award (or award under the 2016 Plan) which are equal to the number of shares surrendered or withheld in respect thereof will again become available to be delivered pursuant to Awards granted or to be granted under the NED Plan.

Types of Awards

Awards under the NED Plan may consist of: (i) SARs granted pursuant to Section 5.1 of the NED Plan, (ii) RSUs granted pursuant to Section 5.2 of the NED Plan, and (iii) nonstatutory stock options granted pursuant to Section 5.3 of the NED Plan. Each Award will be evidenced by an award agreement (an “Award Agreement”) which will govern that Award’s terms and conditions.

No grantee of an Award (or other person having rights pursuant to an Award) will have any rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award until the delivery of such shares. Other than with respect to Award adjustments described in Section 4.2 of the NED Plan, regarding recapitalization adjustments, no adjustments will be made for dividends or distributions of any kind, on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered. Notwithstanding any other provision of the NED Plan to the contrary, all Awards under the NED Plan will be subject to the Company’s Recoupment Policy, as it may be amended from time to time.

New Plan Benefits

The amount of each recipient’s Award for the 2020 calendar year (and subsequent years) is not currently known and will be determined based on numerous factors but is generally intended to align with the 50th percentile of peer companies (described on pages 48 - 49 of the CD&A). Our current practice is to grant our non-employee directors equity awards with a grant date value of approximately $150,000 annually ($200,000 for the Chair of the Board), with such equity grants comprised of a ratio of 3:1 in value of restricted stock units (“RSUs”) to stock options. If the NED Plan had been in effect in 2019 when awards for that year were granted, the benefits or amounts received by, or allocated to, our non-employee directors would have been consistent with the benefits or amounts actually received by or allocated to such persons under the 2016 Plan (as described on pages 68 - 70) in that the proposed terms of the NED Plan would not have an impact on the amount or nature of the awards the Compensation Committee issued in 2019 or may issue thereafter.

U.S. Federal Tax Considerations

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to Awards. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Recipients of Awards are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their Awards.

Stock Options and SARs

The grant of an option or SAR will create no tax consequences for the recipient or the Company. Upon exercising a stock option or a SAR, a non-employee director will realize ordinary income (not as capital gain) in an amount equal to the excess of the fair market value on the exercise date of the shares subject to the stock option or SAR over the exercise price or reference price of the stock option or SAR. The Company will be entitled to a corresponding deduction in an amount equal to the excess of the fair market value on the exercise date of the shares subject to the stock option or SAR over the exercise price or reference price of the stock option or SAR. The non-employee director will have a basis in the shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of the shares on the exercise date and the non-employee director’s holding period in the shares received will commence on the day after the date of exercise. Income recognized by a non-employee director in connection with the exercise of a stock option or SAR may be subject to certain self-employment taxes to be paid by the director.

Restricted Stock Units

Generally, a recipient of an RSU will not recognize ordinary income at grant unless the RSU is vested at grant. Instead, the recipient generally will recognize ordinary income and the Company will be entitled to a corresponding deduction when the RSU becomes vested (or if later is settled), equal to the fair market value of the stock covered by the RSU on the date it becomes vested (or if later, is settled). The recipient’s basis for determining gain or loss upon the subsequent disposition of shares acquired pursuant to the RSU will be the amount of any ordinary income recognized either when the RSU becomes vested (or if later, is settled). Upon the disposition of any shares received pursuant to the award, the difference between the sales price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long- or short-term depending on the period the recipient held such shares after the vesting (or if later, settlement) date. Income recognized by a non-employee director in connection with the vesting or settlement of an RSU may be subject to certain self-employment taxes to be paid by the director.

Net Investment Income Tax

A recipient of an award will also be subject to a 3.8% tax on the lesser of (i) the recipient’s “net investment income” for the relevant taxable year and (ii) the excess of the recipient’s modified adjusted gross income for the taxable year over a certain threshold (ranging from $125,000 to $250,000, depending on the recipient’s circumstances). A recipient’s net investment income generally includes net gains from the disposition of shares. Recipients are urged to consult their tax advisors regarding the applicability of this Medicare tax to their income and gains in respect of their investment in the shares.

Section 409A

If an award is subject to Section 409A of the Code, but does not comply with the requirements of Section 409A of the Code, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties.
Required Vote
Approval of the NED Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors believes that the approval of the NED Plan is in the best interests of the Company because it will ensure that there will be sufficient shares available for delivery to non-employee directors pursuant to the grant of equity-based awards and reflects anticipated changes to the Company’s non-employee director compensation program.

The Board of Directors has unanimously approved the NED Plan and unanimously recommends a vote “FOR” approval of the NED Plan.

PROPOSAL EIGHT: AMENDED AND RESTATED 2020 EMPLOYEE STOCK PURCHASE PLAN

On December 12, 2019, upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the CONMED Corporation Amended and Restated 2020 Employee Stock Purchase Plan (the “Employee Plan”). The Employee Plan was adopted to reflect anticipated changes to the Company’s employee stock purchase program. The Employee Plan revises the Company’s 2002 Employee Stock Purchase Plan, which was originally approved by our shareholders on May 14, 2002 (the “2002 Plan”) and further amended on January 1, 2006. Certain significant ways in which the Employee Plan terms differ from the terms of the 2002 Plan are summarized below, as are certain material terms of the Employee Plan itself. These summaries are qualified in their entireties by reference to the complete text of the Employee Plan, which is attached hereto as Exhibit E.

If approved by shareholders, the Employee Plan will provide to employees of the Company and its designated subsidiaries and affiliates the opportunity to invest from one percent (1%) to ten percent (10%) of their annual compensation to purchase shares of the Common Stock at a purchase price equal to ninety percent (90%) of the fair market value of the Common Stock at the end of such quarterly period (provided that an alternative discount rate in the range between eighty-five percent (85%) and one hundred percent (100%) may be set prior to the commencement of a future offering period). All employees of the Company or any of its subsidiaries or affiliates designated by the Employee Plan Committee (as defined below) will be eligible for participation in the Employee Plan, subject to certain excluded categories as detailed below. If the proposed amendments are approved, approximately 2,000 U.S. CONMED employees, and additional 1,400 CONMED international employees may be eligible for participation under the Employee Plan.

The number of shares of Common Stock which remain available to be purchased under the 2002 Plan as of April 3, 2020, is 753,367, subject to adjustment in the event of a recapitalization, stock dividend, stock split, repurchase of shares or other changes in the outstanding Common Stock. The shares usable under the Employee Plan are authorized but previously unissued shares of Common Stock or authorized and issued Common Stock held in the Company's treasury or acquired by the Company for purposes of the Employee Plan. Shares subject to any lapsed or expired option shall again become available for transfer pursuant to options granted or to be granted under the Employee Plan.

Summary of Other Significant Changes to the 2002 Plan

The Employee Plan improves our employee stock purchase program with the following features:

•
Changes to Purchase Discount: The Employee plan allows eligible employees to purchase Common Stock at ninety percent (90%) of its fair market value, which was previously ninety-five percent (95%) under the 2002 Plan, as amended. The Employee plan also now provides the Employee Plan Committee (as defined below) discretion to set, prior to the commencement of a future offering period, an alternative discount rate in the range between eighty-five percent (85%) and one hundred percent (100%);

•
Clarifying Eligibility Requirements and International Offerings: The Employee Plan clarifies certain eligibility requirements under the 2002 Plan in accordance with Section 423 of the Code, so as to permit CONMED’s international employees, who account for approximately 46% of the corporate-wide revenues, to participate in the employee stock purchase plan, to the extent permitted by local laws, and to allow CONMED to make separate offerings under the Employee Plan that do not qualify under Section 423 of the Code, thus enhancing CONMED’s ability to recruit and retain employees internationally; and

•
Other Changes: In connection with the Reincorporation (as described in the Proposal 4 section of this proxy statement), the governing law for the Employee Plan has been changed from New York to Delaware.

Overview of the Employee Plan

The Employee Plan is designed to encourage employees to increase their ownership interest in the Company and to motivate them to exert their maximum efforts toward the success of the Company. The Employee Plan provides employees of the Company and its designated subsidiaries and affiliates the opportunity to invest a percentage of their annual compensation to purchase shares of the Common Stock from the Company at a discounted price.

Eligibility

Employees eligible to participate in the Employee Plan consist of all employees of the Company or any of its designated subsidiaries or affiliates other than any employee who (1) has not completed at least 90 days of continuous full-time employment with the Company or any of its participating subsidiaries, (2) customarily works five months per year or less, or (3) owns (or would own upon participation in an offering) five percent (5%) or more of the voting securities of the Company; provided that if exclusion of an employee pursuant to (1) or (2) above is in violation of applicable law, such employee will be eligible to participate in the Employee Plan but may be required to participate in a non-Section 423 offering if participation in a Section 423 offering is not in compliance with Section 423 of the Code (all such eligible employees, “Participants”). Participants shall be permitted to purchase shares of the Common Stock under the Employee Plan. Participants shall designate a percentage of their pay ranging from one percent (1%) to a maximum of ten percent (10%) (or such other percentage as the Employee Plan Committee may establish) to be withheld on a regular basis in order to purchase shares of the Common Stock on a quarterly basis through the exercise of rights granted under the Employee Plan (“Payroll Payments”). In order to be eligible to make Payroll Payments, enrollment and payroll deduction forms must be filed or authorization instructions must be given through other means as the Employee Plan Committee may permit by specified dates. Once enrolled for Payroll Payments, a Participant will continue to be enrolled in subsequent months at the percentage of pay selected until the Participant either elects a different rate by filing appropriate forms or giving appropriate instructions or terminates these Payroll Payments.

Administration

The Employee Plan is to be administered by a designated committee from management (the “Employee Plan Committee”) if the Employee Plan is approved at the Annual Meeting of Shareholders.

Stock Purchase Discount

On a quarterly basis, the administrator of the Employee Plan will credit to the account of a Participant the number of whole shares, and fractional shares at the Company's option, of Common Stock derived by dividing the total amount of the Participant’s Payroll Payments during a quarterly period by ninety percent (90%) of the fair market value of the Common Stock on the last business day of the quarterly period. The Employee plan provides the Employee Plan Committee discretion to set, prior to the commencement of a future offering period, an alternative discount rate in the range between eighty-five percent (85%) and one hundred percent (100%). However, no Participant will be granted the right to purchase shares of Common Stock under the Employee Plan and all other employee stock purchase plans of the Company, if any, at a rate which exceeds $25,000 of the fair market value at the date of grant for each calendar year in which such right is outstanding. For purposes of the Employee Plan, the “fair market value” of the Common Stock on a particular day shall be the last reported sale price (on that date) on the New York Stock Exchange, or such other national market on which the Company’s stock may be listed. The Committee may designate separate offerings under the Employee Plan (the terms of which need not be identical) in which Participants will participate (even if the dates of the applicable offering periods of each such offering are identical) and the provisions of the Employee Plan will separately apply to each offering.

Termination of Employment

Upon termination, including voluntary termination, retirement or death, of a Participant during an offering period, the payroll deductions remaining credited to the Participant’s account will be returned to the Participant or his or her estate and the Participant’s option will automatically terminate.

Withdrawal; Assignment or Transfer

A Participant may withdraw Payroll Payments credited to the Participant’s account under the Employee Plan if the amounts have not already been used to purchase Common Stock by giving at least thirty days prior written notice, or such other notice period as the Employee Plan Committee may establish. The cash balance will then be paid to the Participant and no further payroll deductions will be made from the Participant’s pay until the Participant reenrolls in the Employee Plan and elects such payroll deductions.

Participants do not have the ability to assign or transfer their rights to purchase Common Stock under the Employee Plan.

Adjustments

In the event that the outstanding shares of Common Stock have been increased, reduced, changed into or been exchanged for a different number of or kind of shares of Company securities by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure, distribution of an extraordinary dividend or otherwise the Employee Plan Committee may make appropriate adjustments to the number and/or kind of shares which may be offered under the Employee Plan.

Amendment

The Board of Directors has the authority to terminate or amend the Employee Plan; provided that the Board of Directors may not make any change in any option granted thereunder which adversely affects the rights of any Participant or, without the approval of the shareholders of the Company, increase the maximum number of shares which may be issued under the Employee Plan.

New Plan Benefits

Because participation in the Employee Plan will vary from employee to employee and levels of participation among Participants will also vary, it is not possible to determine the value of benefits which may be obtained by executive officers and other employees under the Employee Plan.

U.S. Federal Tax Considerations

The Employee Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. In addition, the Plan authorizes the grant of purchase rights which do not qualify under Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Committee for such purpose.

In general, a Participant will not recognize ordinary compensation income upon the exercise of the rights granted under the Employee Plan, provided that the Participant holds the Common Stock acquired upon purchase for at least one year from the date of election and two years from the date of grant (the “Holding Period”). Upon the subsequent disposition of the acquired Common Stock, the Participant will recognize ordinary compensation income in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock upon disposition over the exercise price thereof or (ii) the excess of the fair market value of the Common Stock at the time of grant over the exercise price thereof. Any additional gain upon the sale of the acquired Common Stock will be long-term capital gain. The Company will not be entitled to a deduction for any long-term capital gain income recognized by the Participant pursuant to either the exercise of options granted under the Employee Plan or the sale of the acquired Common Stock.

If a Participant disposes of the Common Stock acquired prior to the end of the Holding Period, the Participant will recognize ordinary compensation income in the year of the disqualifying disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise over the exercise price thereof. The Company will be entitled to an income tax deduction equal to the amount of the ordinary compensation income recognized by the Participant. Any additional gain (or loss) on the sale of the Common Stock by the Participant will be taxed as short-term capital gain (or loss), as the case may be.

If the requirements of Section 423 of the Code are not satisfied upon the date of purchase, the Participant will recognize ordinary compensation income equal to the difference between the fair market value of the Common Stock at purchase and the exercise price on the date of exercise. The Company will be entitled to an income tax deduction equal to the amount of the ordinary compensation income recognized by the Participant.
Required Vote
Approval of the Employee Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors believes that the approval of the Employee Plan is in the best interests of the Company because it will provide an incentive for the Company’s employees to increase their ownership in the Company and will motivate them to improve their performance and hence enhance shareholder value.

The Board of Directors has unanimously approved the Employee Plan and recommends a vote “FOR” approval of the Employee Plan.

OTHER BUSINESS
Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
Any shareholder desiring to present a proposal to the shareholders at the 2021 Annual Meeting, which currently is expected to be scheduled on or about May 19, 2021, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 10, 2020.
All such proposals should be in compliance with applicable SEC regulations. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by shareholders if the following procedures are followed. Shareholders wishing to propose matters for consideration at the 2021 Annual Meeting or to propose nominees for election as directors at the 2021 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, c/o CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 2.10 of the Company’s by-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company between February 18, 2021 and March 20, 2021.

CORPORATE GOVERNANCE MATTERS
DIRECTORS, EXECUTIVE & OTHER OFFICERS AND NOMINEES FOR THE BOARD OF DIRECTORS
The Company’s directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Mr. Hartman’s employment is at-will. The Company’s officers are appointed by the Board of Directors and, except as set forth below, hold office at the will of the Board of Directors.

Directors

DAVID BRONSON (age 67) has served as a Director of the Company since July 2015. Mr. Bronson served as Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. from 2002 until it was acquired by McKesson Corp in 2013. Prior to that, he was Chief Financial Officer of Digineer, Inc. from 2001 to 2002 and of VWR Scientific Products from 1995 to 1999, when it was acquired by Merck KGaA. Mr. Bronson previously spent 15 years at Baxter Healthcare, Inc., where he held various senior financial executive positions. He was a Director and a member of the Audit Committee of Labsco, Inc. until 2016 and was a Director and Audit Committee Chair of AxelaCare, Inc. through November 2015. Mr. Bronson received his Master of Science Degree in Management Studies from Northwestern University’s Kellogg School of Business and his Bachelor of Science Degree in Accounting from California State University, Fullerton. The Board of Directors has determined that Mr. Bronson is independent within the meaning of the rules of the New York Stock Exchange, and that he is an audit committee financial expert within the meaning of the rules of the Securities and Exchange Commission.

Mr. Bronson’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the health-care industry in particular, as well as his financial and accounting expertise acquired through his prior positions. His exposure to, and familiarity with, health care services matters provides an important perspective to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

Committees: - Corporate Governance and Nominating (chair) - Audit - Pricing

BRIAN P. CONCANNON (age 62) has served as a Director of the Company since July 2013. Mr. Concannon served as President and CEO of Haemonetics Corporation, a publicly traded company (NYSE: HAE) from April 2009 to October 2015. He joined Haemonetics in 2003 and served in various roles to include the President, Global Markets in 2006 and the Chief Operating Officer in 2007-2009. In April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics board of directors. Prior to joining Haemonetics, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 30 years. Mr. Concannon was also a member of the board of directors of South Shore Health and was elected Vice-Chair in January 2017 through December 2019. Mr. Concannon is a member of the board of directors of VetAccel since November 2019. Mr. Concannon was also appointed as the Civilian Aide to the Secretary of the Army for Massachusetts in October 2017. Mr. Concannon is a 1979 graduate of West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the New York Stock Exchange.

Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as a former CEO and director of a publicly-traded medical device company, and the former president of a distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

Committees: - Compensation - Strategy

LAVERNE COUNCIL (age 58) has served as a Director of the Company since she was appointed to the Board in December 2019. Ms. Council is the Chief Executive Officer of Emerald One, LLC, a consulting company, focused on helping business and technology organizations transform through digital change. She is the former National Managing Principal, Enterprise Technology Strategy & Innovation for Grant Thornton LLP from December 2017 until November 2019. She served as the Senior Vice President and General Manager for MITRE Corporation from 2017 through 2018 and as the Assistant Secretary for Information & Technology and Chief Information Officer for the United States Department of Veteran Affairs from 2015 through 2017. Ms. Council was the Chief Executive Officer of Council Advisory Services, LLC from 2012 through 2015 and served as the Corporate Vice President and Global Chief Information Officer for Johnson & Johnson from 2006 through 2011. Before that, she served in several roles of increasing responsibility at DELL, Inc., most recently as the Global Vice President Information Technology, Global Business Solutions, and Development Services. Ms. Council received her Master of Business Administration from Illinois State University and her Bachelor of Business Administration in Computer Science from Western Illinois University. The Board of Directors has determined that Ms. Council is independent within the meaning of the rules of the New York Stock Exchange.

Ms. Council’s qualifications for appointment to CONMED’s Board include her extensive experience as a global operations and information technology executive with budgets ranging up to $4.5 billion per year. The Board strongly believes that the Board and Company benefit from the perspectives that Ms. Council brings from her experience, her gender, and racial diversity. She has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

Committees: - Compensation - Corporate Governance and Nominating

CHARLES M. FARKAS (age 68) has served as a Director of the Company since July 2014. Mr. Farkas has spent the past 40 years at Bain & Company. Mr. Farkas became an Advisory Partner effective July 1, 2015. Prior to this, Mr. Farkas was a Senior Partner at Bain & Company, served as the Global Co-Head of Bain's Healthcare Practice and advised leading medical technology and pharmaceutical companies in the United States, Europe, and Asia. He also advised academic medical centers and provider organizations in the United States. Mr. Farkas advised chief executives and senior managers in a wide variety of industries on issues critical to long-term success, including strategy, mergers and acquisitions, and operational effectiveness. He has served as the managing director of Bain Canada and as the global leader of Bain & Company's Financial Services practice. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts degree from Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Farkas is also on the Board of John A. Hartford Foundation, a Corporator of Partners Healthcare and from 2005 to 2017 on the Board of the Harvard Medical School. Mr. Farkas is also a special advisor to Altamont Capital Partners, where he advises on and supports their investments in small-cap healthcare businesses. The Board of Directors has determined that Mr. Farkas is independent within the meaning of the rules of the New York Stock Exchange.

Mr. Farkas’ qualifications for election to CONMED’s Board include his almost 40 years working in healthcare in the US and around the world. Mr. Farkas is a highly-respected leader and he offers the other directors strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

Committees: - Strategy (chair) - Compensation

MARTHA GOLDBERG ARONSON (age 52) was appointed to the Board on February 23, 2016. Ms. Goldberg Aronson has had responsibility for global health care businesses ranging in size from $500 million to $1.0 billion. She was the Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL) from 2012 through 2015, having previously served as the Senior Vice President and President – North America for Hill-Rom Holdings, Inc. (NYSE: HRC) from 2010-2012. Prior to that, Ms. Goldberg Aronson was the Senior Vice President and Chief Talent Officer for Medtronic, Inc. (NYSE: MDT), having held various prior general management positions within Medtronic, both in the United States and Internationally. Ms. Goldberg Aronson holds a Bachelor of Arts Degree in Economics from Wellesley College, and a Masters in Business Administration from Harvard Business School. Ms. Goldberg Aronson also served on the board of directors of Methode Electronics, Inc. (NYSE: MEI) through September 2019, and Clinical Innovations, LLC through December 2019, and continues to serve on the board of Cardiovascular Systems, Inc. (NASDAQ: CSII) as well as Beta Bionics since February 2020. The Board of Directors has determined that Ms. Goldberg Aronson is independent within the meaning of the rules of the New York Stock Exchange.

Ms. Goldberg Aronson’s qualifications for election to CONMED’s Board include her extensive experience in the global healthcare markets, including leadership roles within medical device companies, including her experience in marketing and talent development. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Goldberg Aronson brings to the Board and the Company as a result of her gender diversity. She has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

Committees: - Compensation (chair) - Corporate Governance and Nominating

CURT R. HARTMAN (age 56) has served as President & Chief Executive Officer of the Company since November 9, 2014 after serving as Interim Chief Executive Officer of the Company from July 2014 to November 2014, and as a Director of the Company since March 2014. He had a twenty-two year career at Stryker Corporation (“Stryker”) (NYSE: SYK) from 1990 through February 2013. Most recently, he served as the Interim Chief Executive Officer of Stryker from February 2012 to October 2012. Prior to this role, Mr. Hartman was the Vice President of Finance and Vice President, CFO of Stryker from November 2008 to October 2012. Prior to this Mr. Hartman was Global President, of the Stryker Instruments Division from September 1999 to October 2008. Mr. Hartman has a Bachelor of Science degree in Aerospace Engineering from the University of Michigan and a Harvard Advanced Management Program Certificate from the Harvard Business School. Prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.

Mr. Hartman’s qualifications for election to CONMED’s Board include his vital role as both Chief Executive Officer and Interim Chief Executive Officer of the Company, as well as his experience as a former CFO of a publicly-traded medical device company in the orthopedic space. He offers industry experience from a commercial, operational and financial perspective.

Committees: - Pricing

JEROME J. LANDE (age 44) has served as a Director of the Company since March 2014. As of April 4, 2016, Mr. Lande became Head of Special Situations for Scopia Capital Management L.P. (“Scopia”) and as of January 1, 2018 also became a Partner of Scopia. Prior to Scopia, Mr. Lande was the Managing Partner of Coppersmith Capital, which he co-founded in April 2012. Previously, Mr. Lande was a partner at MCM Capital Management, LLC (“MCM”), from January 2006 until February 2012, and served as an Executive Vice President at MCM from January 2005 until he left the company. MCM was the general partner of MMI Investments, L.P., a small-cap deep value fund where Mr. Lande was responsible for all areas of portfolio management. He served as a Vice President of MCM from February 2002 to January 2005 and as an Associate from January 1999 to February 2002. Mr. Lande served as Corporate Development Officer of Key Components, Inc., a global diversified industrial manufacturer that was formerly an SEC reporting company, from January 1999 until its acquisition by Actuant Corporation in February 2004. Mr. Lande also serves on the Board of Directors, Audit and Finance Committee for Itron, Inc. (NASDAQ: ITRI). Mr. Lande holds a B.A. from Cornell University. The Board of Directors has determined that Mr. Lande is independent within the meaning of the rules of the New York Stock Exchange.

Mr. Lande’s qualifications for election to CONMED’s Board include his experience as an investor in CONMED and in other stocks. He offers the perspective of a professional investor, with over 20 years of experience investing in healthcare companies in general and medical device companies in particular. He brings a distinct focus on governance, capital markets and shareholder matters to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

Committees: - Compensation - Strategy

BARBARA J. SCHWARZENTRAUB (age 53) has served as a Director of the Company since she was appointed to the Board in September 2019. Ms. Schwarzentraub was with Caterpillar, Inc since 1990 and served as a Director and Divisional Chief Financial Officer for their Global Information Services Division from 2017 until February 2020. From 2016 through 2017, Ms. Schwarzentraub was the Director of Caterpillar’s Global Component Manufacturing and Supply Chain, having previously served as the Director of Caterpillar’s Parts Distribution and Vice President of Caterpillar Logistics Services Inc from 2010 through 2016. She also served as the Director of Global Finance Transformation from 2006 through 2010. Prior to these roles, Ms. Schwarzentraub held a number of positions of increasing responsibility within Caterpillar. Ms. Schwarzentraub received her Master of Business Administration and Bachelor of Science in Accounting from Bradley University. The Board of Directors has determined that Ms. Schwarzentraub is independent within the meaning of the rules of the New York Stock Exchange, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Ms. Schwarzentraub’s qualifications for appointment to CONMED’s Board include her extensive experience in information technology and supply chain management on a global basis, experience in leading large organizations, financial and accounting experience, and having recently held an active leadership position. The Board strongly believes that the Board and Company benefits from the perspectives that Ms. Schwarzentraub brings to the Board and the Company as a result of her gender diversity. She has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

Committees: - Audit

MARK E. TRYNISKI (age 59) has served as a Director of the Company since May 2007 and was the Lead Independent Director from May 2009 until he became Chair of the Board in February 2014. He is the President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU), where he served as Executive Vice President and Chief Operating Officer from February 2004 through August 2006. From June 2003 through February 2004, Mr. Tryniski was the Chief Financial Officer. Prior to joining Community Bank in June 2003, Mr. Tryniski was a partner with PricewaterhouseCoopers LLP. Mr. Tryniski also serves on the Board of Directors of the New York Bankers Association as well as the New York Business Development Corporation. Mr. Tryniski holds a B.S. degree from the State University of New York at Oswego. The Board of Directors has determined that Mr. Tryniski is independent within the rules of the New York Stock Exchange, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Mr. Tryniski’s qualifications for election to CONMED’s Board include his extensive experience as an active Chief Executive Officer of a public financial institution as well as his financial and accounting expertise acquired through his experience as an audit partner with PricewaterhouseCoopers LLP. His exposure to, and familiarity with, banking and financial matters offers a number of contacts and level of familiarity with financial matters that is unique on the Board. Further, his experience engaging with shareholders makes him well-suited to serve in the role of Chair of the Board.

Committees: - Board Chair - Audit - Strategy

DR. JOHN L. WORKMAN (age 68) was appointed to the Board in July 2015. Mr. Workman served as Chief Executive Officer of Omnicare, Inc. from 2012 to 2014, as President and Chief Financial Officer from 2011 to 2012, and as Executive Vice President and Chief Financial Officer from 2009 to 2010. From 2004 to 2009, he was Chief Financial Officer of HealthSouth Corporation (now Encompass Health Corporation), where he oversaw a comprehensive financial statement reconstruction and reduced the company’s debt level by 50% through both a recapitalization and asset divestitures. Prior to HealthSouth, Mr. Workman served as Chief Executive Officer of U.S. Can Corporation from 2002 - 2004. Mr. Workman started his career at KPMG, where he was a partner from 1981 to 1984. He is currently Chairman of the Board and Audit Committee Chair of Agiliti, Inc. (formerly Universal Hospital Services), a company owned by a private equity fund, and a Director, Audit Committee Chair and member of the Compensation Committee and Nominating and Governance Committee of Federal Signal Corp (NYSE: FSS). Mr. Workman also served on the Board of Care Capital Properties from August 2016 until its merger with Sabra Health Care REIT in August 2017. Mr. Workman received his EdD from Olivet Nazarene University, his Master of Business Administration in Finance and Accounting from the University of Chicago and his Bachelor of Science Degree in Accounting from Indiana University. The Board of Directors has determined that Mr. Workman is independent within the rules of the New York Stock Exchange, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Mr. Workman’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the healthcare industry in particular, as well as his financial and accounting expertise acquired through his experience as a partner with KPMG. His exposure to, and familiarity with, health care services matters and capital structure issues provides valuable insights and perspectives to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

Committees: - Audit (chair) - Pricing

The Board of Directors has determined that Messrs. Bronson, Concannon, Farkas, Lande, Tryniski, and Workman and Mses. Council, Goldberg Aronson and Schwarzentraub have no material relationship with the Company and are independent under the standards of the New York Stock Exchange. The independent directors meet in executive session during each in-person Board meeting.

Executive & Other Officers

TERENCE M. BERGE (age 50) joined the Company in June 1998 as Assistant Corporate Controller and served as the Company’s Treasurer from March 2008 through March 2015. In March 2013, Mr. Berge’s title was changed to Corporate Vice President, Treasurer and Assistant Controller. On April 1, 2015, Mr. Berge was promoted to Vice President, Corporate Controller. Prior to joining the Company, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.

PATRICK J. BEYER (age 54) joined the Company as President of CONMED International in December 2014. Prior to joining the Company, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company from 2010 to 2014 when the company was sold. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation where he led Stryker Europe from 2005-2009; Stryker UK, South Africa and Ireland from 2002 to 2005 and Stryker Medical from 1999 to 2002. Mr. Beyer graduated from Kalamazoo College with a BA in Economics, Western Michigan University with an MBA in Finance and Harvard Business School’s Advanced Management Program.

HEATHER L. COHEN (age 47) joined the Company in October 2001 as Associate Counsel and served as Deputy General Counsel from March 2002 to February 2015 and as the Company’s Secretary since March 2008. In June 2008, Ms. Cohen was also named the Vice President of Corporate Human Resources. In March 2013, Ms. Cohen’s title was changed to Executive Vice President, Human Resources, Deputy General Counsel and Secretary and in April 2015 her title changed to Executive Vice President, Human Resources & Secretary. In May 2018, Ms. Cohen relinquished the Secretary title. Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University.

NATHAN FOLKERT (age 45) joined the Company as the Vice President, General Manager, U.S. Orthopedics in September 2015. Prior to joining CONMED, Mr. Folkert served in leadership positions with Zimmer, most recently as the President, Trauma Division from January 2013 to June 2015, prior to this as the General Manager, Canada from January 2010 to January 2013 and other managerial positions from 2007 to 2010. Prior to Zimmer, Mr. Folkert was employed by Wheelchair Professionals from 2005 to 2007 and by Stryker Corporation from 2000 to 2005. Mr. Folkert graduated with a B.S. degree in Political Science from the United States Military Academy at West Point and also earned his M.B.A. from the University of Notre Dame Mendoza College of Business.

TODD W. GARNER (age 51) joined the Company as Executive Vice President & Chief Financial Officer on January 2, 2018. Prior to joining CONMED, he served as Vice President - Investor Relations for C.R. Bard, Inc. from 2011 until December 2017. Mr. Garner’s prior roles with C.R. Bard, Inc. include Vice President, Controller (Division Chief Financial Officer) for its Medical division from 2007 through 2011, Director of Financial Reporting from 2005 through 2007 and the Controller of the Reynosa Operations from 2003 through 2005. Prior to working at C.R. Bard, Inc., Mr. Garner was the acting CFO and Controller at Echopass Corporation (currently Genesys Corporation) from 2000 to 2003, the Controller and Value Planning Manager at Futura Industries, Corp. from 1997 to 2000, Accounting Manager at Excel Communications in 1997 and Accounting Coordinator at Verizon from 1995 to 1996. Mr. Garner began his career with Arthur Andersen LLP, where he was a senior auditor from 1992 to 1995. Mr. Garner holds an MBA from the University of Texas - Pan American, and a B.S. in accounting from Brigham Young University. Mr. Garner is also a Certified Public Accountant.

DANIEL S. JONAS (age 56) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In March 2013, Mr. Jonas’ title was changed to Executive Vice President, Legal Affairs & General Counsel. In May 2018, Mr. Jonas assumed the role of Secretary. Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas holds an A.B. in Classics (Latin) from Brown University and a J.D. from the University of Pennsylvania Law School.

JOHN E. (JED) KENNEDY (age 62) joined the Company in September 2012 as Vice President and General Manager, Visualization and Endomechanical. In January 2015, Mr. Kennedy became Vice President and General Manager, U.S. Endoscopic Technologies. In February 2020, Mr. Kennedy became Group Executive Vice President, Patient Care and Endoscopic Technologies. Prior to joining the Company, Mr. Kennedy served as President and Chief Executive Officer of Viking Systems, Inc. from January 2010 to September 2012. Mr. Kennedy had formerly served as President and Chief Operating Officer of Viking Systems, Inc. from October 2007 to December 2009. Prior to October 2007, Mr. Kennedy was the President of the Vision Systems Group at Viking Systems, Inc. From January 1997 to September 2007, Mr. Kennedy held various executive positions with Vista Medical Technologies, Inc. Prior to joining Vista Medical Technologies, Inc., Mr. Kennedy held various positions in Manufacturing, Quality Engineering and Product Development at Smith & Nephew Endoscopy from 1984 through January 1997. Prior to 1984, he held various engineering positions at Honeywell’s Electro-Optics and Avionics divisions. Mr. Kennedy received a B.S. in Manufacturing Engineering from Boston University.

SARAH M. OLIKER (age 43) joined the Company in April 2014 as Assistant General Counsel. She became Assistant General Counsel and Assistant Secretary in May 2018. Prior to joining the Company, she was Senior Counsel for ProCure Treatment Centers, Inc. in New York City, having previously spent five years with Epstein Becker & Green in its Health Care & Life Sciences group based in Washington, D.C. Ms. Oliker is the current Chair of the Board of Directors of MedTech, a New York Life Sciences non-profit. Ms. Oliker holds a B.A. in Political Science from Colgate University and a J.D. from Syracuse University College of Law.

JOHONNA PELLETIER (age 47) joined the Company in 2005 as Tax Director. Effective April 1, 2015, Ms. Pelletier was promoted to Treasurer and Vice President, Tax. Prior to joining the Company, she was employed by PricewaterhouseCoopers LLP where she most recently served as a tax senior manager. She is a certified public accountant and graduated with a B.S. degree in Accounting from Le Moyne College.

STANLEY W. (BILL) PETERS (age 45) joined the Company as Vice President and General Manager, U.S. Advanced Surgical in January 2015. Prior to joining the Company, Mr. Peters served as Director of Sales for Mako Surgical Corporation from 2012 to 2014. Mako was purchased by Stryker Corporation in December 2013. Prior to this, Mr. Peters served as an executive with EndoGastric Solutions from 2011 to 2012 and in sales leadership roles at Intuitive Surgical from 2009 to 2011. Prior to Intuitive Surgical, Mr. Peters was employed at Stryker Corporation in sales leadership from 2004 to 2009. Mr. Peters graduated from Ohio University with a B.B.A. degree in Finance.

WILFREDO RUIZ-CABAN (age 55) joined the Company as the Executive Vice President, Quality Assurance & Regulatory Affairs in September 2015 and in February of 2016 was named Executive Vice President, Quality Assurance, Regulatory Affairs and Operations. Prior to joining the Company, Mr. Ruiz served as the Director, Americas Global Manufacturing from June 2015 to September 2015 and prior to this as the Worldwide Quality Operations Director from August 2012 to June 2015 with Johnson & Johnson, DePuy Synthes. Prior to Johnson & Johnson, Mr. Ruiz served as the Senior Manufacturing Director for Medtronic from June 2009 to August 2012. Mr. Ruiz also held a number of managerial positions in manufacturing and quality operations. Mr. Ruiz graduated from Cornell University with a B.S. degree in both Electrical and Material Science Engineering and a G.M.B.A. from the Thunderbird School of Global Management.

PETER K. SHAGORY (age 51) joined the Company as Executive Vice President, Strategy and Corporate Development in May 2015. Mr. Shagory has more than 20 years of experience in healthcare venture investing and mergers and acquisitions through his previous venture capital, investment banking and corporate roles. Prior to joining the Company, Mr. Shagory led the strategy and business development efforts for Cardinal Health's Medical Products Group within the Medical Segment from June 2013 to May 2015 where he played a key role in Cardinal Health’s entry into the interventional cardiovascular and the advanced wound care categories. Prior to that, Mr. Shagory led the healthcare and life sciences investment effort at Baird Venture Partners from January 2004 to mid-2013, focusing on medical technology and research tools and diagnostics. Mr. Shagory earned an MBA from Dartmouth’s Tuck School of Business and a B.S. in Finance from Miami University in Oxford, Ohio.

SKILLS MATRIX, BOARD REFRESHMENT AND DIVERSITY
The Board has a comprehensive, ongoing director succession and board refreshment planning process designed to provide the Board with an appropriate mix of viewpoints, perspectives, skills and experiences necessary to promote and support and oversee the Company’s strategy. The Board regularly evaluates the Company’s evolving needs and adds new skills, qualifications and experience to the Board as necessary to ensure that the Board remains capable of addressing the risks, trends and opportunities that the Company will face in the future.

The Board is committed to achieving a diverse and broadly inclusive membership. The Corporate Governance and Nominating Committee considers a diverse range of skills, experiences and attributes in determining whether an individual is qualified to serve as a director of the Company, including diversity in gender, ethnicity, differences in viewpoint, geographic location, skills, education, and professional and industry experience. The Board is proud of its ongoing efforts to improve its board diversity, with its three most recently-appointed directors consisting of diverse candidates.

The Corporate Governance and Nominating Committee maintains a skills matrix, which it reviews and updates as needed annually, to serve two primary purposes. First, it includes all of the skills and backgrounds the Committee believes are particularly valuable for the Board to oversee the Company and its management. Second, it allows the Board to compare the skills required against the inventory of skills and backgrounds represented individually and collectively by all directors, so that the Corporate Governance and Nominating Committee can recommend changes to the Board, as needed, as the skills or backgrounds needed, or represented, change over time. During 2019, the Board identified the need for increased representation of the following skills and backgrounds: actively engaged executive level perspective; information technologies; gender diversity; and racial diversity. This review resulted in the additions of Barbara J. Schwarzentraub and LaVerne Council to the Board of Directors, who bring these skills and backgrounds to the Board.

The key qualifications, skills, experience and perspectives that each director brings to the Board are included in their individual biographies and also summarized below. While all of these qualifications were considered by the Corporate Governance and Nominating Committee and the Board in making this year’s nomination decisions, and as part of the Board refreshment process, the following summary does not encompass all of the skills, experience, qualifications and attributes of the director nominees and the fact that a particular skill, experience, qualification or attribute for a nominee is not listed below does not mean that he or she does not possess that skill, experience, qualification or attribute. The Board firmly believes that its highly-qualified director nominees provide the Board with a diverse complement of specific business skills, experience and perspectives necessary to ensure effective oversight. The skills the Board considers include, among others, the following:

•	Independent	•	Strategy/M&A
•	Senior Leadership Experience	•	Risk Management
•	Active Executive	•	Operations
•	Medical Device	•	Technology
•	Finance	•	Shareholder/Capital Markets
•	Sales/Marketing	•	Diversity

ANNUAL BOARD SELF-EVALUATION
The Board recognizes that a robust and constructive evaluation process is an essential component of Board effectiveness. As such, the Board, and each committee, conduct annual self-assessments with the assistance of the General Counsel. Each director submits responses anonymously to the General Counsel, who then summarizes the results to the Corporate Governance and Nominating Committee, identifying any themes or issues that have emerged. These self-assessments are designed to elicit suggestions about a range of topics designed to assess Board and committee performance, including Board and committee composition, structure, responsibilities, information received, accountability and effectiveness, among other topics. The Corporate Governance and Nominating Committee considers the ways in which the Board processes and effectiveness may be enhanced based on the results of the evaluation process. The Corporate Governance and Nominating Committee then reports on the results of the evaluation process and recommends its suggested changes to the full Board of Directors. As a result of the evaluation, in an effort to bring fresh perspectives, the Board has made a number of changes, including, for example, changes in the Committee chairs during 2019, with the result that two of the four Board committees have two new chairs, as well as adding new topics or devoting more time to particular topics of interest to meeting agendas.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES,
LEADERSHIP STRUCTURE AND RISK OVERSIGHT
During 2019, the full Board of Directors met seven times in person or by telephone conference and acted by unanimous written consent three times. Each director attended or participated in all of the board meetings.
Leadership Structure
The Board’s Leadership Structure is designed to promote Board effectiveness, and to allocate authority and responsibility appropriately between the Board and management. All members of our board committees other than the Pricing Committee -namely, the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee - are independent. The independent members of the Board of Directors also meet regularly without management.

The Board of Directors is committed to independent oversight of management, but believes it is important to retain flexibility to determine the leadership structure based on the particular composition of the Board, of management and the needs and opportunities of the Company, as they all change and evolve over time. The Board currently has a leadership structure with an independent Chair, whose role includes the following:

•	Setting the agenda for meetings of the Board of Directors, in consultation with the chairs of the various Board Committees and management;

•	Providing leadership for the Board of Directors during the meetings by presiding over the meetings, and for communications among directors between meetings;

•	Establishing the schedule for Board and Committee meetings in light of the quarterly reporting obligations, investor conferences and meetings, and conflicting scheduling demands;

•	Presiding over the meetings of the independent directors in executive session;

•	Presiding over the Annual Shareholder Meeting;

•	Being available, as needed, to meet with shareholders;

•	Establishing the priorities for Board of Directors;

•	Working with the Nominating and Corporate Governance Committee and the General Counsel in connection with the annual self-assessment of the Board of Directors; and

•	Serving as the liaison between the Chief Executive Officer and the independent directors.

In December 2019, Mr. Tryniski informed the Board that he did not wish to stand for reappointment as Chair of the Board following the 2020 Annual Meeting of Shareholders, although he was prepared to continue to serve as a director. Acting through the Corporate Governance and Nominating Committee, the Board undertook a thoughtful and thorough reassessment of its leadership structure, and consulted with independent advisors on current trends and governance practices, following which Mr. Tryniski consulted directors individually. The Board then held discussions, including executive sessions, at its February 2020 meeting and continued these discussions into March 2020.

As a result, the Board unanimously concluded that combining the roles of Chair and CEO effective upon the expiration of Mr. Tryniski’s term as Chair following the 2020 Annual Meeting of Shareholders was in the best interest of the Company, together with the simultaneous appointment of Ms. Goldberg Aronson as Lead Independent Director in order to maintain strong independent oversight of management. The Board believes that having a combined CEO and Chair is effective in allowing Mr. Hartman to draw on his intimate knowledge of the operations of the business and industry developments to provide leadership on the broad strategic issues considered by the Board. At the same time, a strong Lead Independent Director, along with the Board’s independent committees and substantial majority of independent directors, establishes an effective balance between management leadership and appropriate oversight by independent directors.
In this regard, the Board has defined the roles of Chair and Lead Independent Director as outlined below, so that the respective duties and responsibilities of management authority in the Chair and Board oversight through the Lead Independent Director are clear, effective and balanced:

Chair	Lead Independent Director
Prepares the agenda for meetings of the Board of Directors and committees, in consultation with the Lead Independent Director, and the chairs of the various Board Committees	Provides advice and consultation to Chair, and consults as to the agenda for meetings of the Board of Directors and committees, and has the authority to add items to the agenda
Establishes the schedule for Board and Committee meetings in light of the quarterly reporting obligations, investor conferences and meetings, and conflicting scheduling demands	Consults with Chair concerning schedule for meetings to ensure there is sufficient time to discuss all agenda items
Provides leadership for the Board of Directors during the meetings by presiding over the meetings, and for communications among directors between meetings	Presides over the meetings of the independent directors in executive session, and in the absence of the Chair
Guides the Board’s annual self-assessment	Serves as the liaison between the Chief Executive Officer and the independent directors between meetings, including providing feedback of discussions during executive sessions
Presides over the Annual Shareholder Meeting	Has the authority to call a meeting of the Board, including a meeting of the independent directors
Acts as a sounding board for the Chair and CEO
Speaks to or meets individually with the Chair and CEO prior to and following each Board meeting or calls as appropriate
Establishes the priorities for the Board of Directors
Advises the CEO of the Board’s information needs
Guides the Board’s annual assessment of the CEO
Be available, as needed, to meet with shareholders

Risk Oversight

While the Company’s management is responsible for day-to-day risk management, the Board has the ultimate responsibility for overseeing the Company’s risk management process. The Company has instituted a thorough, comprehensive enterprise risk management program, which is a Company-wide effort to identify, assess, manage, report and monitor enterprise-wide risks that may affect our ability to achieve our business objectives. This program involves regular Board oversight along with quarterly updates on key risks by management, with the CEO and the General Counsel reporting at each Board meeting of any material changes during the course of the year as they arise. To create the enterprise risk management assessment, executive management works with the General Counsel to:

•	aggregate all significant risks that may have a material impact on the Company;

•	assess industry-wide risks as experienced by competitors and others in the same industry as well as emerging risks, including, for example, cyber-security and data privacy;

•	identify a plan to mitigate, reduce or manage each identified risk, to the extent possible;

•	review each identified risk quarterly, with more frequent monitoring of significant risks; and

•
provide the Board with reports on the overall enterprise risk management process, including a dashboard showing the likelihood and potential of each risk identified, as well as an identification of the trends for each risk, with management providing more in depth reviews of key risks identified by management, or as requested by the Board of Directors.

The Board’s oversight of risk includes monitoring management’s efforts to identify risks and manage risk parameters, including those relating to FDA compliance, anti-corruption compliance and cyber-security.

BOARD COMMITTEES
The Company’s Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. In addition, during 2019, the Board formed a Pricing Committee in connection with the issuance of convertible notes. Current members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee

Dr. John L. Workman, Chair	Martha Goldberg Aronson, Chair	David Bronson, Chair	Charles M. Farkas, Chair
David Bronson	Brian P. Concannon	LaVerne Council	Brian P. Concannon
Barbara J. Schwarzentraub	LaVerne Council	Martha Goldberg Aronson	Jerome J. Lande
Mark E. Tryniski	Charles M. Farkas		Mark E. Tryniski
Jerome J. Lande

Pricing Committee

David Bronson
Curt R. Hartman
Dr. John L. Workman

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of four independent directors. As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside independent registered public accounting firm to be proposed for shareholder approval; (d) evaluating and, where deemed appropriate, replacing the independent registered public accounting firm; (e) pre-approving all services permitted by law to be performed by the independent registered public accounting firm; (f) approving all related-party transactions above $5,000; (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and (h) the oversight of the Company’s response to claims involving potential financial fraud or ethics matters. The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met ten times during 2019. All then-current members of the Audit Committee attended every meeting. The current Audit Committee Charter is on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any shareholder who requests it.
The Compensation Committee currently consists of five independent directors. As set forth in its charter, the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s CEO and the CEO's direct reports. The Compensation Committee met six times during 2019. All then-current members of the Compensation Committee attended every meeting. The Compensation Committee, and the full Board of Directors, has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure. The current Compensation Committee Charter is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any shareholder who requests it.
The Corporate Governance and Nominating Committee currently consists of three independent directors. As stated in its charter, the Corporate Governance and Nominating Committee is responsible for recommending individuals to the full Board of Directors for nominations as members of the Board of Directors, for making recommendations to the full Board of Directors on all matters concerning corporate governance practices, including the development of a set of corporate governance principles and evaluation of the board and committees, and for overseeing the Company’s approach to environmental, social and governance matters. In this regard, while the Corporate Governance and Nominating Committee ensures that the full Board of Directors oversees the Company’s approach to environmental and governance matters, including the Company’s approach to human rights, and to diversity and inclusion.

As to nominees for the Board, the Corporate Governance and Nominating Committee will consider, but is not obligated to accept, shareholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel within the time frame for shareholder proposals for the Annual Meeting, (more information concerning director nominations is set forth below under the heading Corporate Governance and Nominating Committee Report). The Corporate Governance and Nominating Committee and the full Board seek directors with expertise and experience in managing companies both public and private, in financial matters, experience with United States and international business, and in the medical field in a variety of functions and areas, as well as diversity in background and gender. In this regard, the Corporate Governance and Nominating Committee and the full Board are committed to creating a Board with diversity of expertise, experience, background and gender and expect to seek to identify, recruit and advance candidates offering such diversity in future searches. The Corporate Governance and Nominating Committee met seven times during 2019. All then-current members of the Corporate Governance and Nominating Committee attended every meeting. The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any shareholder who requests it.
The Strategy Committee currently consists of four independent directors. As stated in its charter, the Strategy Committee is responsible for overseeing management's long-term strategic plan for the Company, the risks and opportunities related to such strategy, and strategic decisions regarding investments, acquisitions and divestitures of the Company. The Strategy Committee met six times in 2019. All members of the Strategy Committee attended every meeting. The current Strategy Committee Charter is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations). The charter is also available in print to any shareholder who requests it.
The Pricing Committee was formed in connection with the issuance of convertible notes during 2019, and consisted of three directors, two of whom were independent. The Pricing Committee met once during 2019.

AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange and the rules under the Exchange Act in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Messrs. Bronson, Tryniski and Workman are not currently engaged professionally in the practice of auditing or accounting, while Ms. Schwarzentraub was engaged during 2019 in the practice of accounting in connection with her employment with another company, her service on the Audit Committee is not in the capacity as an accountant. Having considered this, the Audit Committee and Board of Directors have determined that Messrs. Bronson, Tryniski and Workman and Ms. Schwarzentraub qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. The Audit Committee operates pursuant to a Charter that was last amended by the Board of Directors in January 2020. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s website in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/about-us/investors/investor-relations).
Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter. In this regard, during 2019, the Audit Committee continued to work with the Head of Internal Audit, who reports directly to the Audit Committee, in connection with the Audit Committee’s oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company.
In this context, the Audit Committee met ten times during 2019 and held numerous discussions with management and with the independent registered public accounting firm, including executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm its independence. In this regard, the Audit Committee evaluates the fees proposed and billed for non-audit services and also considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all of these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.
In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent registered public accounting firm. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its knowledge of and exposure to the industry as a whole, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board have considered the length of the independent registered public accounting firm’s engagement with the Company, the amount of the fees charged and the tenor of the negotiations concerning such fees, as well as the shareholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Considering all of these factors, the members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.
Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission.
Submitted by the Audit Committee,

Dr. John L. Workman (Chair)	David Bronson
Barbara J. Schwarzentraub	Mark E. Tryniski

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT
The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees to develop and recommend to the Board a set of corporate governance principles applicable to the Company, and to oversee the Company’s approach to environmental, social and governance matters. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent”, as required by applicable listing standards of the New York Stock Exchange, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors in December 2019. A copy of the amended and restated charter is available on the Company’s website in the corporate governance tab of the investor relations section.
The Corporate Governance and Nominating Committee has no fixed process for identifying and evaluating potential candidates to be nominees. The Corporate Governance and Nominating Committee has no fixed set of qualifications that must be satisfied before a candidate will be considered, although the Corporate Governance and Nominating Committee and the Full Board are committed to creating a Board with diversity, including diversity of expertise, experience, background, and gender and is committed to identifying, recruiting, and advancing candidates offering such diversity in future searches. The Corporate Governance and Nominating Committee has opted to retain the flexibility to consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, reputation, experience with businesses and other organizations of comparable size as executives, directors or in other leadership positions, an understanding of finance and financial reporting processes, a corporate governance background, the ability to dedicate significant time for service on the Company’s Board of Directors, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In this regard, the Corporate Governance and Nominating Committee also looks for the skills and expertise required to satisfy the listing requirements of the New York Stock Exchange, on which the Company’s stock is traded.
During 2019, the Corporate Governance and Nominating Committee considered the Board’s committee structure, leadership and the succession planning for the Committees, and concluded that it was appropriate for rotation of the chairs of the Corporate Governance and Nominating Committee as well as with respect to the Compensation Committee. In addition, the Corporate Governance and Nominating Committee determined during 2019 that it was advisable and in the best interests of shareholders to increase the size of the Board, and to enhance the diversity of the Board, with the appointments of Ms. Schwarzentraub and Ms. Council.
The Committee may consider candidates proposed by management, but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by shareholders wishing to propose nominees for election as directors at the 2021 Annual Meeting, provided that the shareholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375).
Submitted by the Corporate Governance and Nominating Committee,

David Bronson (Chair)	LaVerne Council
Martha Goldberg Aronson

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Shareholders who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the General Counsel of the Company at 525 French Road, Utica, New York 13502 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will attend the Annual Meeting of Shareholders, absent exceptional circumstances. All directors attended the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) in person.
ETHICS DISCLOSURE
The Company adopted, as of March 31, 2003, and updated on February 28, 2017, an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available on the Company’s website in the corporate governance tab of the investor relations section (http://www.conmed.com/en/about-us/investors/investor-relations), and is administered by the Company’s General Counsel. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third party, which forwards reports if and when it receives any anonymous reports. No waivers under the Ethics Program have been granted.
PRINCIPAL ACCOUNTING FEES AND SERVICES
The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and December 31, 2018, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, for the audit of the Company’s internal control over financial reporting as of December 31, 2019 and December 31, 2018, and all other audit related, tax consulting and other fees and expenses, are set forth in the table below.

Fee Summary	2019	2018
Audit Fees:
Audit of Annual Financial Statements and Interim Reviews	$2,275,000	$2,073,800
Audit of Internal Control over Financial Reporting	Included above	Included above
SEC Registration Statements	$—	$—
Total Audit Fees	$2,275,000	$2,073,800
Audit Related Fees:
Assurance and Related Services[1]	$232,500	$—
Tax Fees:
Tax Compliance and Consulting Services	$185,983	$217,228
All Other Fees:
Research Service License	$2,700	$2,700
Total Fees and Expenses	$2,696,183	$2,293,728

1 In conjunction with the Company's acquisition of Buffalo Filter, PricewaterhouseCoopers LLP was engaged to perform an audit of the 2018 Buffalo Filter financial statements. Assurance and related service fees shown above represent the fees associated with the audit.

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2019 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning on page 59, which provide further historical compensation information for our named executive officers (“NEOs”) as identified below.

Name	Title
Curt R. Hartman	Chief Executive Officer
Todd W. Garner	Executive Vice President and Chief Financial Officer
Patrick J. Beyer	President, CONMED International
Nathan Folkert	Vice President & General Manager, U.S. Orthopedics
Stanley W. (Bill) Peters	Vice President & General Manager, U.S. Advanced Surgical

Quick CD&A Reference Guide
Executive Summary	Section I
Business Strategy Link to Compensation	Section II
Objectives and Philosophy	Section III
Compensation Decision-Making Process	Section IV
Competitive Market Analysis	Section V
Elements of Executive Compensation	Section VI
Share Ownership: Prohibition on Hedging and Pledging	Section VII
Additional Compensation Policies and Practices	Section VIII

I.	Executive Summary

Our compensation program is designed to reward executives for focus and achievement of the Company’s short- and long-term performance goals. This is important, as our Company’s performance is very much dependent on the talents, skills and engagement of our people. We measure Company performance by growth in sales and earnings, and these goals are directly reflected in our annual bonus plan. Strengthening our stock price performance over the long-term is also a focus; as such, our equity incentives are delivered as stock options and, to a lesser degree, restricted stock units (“RSUs”). Finally, our executives are measured by their individual contributions to the Company’s success, and this is reflected in a small portion of the annual bonus as well as in base salary adjustments.

II.	Business Strategy Link to Compensation

The Company’s business strategy is to increase revenues and earnings through a dual focus on organic revenues and acquisitions. Over the past several years we have experienced the following growth:

•
The Company’s International revenues have increased through the introduction of the new orthopedic products, through the Advanced Surgical acquisitions, and, in some cases, through channel changes in certain geographies.

•	The Company’s Advanced Surgical revenues have increased through organic sales growth, but has also had the benefit of acquisitions: SurgiQuest in 2016 and Buffalo Filter in 2019.

•	The Company’s Orthopedic revenues have increased primarily through organic sales increases from new product introductions.

•	As revenues grow, CONMED has been able to leverage its structure to increase earnings.

On a corporate-wide basis, the Company’s 2019 results reflect these accomplishments:

•	The Company’s net sales increased 11.1% in 2019. Acquisitions contributed approximately 580 basis points of growth.

•	The Company’s Adjusted Operating Margin increased to 13.4% in 2019. A reconciliation of GAAP to Adjusted EPS is shown on page 52.

•	The Company’s Adjusted Earnings Per Share ("EPS") increased to $2.64 in 2019. A reconciliation of GAAP to Adjusted EPS is shown on page 52.

The Company’s compensation structure advances the business strategy in the following ways:

Pay Element	Description	Link to Strategy and Performance
Base Salary	Base salaries are based on a review of competitive positions with peer companies, and adjusted annually based on individual performance	To attract and retain high-performing and experienced leaders at a competitive compensation.
Annual Bonus Plan
Bonus targets as a percentage of salary ranging from 55% to 100% of salary to drive focus on annual goals, with a significant portion of the goals based on pre-determined financial metrics, with the remainder based on individual strategic goals.

A significant portion of executive pay is tied to annual corporate wide sales and adjusted EPS. As noted at pages 50 and 51, to drive increased focus on EPS, the weighting of the bonus tied to EPS was increased in 2019 as compared to the 2018 weighting.

The approach to the annual bonus plan is to reward executives primarily for Company-wide performance, because the various businesses and functions must work together with limited resources to ensure corporate-wide success. To encourage the cooperation required to achieve company-wide goals, 73% - 100% of the executives’ bonus plans are based on company-wide results.

As executives other than the CEO must focus on his or her unique functional or business goals, up to approximately 27% of each executive’s performance goals are individual in nature, although the goals are intended to advance Company-wide performance.

The Compensation Committee also has the discretion to award discretionary bonuses in recognition of exceptional individual performance.

Equity Compensation	A significant portion of overall compensation, ranging from 70% for the CEO to an average of 61% for the other NEOs consists of equity compensation vesting over 4-5 years.
Directly aligns the interests of our executives with those of our shareholders. Stock options only have value for executives if operating performance results in appreciation of stock price.

The relative value of the stock options over time ensure that executives are focused on long-term success, and will not sacrifice long-term value creation at the altar of short-term performance, the majority of executive compensation is in the form of equity compensation which vests over longer periods - five years for stock options. Further, this compensation does not provide value to executives unless the stock increases in value over time, which we believe results from steady increases in revenues and adjusted earnings.

We also utilize RSUs, when appropriate, to emphasize retention and stock ownership given the grants have value immediately upon vesting.

Overview of Pay Program

Our pay program is reflective of our business strategy, our desire to fairly and appropriately pay our executive team, and our desire to align management with shareholder interests.

While there is no fixed formula, the Compensation Committee seeks an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and the appropriate mix of different forms of equity compensation. In addition, the Compensation Committee believes that senior executives who have a greater and more direct impact and influence over the Company’s overall performance should receive a significant proportion of equity relative to their total compensation, thus seeking to align the executive’s incentives and impact with the value he or she brings to the Company-wide performance.

Our executive pay program consists of three major elements:

Base Salary
•     Individual salaries are established at time of hire and adjusted thereafter by committee discretion
•     Designed to be competitive within the market and industry, and to reflect individual performance and contribution

Short-Term Incentive (“STI”)
•     Cash incentives intended to reward the achievement of annual Company financial goals as well as individual accomplishments and contributions
•     For 2019, cash performance measures were Total Net Sales (FX Adjusted) and Adjusted EPS, as well as individual performance goals

Long-Term Incentives (“LTI”)
•     Equity awards with meaningful vesting periods for retentive purposes as well as to focus executives on long-term share price appreciation, which are intended to align shareholder and management interests
•     For 2019 and 2018, equity was delivered as stock options and RSUs
•     Outstanding equity awards include performance share units (“PSUs”) awarded to our CEO in 2015

Target Pay
To promote the performance-based culture as described above, and to align the interests of management and shareholders, our executive compensation program focuses on variable compensation. Our CEO’s and other NEO’s average pay mix at target in 2019 illustrate this:

Compensation Program Governance

Best Practices We Employ	Practices We Avoid
Majority of NEO compensation tied to long-term performance	Hedging is not permitted
Equity awards granted in 2015 and beyond require a double trigger for Change in Control vesting acceleration	Our equity plan does not allow repricing of underwater options without shareholder approval
Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs	We do not provide executive perquisites other than international employees where such perquisites are common
Appropriate caps on incentive plan payouts	Excise tax gross-ups are not permitted
Compensation Committee is comprised entirely of independent directors	We do not pay dividends on unvested equity awards
Compensation Committee engages an independent consultant
Compensation Committee regularly meets in executive session without management present
Annual risk assessment of the compensation program
Robust holding requirements until minimum share ownership requirements are achieved
Minimum vesting schedule of at least 12 months for equity awards
Incentive program designs do not encourage excessive risk taking
The Company CEO is not present during any deliberations or voting of the Compensation Committee or Board regarding CEO compensation
2019 Say-on-Pay Vote Results
The Compensation Committee reviewed the voting results on the advisory resolution, commonly referred to as a “say-on-pay” resolution, when evaluating our executive compensation programs and noted 97.9% of the shares that were voted by shareholders at the 2019 Annual Shareholders meeting voted in favor of the compensation program. The Compensation Committee believes that these voting results reflect strong shareholder support for our current compensation practices. Accordingly, we did not make significant changes to our executive compensation practices or programs based on the results of the vote. The Compensation Committee will continue to review our executive compensation program as well as consider the outcome of our “say on pay” votes when making future compensation decisions for the NEOs.

III.	Objectives and Philosophy

The Company’s executive compensation program reflects the following principles:

•	Attract, retain and motivate top talent.

•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as facilitate executive retention.

•	Align the executives’ interests with those of shareholders through long-term incentives linked to specific performance of objective goals.

IV.	Compensation Decision-Making Process

Role of Board of Directors and Compensation Consultant
The Compensation Committee oversees all aspects of compensation for the CEO and the CEO's direct reports ("the Executive Team"). The Compensation Committee structures the executive compensation program to balance the goals of linking pay-to-performance and creating alignment with shareowner interests with the challenge of retaining and motivating a qualified Executive Team to provide business continuity and strategic leadership.
In the fall of 2015, the Compensation Committee, after a thorough review process, retained Radford as its independent compensation consultant in connection with the compensation paid to the Executive Team, and to review director compensation.

Radford does not provide any material services to management and the Compensation Committee has determined that it does not have any business or personal relationship with any member of the Committee or management.
In determining executive compensation, the Compensation Committee obtains input and advice from Radford, and reviews recommendations from our CEO and the Executive Vice President of Human Resources with respect to the performance and compensation of our other Executive Team members. The Board of Directors, upon recommendation from the Compensation Committee, reviews and approves CEO and NEO compensation.
Risk Assessment
The Compensation Committee annually evaluates the Company’s compensation programs to assess whether such programs as designed or administered would facilitate or encourage excessive risk-taking by employees. In 2019, the Committee concluded that the programs are not reasonably likely to have a material adverse effect on the Company in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweigh the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii) the stock ownership guidelines impacting all of the Executive Team.

V.	Competitive Market Analysis

Our compensation committee utilizes a comparative framework to help define specific peer companies and several other survey data sources to help with the assessment.

Primary Market (Peer Companies)	Secondary Market (Survey Data)	Data Sources
• Specific peers in the medical device and healthcare equipment industry with a similar business and financial profile	• Broader, size-appropriate comparisons in the medical device industry	• Public SEC filings for specific peers • Radford Global Life Sciences Survey

We regularly review this competitive data which includes data with respect to salary, bonus, and equity across a range of percentiles. There is no fixed formula or percentile of market-established compensation levels which the Company strives to meet and the benchmark data reviewed includes a range from the 25th percentile to the 75th percentile. This data is but one factor considered in our evaluation. Other factors considered include the scope of the executive’s role within our Company, the performance of the individual, and the expected future contributions of the individual.

2019 Peer Group
Each year the Compensation Committee works with our independent compensation consultant to review compensation for similar positions at other corporations within a designated peer group of companies to help ensure that the Company’s overall compensation levels, and the components thereof, are appropriate.
As our Company evolves, we continue to revisit and refine, as needed, this peer group. To select peers for 2020, we worked with Radford to consider companies which generally fit within the following criteria:

•	Market Capitalization – 1/3 to 3x the Company’s current market capitalization, now ranging from $900 million to $8.2 billion;

•	Revenue – 1/3 to 3x the Company’s trailing twelve-month revenue, now ranging from $320 million to $2.9 billion;

•	Headcount – 1/3 - 3x the Company’s current headcount, now ranging from 1,150 to 10,500.

As a result of our review, we removed the following:

Removed Company	Reasoning
NXStage Medical Invacare	NxStage was acquired during 2019, and Invacare was removed from the peer group as its financials were no longer comparable.

Our 2019 Peer Group was as follows:

Company	LFY # of EEs	LFY Revenues	30-Day Avg. Market Cap ($M)
Align Technology	14,530	$2,407	$21,616
Cantel Medical	2,775	$918	$3,109
Globus Medical	2,000	$785	$5,767
Haemonetics	3,216	$968	$5,963
ICU Medical	8,000	$1,266	$3,812
Integer	8,250	$1,258	$2,590
Integra LifeSciences	4,000	$1,518	$5,166
Masimo	1,600	$938	$8,370
Merit Medical Systems	6,355	$995	$1,668
Natus Medical	1,484	$495	$1,082
NuVasive	2,800	$1,168	$3,932
Orthofix Medical	1,055	$460	$873
West Pharmaceutical Services	8,200	$1,840	$10,988
Wright Medical Group	3,030	$921	$3,823

75th Percentile	7,589	$1,264	$5,914
50th Percentile	3,123	$981	$3,877
25th Percentile	2,194	$919	$2,719

CONMED	3,300	$955	$3,170
Percentile Rank	55%	43%	31%

We have excluded NXStage Medical from the table above as it was acquired during 2019. Invacare was excluded as the financial data was no longer comparable as of December 31, 2019.

VI.	Elements of Executive Compensation

NEO compensation primarily consists of base salary, annual incentive awards, and annual grants of equity awards. These elements are in line with the level of responsibility and impact on our results for each executive.

Base Salary

An NEO’s salary is initially established based upon an evaluation of the competitive salaries for similar positions in the market. Absent a promotion or some other unusual circumstance, such as a change in responsibilities, salaries are reviewed once per year. In this process, the Compensation Committee considers the recommendation of the CEO along with the Executive Vice President of Human Resources in reviewing and approving the base salaries of the Executive Team (other than the CEO).

In making his recommendation for the Executive Team, the CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary such as current compensation data derived from the proxies of the peer companies described above and, as appropriate, compensation data gathered from third-party surveys generally available to the Company. No specific formula is used to weigh or evaluate these factors; rather, the CEO considers such factors on the whole when making a base salary recommendation.

As to the process for reviewing the base salary for the CEO, the Committee considers the Company’s performance, the CEO’s contribution and his responsibilities as well as the competitive talent market. No fixed formula or target percentile is established for setting the base salary. The salary adjustments in 2019 were as follows:

NEO	2019 Base Salary		2018 Base Salary		% Change
Curt R. Hartman	$850,000		$800,000		6.3%
Todd W. Garner	$442,000		$425,000		4.0%
Patrick J. Beyer	$419,075	[1]	$387,192	[1]	8.2%
Nathan Folkert	$373,000		$364,000		2.5%
Stanley W. (Bill) Peters	$374,000		$361,000		3.6%
_________________

(1)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary is paid in British pounds. These components were converted to U.S. dollars using exchange rates of £0.761 and £0.785 to U.S. $1.00 at December 31, 2019 and December 31, 2018, respectively.

Executive Bonus Plan
The Company maintains the shareholder-approved Executive Bonus Plan, which may be used to pay incentive compensation to the Company executives, including our NEOs. The Executive Bonus Plan, which was adopted in connection with the Company’s 2017 Annual Meeting of Shareholders, replaced in its entirety the Company’s 2012 Executive Bonus Plan. The Executive Bonus Plan is effective for performance periods commencing on or after January 1, 2018. For the NEOs, annual bonus targets and performance metrics are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.
Executive Bonus Plan Performance Goals for 2019
The Executive Bonus Plan performance goals for 2019 were established by the Compensation Committee in February 2019. The bonus payment is conditioned upon the achievement of certain threshold goals and is measured on a sliding scale between threshold and maximum performance. For 2019, each NEO’s bonus, other than the CEO's bonus, was based on three metrics: (i) Total Company Net Sales (Fx Adjusted); (ii) Adjusted EPS; and (iii) individual performance goals. The CEO's goals did not include any individual performance goals. The weighting of each performance metric (in each case, expressed as a percentage of the NEO’s annual base salary) varies by position, as follows:

	Threshold	Target	Maximum
Curt R. Hartman
Net Sales (FX Adjusted)	24.0%	40.0%	80.0%
Adjusted EPS	45.0%	60.0%	120.0%
Total	69.0%	100.0%	200.0%

Todd W. Garner
Net Sales (FX Adjusted)	13.5%	22.5%	45.0%
Adjusted EPS	24.4%	32.5%	65.0%
CFO Goals	0.0%	15.0%	30.0%
Total	37.9%	70.0%	140.0%

Patrick J. Beyer
Net Sales (FX Adjusted)	12.0%	20.0%	40.0%
Adjusted EPS	22.5%	30.0%	60.0%
International Goals	10.4%	15.0%	30.0%
Total	44.9%	65.0%	130.0%

Nathan Folkert
Net Sales (FX Adjusted)	9.0%	15.0%	30.0%
Adjusted EPS	18.8%	25.0%	50.0%
Orthopedics Goals	10.3%	15.0%	30.0%
Total	38.1%	55.0%	110.0%

Stanley W. (Bill) Peters
Net Sales (FX Adjusted)	9.0%	15.0%	30.0%
Adjusted EPS	18.8%	25.0%	50.0%
Advanced Surgical Goals	10.3%	15.0%	30.0%
Total	38.1%	55.0%	110.0%

The corporate goals were set and measured as follows:

Net sales (FX adjusted) goals were in the $922.9 million to $994.8 million range with payouts from 60% to 200%. The target was $942.4 million for 100% payout. Net Sales (FX Adjusted) is calculated by taking GAAP net sales and adjusting for the impact of actual foreign exchange rates versus budgeted foreign exchange rates.

Adjusted EPS goals were in the $2.48 to $2.95 range with payouts from 75% to 200%. The target was $2.54 for 100% payout.  Adjusted EPS for these purposes is adjusted for amortization of intangible assets, amortization of deferred financing fees and debt discount, unusual items, including restructuring charges, impairment charges, changes in tax or accounting rules, acquisitions or other special or nonrecurring events. The Compensation Committee structured this scale to incent executives with challenging targets based upon the Company’s internal goals and guidance to investors.

In addition, each NEO’s annual bonus, other than the CEO, was subject to performance goals specific to the individual’s areas of responsibility:

•	Mr. Garner’s goals included the development and implementation of strategic and operational initiatives;

•	Mr. Beyer’s goals included specific targets relative to the International business;

•	Mr. Folkert’s goals included specific targets relative to the U.S. Orthopedics business;

•	Mr. Peters’ goals included specific targets relative to the U.S. Advanced Surgical business.

2019 Actual Payouts

For 2019, the Company achieved:

•	Net Sales (FX Adjusted) of $955.9 million, which is 126% of target.

•	Adjusted EPS of $2.64, or 125% of target.

Below is a reconciliation of GAAP to Adjusted EPS (in $ thousands):

	Twelve Months Ended December 31, 2019
	Gross Profit	Selling & Administrative Expense	Research & Development Expense	Operating Income	Interest Expense	Other Expense	Tax Expense	Effective Tax Rate	Net Income	Diluted EPS
As reported	$524,715	$400,141	$45,460	$79,114	$42,701	$5,188	$2,605	8.3%	$28,620	$0.97
% of sales	54.9%	41.9%	4.8%	8.3%
Business acquisition costs	1,335	(13,066)	—	14,401	—	—	3,609		10,792	0.37
Manufacturing consolidation costs	2,858	—	—	2,858	—	—	354		2,504	0.08
Debt refinancing costs	—	—	—	—	—	(3,904)	1,149		2,755	0.09
	$528,908	$387,075	$45,460	$96,373	$42,701	$1,284	$7,717		$44,671	$1.51
Adjusted gross profit %	55.4%
Amortization	$6,000	(26,075)	—	32,075	(11,756)	—	10,590		33,241	1.13
Adjusted net income		$361,000	$45,460	$128,448	$30,945	$1,284	$18,307	19.0%	$77,912	$2.64
% of sales		37.8%	4.8%	13.4%

Applying these results, as well as the achievement of the individual performance goals for each NEO, bonuses were earned as follows:

NEO	Bonus Target (as % of Base Salary)	Net Sales (FX Adjusted) Achieved	Adjusted EPS Performance Achieved	Individual Performance Achieved	FY 2019 Actual Performance Achieved (as % of target bonus)	FY 2019 Earned Bonus (as % of base salary)	FY 2019 Earned Bonus ($)
Curt R. Hartman	100%	126%	125%	N/A	125%	125%	$1,065,900
Todd W. Garner	70%	126%	125%	117%	124%	87%	$382,529
Patrick J. Beyer	65%	126%	125%	110%	122%	79%	$331,908	[1]
Nathan Folkert	55%	126%	125%	27%	99%	54%	$202,278
Stanley W. (Bill) Peters	55%	126%	125%	100%	118%	65%	$243,437
_________________

(1)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his bonus compensation is paid in British pounds. These components were converted to U.S. dollars using an exchange rate of £0.761 to U.S. $1.00, which was the spot rate as of December 31, 2019 (the last business day of the year).

Discretionary Bonuses
The Compensation Committee has the discretion to award discretionary bonuses in recognition of exceptional individual performance, including awards upon the recommendation of the CEO. For 2019, discretionary bonuses were awarded based on strong performance with respect to a variety of corporate-wide initiatives, ranging from the execution of acquisitions, financing transactions, to the work associated with the listing on the New York Stock Exchange, financial and product introduction efforts. Mr. Garner, Mr. Beyer, Mr. Folkert and Mr. Peters were awarded discretionary bonuses in the amount of $60,000, $50,000, $25,000 and $35,000 (14%, 12%, 7% and 9% of annual salary) respectively.

Annual Equity Compensation
We believe our long-term incentive awards align the interests of NEOs with those of shareholders, encourage long-term retention, and provide an appropriate balance to the short-term incentives offered by the Company's annual incentive bonus program for NEOs. Given our growth strategy, we believe that an appropriate long-term emphasis on stock price appreciation is appropriate, which creates an immediate, strong alignment of shareholder and management interests. Accordingly, a significant portion of our long-term equity awards are granted in the form of stock options or stock appreciation rights (“SARs”). We also utilize RSUs, when appropriate, to emphasize retention and stock ownership given the grants have value immediately upon vesting. We have evaluated the use of Performance Share Units (“PSUs”) and have elected not to use this vehicle in our current annual equity program at this time and instead have elected to use stock options which we believe more closely align the interests of our executives (including our NEOs) to the long term interests of shareholders. We have used PSUs in the instance of the 2015 grant of PSUs to Mr. Hartman as described below. The Compensation Committee believes this approach is consistent with its philosophy that those employees, the NEOs in particular, who are in a position to most directly impact corporate performance should have the highest risk/reward potential tied to corporate performance. Equity compensation awards to our NEOs were granted under our 2018 Long-Term Incentive Plan (the "LTIP"). The Compensation Committee generally determines the amount of equity compensation for each NEO other than the CEO, based in part, on recommendations from the CEO and Executive Vice President of Human Resources. Additionally, the Committee reviews the annual and aggregate dilutive impact of our equity grants.
For 2019, our executive equity grants consisted of RSUs and stock options, as set forth below:

NEO	# RSUs	# Options
Curt R. Hartman	—	200,000
Todd W. Garner	6,400	48,000
Patrick J. Beyer	—	56,000
Nathan Folkert	—	32,000
Stanley W. (Bill) Peters	—	32,000

Our NEOs were granted annual awards of stock options effective March 1, 2019, following the review of 2018 performance at the February 2019 Board meeting. The stock option awards vest ratably over five years with 20% of each award vesting annually. The RSU awards vest ratably over four years with 25% of each award vesting annually. Although annual grants are generally intended to incentivize future performance, in determining the size of grants, the Committee may consider, among other factors, individual contributions and performance during the preceding fiscal year. The exercise price on all outstanding stock options and SARs is equal to the quoted closing price of the stock on the date of grant. Stock options, SARs, RSUs and PSUs are generally nontransferable other than on death and expire ten years from date of grant. The Company has a policy against cash buyouts of underwater stock options or SARs, and such repurchases are expressly prohibited by the LTIP, unless approved by shareholders.
These equity grants, as well as the annual equity grants made to NEOs since 2015 under the LTIP, are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the applicable award agreement) within two years following the change in control (as defined in the applicable award agreement). Our equity compensation awards also include standard non-compete, non-solicit restrictions, as well as trade secret and confidentiality obligations.

VII.	Share Ownership: Prohibition on Hedging and Pledging

Stock Ownership Guidelines
The Company’s stock ownership guidelines are designed to encourage share ownership so that our executives have a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholder. The ownership guidelines cover the Executive Team of the Company, including all NEOs. The guidelines are as follows:

Position	Required Salary Multiple
President and CEO	4x base salary
CFO	3x base salary
All other executive officers	1x base salary

The following share types are included under these guidelines: shares directly owned, shares jointly owned and estimated net after tax shares of unvested RSUs and vested in-the-money stock options, also on an after-tax basis. Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.
All NEOs were in compliance with the guidelines as assessed as of December 31, 2019.
Policy Prohibiting Hedging and Pledging of Company Stock
The Company also prohibits its Executive Team and directors from hedging or otherwise pledging stock or holding any derivatives of Common Stock other than those issued by the Company. The intent of this policy is to align the interests of senior management with those of the holders of the Common Stock.

VIII.	Additional Compensation Policies and Practices

Retirement Benefits

All employees in the United States, including the U.S. based NEOs, are eligible to participate in the Retirement Savings Plan. The Company maintains the Benefits Restoration Plan for eligible employees including the NEOs, except in the case of Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK. The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.
Retirement Savings Plan
The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements. The Savings Plan provides a 100% matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation, provided the employee’s contributions are equally distributed across each pay period during the year.

Benefits Restoration Plan

The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a funded nonqualified deferred compensation plan that provides eligible employees, which include the NEOs, the opportunity to defer receipt of up to 50% of base salary and up to 100% of incentive compensation and to receive seven percent (7%) matching contributions or other contributions from the Company that would otherwise be unavailable under our Savings Plan because of limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). In addition, similar to the Savings Plan, the Company has discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.

A participant is 100% vested in the participant’s contributions and any earnings. Upon a “change in control”, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors. The vesting requirements align with those of the Savings Plan, which provides for vesting of 20% of any Company contributions for each year of service, such that an employee is 100% vested in any Company contribution after five years of service.

Corporate Aviation Policy

In September 2019, the Board (excluding Mr. Hartman, who recused himself from voting) approved the purchase of a fractional share of a plane along with corresponding carbon-offsets, and a policy regarding the use of Company aircraft. The Board believes the use of the plane pursuant to the policy enhances productivity, minimizes distractions and maximizes the efficient use of travel time by Mr. Hartman, Mr. Garner, and other members of the executive management team. Pursuant to the Company policy, Mr. Hartman and Mr. Garner and other executives are permitted to use the plane for business purposes. Mr. Hartman and Mr. Garner are also permitted to use the plane for purposes of commuting to work, provided that they pay for the income imputed for tax purposes at Standard Industry Fare Level (“SIFL”) rates and are responsible for paying the associated taxes. Likewise, if the spouse or guest of Mr. Hartman, Mr. Garner or another executive is permitted to accompany an executive on a flight or otherwise be on the plane, the corresponding executive is responsible for the income imputed for tax purposes, as well as any associated taxes. There was no personal use or imputed income for the use of the corporate plane during 2019.

Recoupment Policy

In the interest of further aligning the interests of the NEOs with those of our shareholders, the Company’s Recoupment Policy allows the Committee to require any participant or former participant in the Executive Bonus Plan or recipient of performance-based equity awards in any of the prior three years to repay to the Company all or a portion of the amount received in connection with a fiscal year in which either (i) there was a recalculation of a financial or other performance metric related to the determination of a bonus award or performance-based equity award due to an error in the original calculation or (ii) there was a restatement of earnings for the Company due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting policy, rules or regulation; and (iii) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the participant. A similar recoupment provision is extended to non-executives who participate in other Company incentive programs.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the tax deductibility of compensation (including performance-based compensation) in excess of $1,000,000 per year paid by a public company to its “covered employees.” The Committee considers the tax and accounting consequences, including those stemming from changes to Section 162(m) of the Code, as one factor when making a decision regarding executive compensation.

Under the recent tax legislation, for taxable years beginning after December 31, 2017, there is no longer an exception to the deductibility limit for qualifying “performance-based compensation” unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 and not materially modified afterwards (the scope of which is currently uncertain). Also under the recent legislation, the definition of “covered employees” has been expanded to include a company’s chief financial officer, in addition to the chief executive officer and three other most highly paid executive officers. Any individual who has been a “covered employee” in any taxable year beginning after December 31, 2016 remains a covered employee in all future years.

The Committee continues to evaluate the changes to Section 162(m) and retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate, including to recognize performance, meet market demands and retain key executives.

Employment Contracts
As a general matter, all Company employees are employed on an “at-will” basis, and the Company does not enter into employment agreements except as may be customary in regions outside of the United States (as is the case with Mr. Beyer’s compensation arrangements, discussed below).
Mr. Hartman’s Compensation Arrangements
Effective November 9, 2014, the Company entered into a letter agreement with Mr. Hartman, outlining the terms of his employment as President and CEO of the Company (the “CEO Employment Letter”). The CEO Employment Letter provided Mr. Hartman with a minimum base salary of $710,000 and a target bonus equal to 100% of his annual base salary. The CEO Employment Letter also provides that Mr. Hartman is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and two-year post-termination restrictions on competition and solicitation of the Company’s customers and employees. Additionally, as outlined in the CEO Employment Letter, Mr. Hartman participates in the Executive Severance Plan as described below.
Mr. Hartman was awarded an equity grant on February 24, 2015 (“CEO Performance Award”) in the form of PSUs under the Amended and Restated 2015 Long-Term Incentive Plan. The CEO Performance Award provided for a target number of 100,000 PSUs, with the actual number of PSUs earned ranging from 0% to a maximum of 200% of target depending on the Company’s total shareholder return relative to the S&P 1500 Health Care Equipment Select Index over the performance period of January 1, 2015 to December 31, 2019:

Relative Performance	Percentage of Target Units Earned
+15.8% above index	200%
+11.0% above index	150%
+8.2% above index	125%
+5.7% above index	100%
+3.6% above index	75%
+2.0% above index	50%
Below +2.0% above index	0%

The PSUs were to be earned, in three separate tranches, subject to adjustment from 0% to 200% based on the Company’s performance as of each of the three vesting dates: (1) 20,000 PSUs (at target) on December 31, 2017, (2) 20,000 PSUs (at target) on December 31, 2018 and (3) 100,000 PSUs (at target) on December 31, 2019, less the number of PSUs paid out based on actual performance in respect of earlier vesting dates. Mr. Hartman did not earn any portion of the 20,000 PSUs as of December 31, 2018, or the 20,000 as of December 31, 2017.
In general, Mr. Hartman was required to remain employed through the applicable vesting date in order to receive payment in respect of earned PSUs.
Upon a “change in control” of the Company (as defined in the CEO Performance Award agreement), outstanding unvested PSUs were to be deemed to be earned based on the level of performance actually achieved through the change in control date.

The goal of the CEO Performance Award was to present Mr. Hartman with the opportunity to earn a superior payment for superior Company performance based on the Company’s total shareholder return relative to a peer index. The Company’s stock price performance was to be measured against total shareholder return over a five-year performance period, in order to motivate longer-term performance and provide incentives for Mr. Hartman to remain with the Company. The five-year period is balanced by opportunities to earn awards after the third and fourth years of the performance period to drive shorter-term business objectives.
Total shareholder return, compared to an index of our industry peers, was selected by the Compensation Committee as the CEO Performance Award’s sole performance measure in order to provide strong alignment with shareholder interests and permit multi-year performance measurement without the need to establish multi-year goals. A rigorous payout schedule was established, so that substantial outperformance was required in order to earn awards above target levels. No PSUs were to be earned unless the Company’s total shareholder return exceeds the S&P 1500 Health Care Equipment Select Index by at least 2.0%, and in order for Mr. Hartman to earn the maximum number of PSUs, our total shareholder return for the performance period was to exceed the index by 15.8%.
As of December 31, 2019, the Company’s actual performance based on total shareholder return during the performance period was 22.61% relative to the S&P 1500 Health Care Equipment Select Index (16.54%), or 6.07% above the threshold level required for Mr. Hartman to earn an award of the PSUs. Based on the outperformance, Mr. Hartman earned 104,000 shares based on the terms of the Performance Award, as certified by the Compensation Committee as of January 31, 2020.
Mr. Beyer's Service Agreement

Mr. Beyer and CONMED U.K. Limited entered into a Service Agreement, dated April 25, 2019, outlining the terms of his continued employment as President, International (the “Service Agreement”). The Service Agreement provides Mr. Beyer with a base salary of £319,000, as well as a monthly car allowance of £1,000. Mr. Beyer may also participate in CONMED U.K. Limited’s occupational pension scheme, to which CONMED U.K. Limited will make contributions of £10,000 per annum for each year Mr. Beyer participates. CONMED U.K. Limited will also pay Mr. Beyer a pension allowance of £69,382.34, which it reserves the right to vary or withdraw at any time. Mr. Beyer may be awarded discretionary bonuses from time to time and may also be eligible to participate in the Executive Severance Plan (as described below) and the CONMED Corporation Executive Bonus Plan (as described above), and may also receive certain medical, life and disability insurance benefits.

Either party may terminate Mr. Beyer’s employment under the Service Agreement on six months written notice. CONMED U.K. Limited may terminate the agreement with immediate effect by paying to Mr. Beyer, within 28 days of giving notice of such termination, all or the remaining part of Mr. Beyer’s base salary for the then unexpired period of notice. In such event, the Company may reduce the payments or benefits otherwise due to Mr. Beyer under the Executive Severance Plan to avoid duplication of payments or benefits. Upon such termination, the Company may require Mr. Beyer not to perform any services (or perform only specified services) in accordance with garden leave policies applicable to employees in the U.K. Under the Service Agreement, Mr. Beyer is subject to certain restrictive covenants, including confidentiality covenants and restrictions on competition and solicitation of the Company’s customers and employees that range from six-months to one-year post-termination.

Executive Severance Plan

The Company maintains an executive severance plan (the “Executive Severance Plan”) in which all of the NEOs as of December 31, 2019 participated. The CEO’s benefit under the Executive Severance Plan is two (2.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and three (3.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. The CFO's benefit under the plan is one and one-half (1.5) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and two and one-half (2.5) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. Each other NEO’s severance benefit is one (1.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination without cause or for good reason and two (2.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned level for a change in control involuntary termination without cause or for good reason. Benefits due to a participant under the Executive Severance Plan may be reduced or eliminated in the event that the participant receives duplicative termination payments or benefits under any other plan, program, policy, individually negotiated agreement or other arrangement.

For purposes of the Executive Severance Plan, “Cause” generally means the NEO’s willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. “Good Reason” generally includes any material and adverse change in the NEO’s duties, responsibilities, titles or offices with the Company, a material reduction in the rate of annual base salary or annual target bonus opportunity, or any requirement that the NEO be based more than 50 miles from the office where he or she is located. “Change in Control” generally means a change in the majority combined voting power of the Company (other than transactions involving related parties), the shareholders approve a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets. Change in Control benefits apply for involuntary terminations without Cause or for Good Reason within the two (2) year period following a Change in Control. The Executive Severance Plan also contains certain restrictive covenants, including a non-disparagement covenant and one-year post-termination restrictions on competition and solicitation of the Company’s customers and employees.
The Compensation Committee periodically reviews the Executive Severance Plan as part of its overall review of the executive compensation program. No changes were made for 2019.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee,

Martha Goldberg Aronson (Chair)	Brian Concannon

LaVerne Council	Charles M. Farkas

Jerome J. Lande

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1]($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4]($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation[6] ($)	Total
Curt R. Hartman –	2019	$842,489	$—	$—	$4,136,000	$1,065,900	$—	$135,871	$6,180,260
President & Chief	2018	$790,917	$—	$—	$2,618,000	$1,081,060	$—	$102,399	$4,592,376
Executive Officer	2017	$753,237	$—	$—	$1,602,641	$554,950	$—	$91,536	$3,002,364

Todd W. Garner –	2019	$439,187	$60,000	$504,064	$992,640	$382,529	$—	$59,325	$2,437,745
Executive Vice President and Chief Financial Officer	2018	$423,390	$—	$404,880	$571,680	$377,363	$—	$74,430	$1,851,743

Patrick J. Beyer –	2019	$415,796	$50,000	$—	$1,158,080	$331,908	$—	$129,637	$2,085,421
President, CONMED	2018	$384,710	$—	$—	$852,720	$273,551	$—	$115,232	$1,626,213
International[7]	2017	$392,966	$23,713	$—	$573,990	$156,523	$—	$79,183	$1,226,375

Nathan Folkert – Vice President &	2019	$371,500	$25,000	$—	$661,760	$202,278	$—	$28,204	$1,288,742
General Manager,	2018	$362,839	$—	$—	$523,600	$241,514	$—	$24,128	$1,152,081
U.S. Orthopedics	2017	$356,446	$—	$67,088	$362,520	$111,181	$—	$22,368	$919,603

Stanley W. (Bill) Peters –	2019	$371,833	$35,000	$—	$661,760	$243,437	$—	$208,394	$1,520,424
Vice President & General Manager,	2018	$359,207	$—	$—	$478,720	$266,599	$—	$112,100	$1,216,626
U.S. Advanced Surgical	2017	$355,701	$—	$—	$332,310	$110,817	$—	$39,653	$838,481

(1)
Salary reflects actual salary earned. Salary levels are adjusted annually, typically in March. Accordingly, any salary levels listed in the CD&A may not match amounts actually paid during the course of the year. In addition, the Company paid employees on a weekly basis (in arrears) until 2017 transitioning to a semi-monthly (current) payroll cycle in January 2017. As a result of the change in the payroll cycle, employees, including our NEOs, were paid for the last week of December 2016 and also received a semi-monthly salary in January 2017, resulting in 53 weeks of base salary pay in 2017.

(2)	Bonus reflects the 2019 one-time discretionary payments as further described in CD&A under the heading "Discretionary Bonuses".

(3)
Amounts in this column reflect the grant date fair value of RSUs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2019 Annual Report on Form 10-K (available at http://www.conmed.com).

(4)
Amounts in this column reflect the grant date fair value of stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2019 Annual Report on Form 10-K.

(5)
Non-Equity Incentive Plan Compensation represents earnings under the Company’s Executive Bonus Plan and is calculated as a percentage of each NEO’s Salary (as defined in the CD&A). See “Executive Bonus Plan Performance Goals for 2019” on page 50 in the CD&A for an additional discussion of 2019 annual incentive payments under the Company’s Executive Bonus Plan.

(6)	All 2019 Other Compensation consists of the following:

	401(k) Employer Contributions(a)	Benefit Restoration Plan Employer Contributions(b)	Certain Other Payments(c)	Total All Other Compensation
Curt R. Hartman	$19,000	$116,871	$—	$135,871
Todd W. Garner	$19,000	$40,325	$—	$59,325
Patrick J. Beyer	$—	$—	$129,637	$129,637
Nathan Folkert	$19,000	$—	$9,204	$28,204
Stanley W. (Bill) Peters	$11,200	$33,720	$163,474	$208,394

(a)	Amounts represent 2019 Company contributions to employee 401(k) plan accounts on the same terms offered to all other employees.

(b)	Amounts represent 2019 Company contributions to the Benefits Restoration Plan (“BRP”).

(c)
For Mr. Beyer, other payments include retirement plan payments of $113,873 for participation in a program designed to compensate him in a similar fashion as the BRP in accordance with practices in the UK, and payments of $15,765 in respect of his car allowance. For Mr. Folkert, such payments include $9,204 in costs associated with attending a sales force award trip in 2019. For Mr. Peters, such payments include relocation expenses of $154,871 in connection with his relocation to Denver, Colorado and $7,424 in costs associated with attending a sales force award trip in 2019. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above.

(7)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, all of his cash compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rates as of December 31, 2019, December 31, 2018 and December 29, 2017, respectively, (the last business day of the year) of £0.761, £0.785 and £0.738 to U.S. $1.00. If we had converted Mr. Beyer’s 2019 total compensation at the December 31, 2018 spot exchange rate, his total compensation would have been $2,058,605.

GRANTS OF PLAN-BASED AWARDS

The table below summarizes the estimated cash awards under the Executive Bonus Plan as well as equity compensation granted during 2019. Information regarding the terms of these awards can be found under the headings “Executive Bonus Plan” and “Annual Equity Compensation” in the CD&A.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
Curt R. Hartman	3/1/2019	—	—	—	—	—	—	—	200,000	$78.76	$4,136,000
	N/A	$586,500	$850,000	$1,700,000	—	—	—	—	—	—	—

Todd W. Garner	3/1/2019	—	—	—	—	—	—	6,400	—	$—	$504,064
	3/1/2019	—	—	—	—	—	—	—	48,000	78.76	992,640
	N/A	$167,408	$309,400	$618,800	—	—	—	—	—	—	—

Patrick J. Beyer[5]	3/1/2019	—	—	—	—	—	—	—	56,000	$78.76	$1,158,080
	N/A	$187,955	$272,399	$544,798	—	—	—	—	—	—	—

Nathan Folkert	3/1/2019	—	—	—	—	—	—	—	32,000	$78.76	$661,760
	N/A	$142,113	$205,150	$410,300	—	—	—	—	—	—	—

Stanley W. (Bill) Peters	3/1/2019	—	—	—	—	—	—	—	32,000	$78.76	$661,760
	N/A	$142,494	$205,700	$411,400	—	—	—	—	—	—	—

(1)
Non-Equity Incentive Compensation represents earnings under the Company’s Executive Bonus Plan. The threshold, target and maximum compensation for all NEOs is a percentage of Salary (as defined in the CD&A) at December 31, 2019. The compensation is based on financial factors as well as individual goals as further described in the Executive Bonus Plan section of the CD&A. During 2019, Mr. Hartman, Mr. Garner, Mr. Beyer, Mr. Folkert and Mr. Peters earned non-equity incentive compensation equal to 125%, 87%, 79%, 54% and 65%, respectively, of their base salaries.

(2)
RSU awards granted as of March 1, 2019 vest annually over a period of four years. The amounts shown in column (j) represent the total stock options awarded to the NEOs. Stock option awards granted as of March 1, 2019 for all NEOs vest annually over a period of five years.

(3)
Amounts in this column reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2019 Annual Report on Form 10-K.

(4)	During 2019, all NEOs earned RSUs and/or stock options as reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

(5)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his non-equity incentive plan compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2019 (the last business day of the year) of £0.761 to U.S. $1.00.

Material terms related to the NEOs’ compensation are described in the CD&A, footnotes to the Summary Compensation Table, Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
	Option Awards[4]					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[5]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Curt R. Hartman	2/24/2015	—	—	—	—	—	—	104,000	[1]	$11,630,320
	2/27/2015	118,640	29,660	$51.30	2/27/2025	—	—	—		—
	3/1/2016	—	—	—	—	2,250	$251,618	—		—
	3/1/2016	102,000	68,000	$39.87	3/1/2026	—	—	—		—
	3/1/2017	63,660	95,490	$41.93	3/1/2027	—	—	—		—
	3/1/2018	35,000	140,000	$59.96	3/1/2028	—	—	—		—
	3/1/2019	—	200,000	$78.76	3/1/2029	—	—	—		—

Todd W. Garner	1/2/2018	—	—	—	—	6,000	$670,980	—		—
	1/2/2018	9,600	38,400	$50.61	1/2/2028	—	—	—		—
	3/1/2019	—	—	—	—	6,400	$715,712	—		—
	3/1/2019	—	48,000	$78.76	3/1/2029	—	—	—		—

Patrick J. Beyer	2/27/2015	40,560	10,140	$51.30	2/27/2025	—	—	—		—
	3/1/2016	—	—	—	—	725	$81,077	—		—
	3/1/2016	33,180	22,120	$39.87	3/1/2026	—	—	—		—
	3/1/2017	22,800	34,200	$41.93	3/1/2027	—	—	—		—
	3/1/2018	11,400	45,600	$59.96	3/1/2028	—	—	—		—
	3/1/2019	—	56,000	$78.76	3/1/2029	—	—	—		—

Nathan Folkert	3/1/2016	—	—	—	—	500	$55,915	—		—
	3/1/2016	11,207	15,200	$39.87	3/1/2026	—	—	—		—
	3/1/2017	—	—	—	—	800	$89,464	—		—
	3/1/2017	14,104	21,600	$41.93	3/1/2027	—	—	—		—
	3/1/2018	7,000	28,000	$59.96	3/1/2028	—	—	—		—
	3/1/2019	—	32,000	$78.76	3/1/2029	—	—	—		—

Stanley W. (Bill) Peters	2/27/2015	24,000	6,000	$51.30	2/27/2025	—	—	—		—
	3/1/2016	—	—	—	—	425	$47,528	—		—
	3/1/2016	19,620	13,080	$39.87	3/1/2026	—	—	—		—
	3/1/2017	13,200	19,800	$41.93	3/1/2027	—	—	—		—
	3/1/2018	6,400	25,600	$59.96	3/1/2028	—	—	—		—
	3/1/2019	—	32,000	$78.76	3/1/2029	—	—	—		—

(1)
Mr. Hartman was granted 100,000 PSUs on February 24, 2015. As of December 31, 2019, as disclosed in the CD&A, 104,000 shares were earned but not vested as vesting did not occur until certification by the Compensation Committee which took place on January 31, 2020.

(2)	Stock options for all NEOs vest annually over a period of five years beginning on the date of grant.

(3)	RSUs for all NEOs vest annually over a period of four years beginning on the date of grant.

(4)	All outstanding option awards are SARs or stock options.

(5)	Value shown for unvested RSUs and PSUs is based on the December 31, 2019 (the last trading day of the year) closing stock price on the NASDAQ of $111.83.

OPTION EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
	Option Awards[1]		Stock Awards[3]
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)
Curt R. Hartman	—	$—	4,200	$330,792

Todd W. Garner	—	$—	2,000	$126,820

Patrick J. Beyer	—	$—	1,400	$110,264

Nathan Folkert	7,480	$323,088	900	$70,884

Stanley W. (Bill) Peters	—	$—	825	$64,977

(1)	Amount relates to option exercises during 2019.

(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the option and the market price of the Common Stock on the date of exercise.

(3)	Amount relates to the RSUs that vested during 2019.

(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION
The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation for all NEOs during 2019. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs. This plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of annual cash incentive compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Code. Refer to the section “Retirement Benefits - Benefits Restoration Plan” in the CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Curt R. Hartman	$419,665	$116,871	$335,475	$—	$2,113,622

Todd Garner	$61,719	$40,325	3,301	$—	$105,345

Stanley W. (Bill) Peters	$36,000	$33,720	$61,574	$—	$355,587

(1)	Executive contributions related to the Benefit Restoration Plan were included in earnings in 2019.

(2)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2019.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

TERMINATION/NO CHANGE IN CONTROL
The table below represents the payments the NEOs would receive if they were terminated by the Company without cause or resigned for good reason on December 31, 2019 and no change in control had occurred. The table assumes the termination by the Company without cause (as defined in the Executive Severance Plan) with respect to each NEO. No payments will be made, other than accrued benefits, if an NEO is terminated for cause or resigns without good reason.

Name	Salary Continuation or Severance ($)[1]

Curt R. Hartman	$3,846,960

Todd W. Garner	$1,277,919

Patrick J. Beyer[2]	$751,117

Nathan Folkert	$607,396

Stanley W. (Bill) Peters	$646,518

(1)
For each NEO, amount represents the sum of the executive’s base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2019 multiplied by the applicable severance multiple as defined in the Executive Severance Plan payable as a lump sum. The severance multiple is defined as two (2.0) for Mr. Hartman, one and one-half (1.5) for Mr. Garner and one (1.0) for each other NEO.

(2)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2019 (the last business day of the year) of £0.761 to U.S. $1.00.

Under the terms of the Company’s equity award programs, the vesting date for all outstanding stock options, SARs and RSUs granted to any NEO would accelerate to the date of termination due to death or disability. In those circumstances, the value of equity awards vesting would be the same as described below for a termination in connection with a change in control. Upon disability or death, Mr. Hartman’s PSUs would immediately become vested. As of December 31, 2019, as disclosed in the CD&A, 104,000 shares were earned but not vested, as vesting did not occur until certification by the Compensation Committee which took place on January 31, 2020. The value of the PSUs vesting would be $11,630,320 on December 31, 2019.

TERMINATION/CHANGE IN CONTROL
The table below represents the earnings the NEOs would receive upon a qualifying termination in connection with a change in control on December 31, 2019 under the Executive Severance Plan and under the terms of the Benefits Restoration Plan as further described in the CD&A.

Name	Salary Continuation or Severance ($)[1]	Intrinsic Value of Unvested Stock Awards ($)[2]	Intrinsic Value of Unvested Options and SARs ($)[2]	Value of Unvested Company BRP Contributions ($)	Total ($)
Curt R. Hartman[3]	$5,251,910	$11,881,938	$27,239,151	$—	$44,372,999

Todd W. Garner	$2,129,865	$1,386,692	$3,938,208	$32,260	$7,487,025

Patrick J. Beyer[4]	$1,397,367	$81,077	$8,813,301	$—	$10,291,745

Nathan Folkert	$1,132,649	$145,379	$5,114,232	$—	$6,392,260

Stanley W. (Bill) Peters	$1,185,235	$47,528	$5,074,549	$21,224	$6,328,536

(1)
Amount represents the sum of the executive’s base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2019 multiplied by the applicable severance multiple. The severance multiple is defined as three (3.0) for Mr. Hartman, two and one-half (2.5) for Mr. Garner and two (2.0) for each other NEO.

(2)
As described above in the CD&A under “Annual Equity Compensation” and "Mr. Hartman's Compensation Arrangements", unvested equity awards held by each NEO are subject to accelerated vesting upon a qualifying termination in connection with a change in control. The intrinsic value of unvested equity awards is calculated by taking the product of (a) $111.83, which was the closing market price of our common stock as of December 31, 2019, (the last business day of the year) less the exercise price of any stock option or SAR, and (b) the number of stock awards subject to acceleration. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” for information on the awards and the unvested portion of such awards.

(3)
The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Hartman assumes 104,000 shares vested at a value of $11,630,320 as the Company’s total shareholder return was 22.61% relative to the S&P 1500 Healthcare Equipment Select Index or 6.07% above the threshold level required for Mr. Hartman to earn an award of the PSUs as of December 31, 2019 as further described in CD&A under “Mr. Hartman’s Compensation Arrangements.”

(4)
Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary continuation or severance is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 31, 2019 (the last business day of the year) of £0.761 to U.S. $1.00.

(5)
No NEOs would receive any other accelerated or enhanced deferred compensation payments or benefits upon a change in control other than as described in this table. As described in the CD&A under “Retirement Benefits – Benefits Restoration Plan”, upon a change in control, the unvested portion of each NEO’s account will automatically become vested.

DIRECTOR COMPENSATION

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors, and to ensure directors interests are aligned with those of our shareholders. Director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors.

The Compensation Committee and the full Board of Directors generally review director fees at least every three years. As disclosed in last year’s Proxy Statement, the Compensation Committee reviewed the fees in 2018 with the assistance of Radford, the Compensation Committee’s compensation consultant. During 2018, Radford recommended that the Board consider increasing the cash compensation elements of the director compensation. Based on the Radford recommendation, the Compensation Committee and Board of Directors increased the cash retainer fee for non-employee directors from $45,000 per year, to $60,000 per year, and increased the cash retainer for the Chair of the Board from $90,000 per year to $110,000 per year. There were no changes to the director equity compensation. Directors receive equity with a Black Scholes valuation of $150,000 with a value ratio of 1:3 of stock options to RSUs, with the Chair of the Board to receive equity awards with a total Black Scholes value of $200,000 with the same 1:3 value ratio of stock options to RSUs. In the case of the awards to newly appointed directors, the Compensation Committee effectively prorated the equity compensation awards based on when during the course of the year the director first commenced serving on the Board. Thus, Ms. Schwarzentraub was appointed to the Board as of September 22, 2019 and received equity compensation valued at $120,000, while Ms. Council was appointed to the Board as of December 1, 2019, and received equity compensation valued at $90,000.

Cash Compensation Paid to Directors

For 2019, each director received cash fee compensation as described below:

Director Cash Fee Compensation Plan

Annual Retainer Total (Paid Quarterly)
Chair (None if Executive Officer)	$110,000
Directors (Non-Executive only)	$60,000
Audit Committee Chair	$30,000
Audit Committee Member	$15,000
Governance/ Compensation Chair	$15,000
Governance/ Compensation Committee Member	$7,500
Strategy Committee Chair	$15,000
Strategy Committee Member	$7,500

There was no compensation paid to directors for service on the Pricing Committee in 2019.

Equity Compensation Awarded to Directors

In 2019, each non-employee director, other than Ms. Schwarzentraub and Ms. Council, received grants of approximately $150,000 which equated to 2,165 stock options and 1,407 RSUs, with the Chair of the Board receiving grants of approximately $200,000 equating to 2,886 stock options and 1,876 RSUs, which, in each case, will vest on June 1, 2020. As Ms. Schwarzentraub and Ms. Council were appointed to the Board as of September 22, 2019 and as of December 1, 2019, respectively, and served less than a full term, their initial equity awards were prorated. Ms. Schwarzentraub was awarded equity valued at $120,000, consisting of 1,515 stock options and 895 RSUs. Ms. Council was awarded equity valued at $90,000, consisting of 987 stock options and 599 RSUs. The 2019 awards were issued from the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Total ($)

Mark E. Tryniski	$132,500	$149,967	$49,986	$332,453

David Bronson	$88,125	$112,476	$37,498	$238,099

Brian P. Concannon	$78,750	$112,476	$37,498	$228,724

LaVerne Council	$18,750	$67,417	$22,484	$108,651

Charles M. Farkas	$82,500	$112,476	$37,498	$232,474

Martha Goldberg Aronson	$80,625	$112,476	$37,498	$230,599

Dirk M. Kuyper[3]	$56,250	$—	$—	$56,250

Jerome J. Lande	$75,000	$112,476	$37,498	$224,974

Barbara J. Schwarzentraub	$33,750	$89,965	$29,982	$153,697

Dr. John L. Workman	$90,000	$112,476	$37,498	$239,974

(1)
Cash fees paid to directors may not match the amounts listed in the Director Cash Fee Compensation Plan above due to changes in the committee assignments during the course of 2019, and due to when individual directors commenced or terminated service as a director. The fees earned or paid in cash with respect to Mr. Lande include amounts paid directly to Scopia Capital Management LP (“Scopia”) pursuant to the arrangement as further described below.

(2)
Amounts in these columns reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 9, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2019 Annual Report on Form 10-K (available at http://www.conmed.com).

(3)	Dirk Kuyper resigned from the Board effective August 1, 2019.

Below is a summary of the stock options, SARs and RSUs outstanding for non-employee Directors as of December 31, 2019.

Name	Stock Option & SAR Awards Outstanding (#)	Stock Awards Outstanding (#)

Mark E. Tryniski	24,372	1,876

David Bronson	14,779	1,407

Brian P. Concannon	16,779	1,407

LaVerne Council	987	599

Charles M. Farkas	15,779	1,407

Martha Goldberg Aronson	13,779	1,407

Jerome J. Lande	4,165	1,407

Barbara J. Schwarzentraub	1,515	895

Dr. John L. Workman	14,779	1,407

Since the third quarter of 2016, at the request of Mr. Lande, in order to comply with internal compliance and compensation policies of Scopia, Mr. Lande’s employer (and then a shareholder of CONMED), Mr. Lande’s cash director fees have been paid by the Company directly to Scopia. Other than redirecting Mr. Lande’s cash fees to Scopia, Mr. Lande’s cash fees are the same as the fees that any other director serving on the same committees would receive. Although Mr. Lande had not received equity compensation, at his request, while Scopia was a shareholder, Scopia no longer holds CONMED stock, and as such Mr. Lande received equity compensation with the other directors in June 2019.

Director Stock Ownership Requirements and Policy Prohibiting Hedging and Pledging Policy of Company Stock
In order to give the directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholders, effective July 31, 2009 (and subsequently amended effective December 31, 2013), the Company adopted guidelines to encourage outright share ownership by directors. The ownership guidelines require directors to own four times their annual board retainer fee. Any new directors will be required to be in compliance with these guidelines within five years of becoming subject to this policy. The following share types are included under these guidelines: shares directly owned, shares jointly owned, estimated net after tax shares of unvested RSUs and shares held in saving plan accounts. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.
The Company’s director stock ownership guidelines also state that the Company grants stock-based incentives in order to align the interests of its directors with the interests of its shareholders. Accordingly, the Company prohibits directors from hedging or pledging Company stock, or from buying or selling derivative securities related to the Company’s stock, such as puts or calls on Company stock, since such securities may diminish the alignment that the Company is trying to foster. This policy does not prohibit directors from purchasing the Company’s convertible notes or any other security issued directly by the Company that may be a derivative from or into the Company’s common stock.

All directors were in compliance with these guidelines as assessed as of December 31, 2019.

PAY RATIO
We are required by SEC rules adopted under Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
During fiscal 2019, the principal executive officer of the Company was our President and Chief Executive Officer, Curt Hartman. For 2019, Mr. Hartman’s total annual compensation was $6,180,260 and for our median employee was approximately $33,311 resulting in an estimated pay ratio of 186:1.

We identified the median employee by using all 3,492 active employees and contractors of the Company and its consolidated subsidiaries (excluding Mr. Hartman) as of November 1, 2017, whether employed full-time, part-time or on a contractual basis. During 2018, we identified the median employee had terminated employment and therefore utilized a substitute employee with substantially similar compensation. This same individual was also used in 2019. We believe this is reasonable as there have been no changes to compensation or to the composition of our employees that would materially affect our pay ratio. For individuals hired prior to December 31, 2016, we used each applicable individual's taxable earnings as of December 31, 2016. For individuals hired after December 31, 2016, we used each applicable individual's non-annualized taxable earnings as of November 1, 2017 (the median employee determination date). Taxable earnings consisted of (A) base salary, (B) the target bonus, commission and/or management bonus paid during the period, (C) the estimated accounting value of any equity awards granted during the period, (D) other miscellaneous compensation items. Where applicable, currency of earnings was converted to U.S. dollars using an exchange rate as of our determination date.

After identifying our median employee, who is located in the U.S., in accordance with SEC rules we calculated 2019 annual total compensation for both the median employee and Mr. Hartman using the same methodology that we use to determine our NEOs’ annual total compensation for the Summary Compensation Table.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

BOARD OF DIRECTORS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s Board of Directors, which is presently composed of David Bronson, Brian P. Concannon, LaVerne Council, Charles M. Farkas, Martha Goldberg Aronson, Curt R. Hartman, Jerome J. Lande, Barbara J. Schwarzentraub, Mark E. Tryniski and Dr. John L. Workman, establishes the compensation plans and specific compensation levels for Mr. Hartman and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee.
In March 2003, the Audit Committee adopted a policy specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships, other than related party transactions to any person or entity that are, individually or in the aggregate on an annual basis, less than $5,000. This was recently reaffirmed in the Audit Committee Charter adopted as of January 2020. Pursuant to the related-party policy, which the Audit Committee reviews annually, requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions as further defined in the Company’s related-party policy must be approved or ratified by the Audit Committee. Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.
In considering whether to approve or ratify any related-person transaction, the chair or Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.
To identify related-person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.
INSURANCE FOR DIRECTORS AND OFFICERS
The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Company of America, Allied World Assurance Company, Chubb, Illinois National Insurance Company, and XL Specialty Insurance Co. covering the period from May 31, 2019 through May 30, 2020 at a total cost of $598,224 which covers directors and officers of the Company and its subsidiaries.
ANNUAL REPORT
The Company’s Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 is being mailed with this proxy statement to shareholders of record on April 3, 2020. Except for the Company’s Form 10-K for the fiscal year ended December 31, 2019, which is hereby incorporated by reference into this proxy statement, no other part of the Company’s Annual Report to Shareholders is incorporated by reference nor shall it constitute a part of the proxy soliciting material or be deemed “filed” with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 3, 2020, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the NEOs and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Patrick J. Beyer	170,947	*
David Bronson	27,221	*
Brian P. Concannon	33,721	*
LaVerne Council	—	*
Charles M. Farkas	32,689	*
Nathan Folkert	62,791	*
Todd W. Garner	32,329	*
Martha Goldberg Aronson	22,721	*
Curt R. Hartman	593,841	2.05
Jerome J. Lande	12,572	*
Stanley W. (Bill) Peters	96,656	*
Barbara J. Schwarzentraub	—	*
Mark E. Tryniski	66,528	*
Dr. John L. Workman	32,221	*
Directors and executive officers as a group (21 persons)(1)	1,606,773	5.39
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	4,348,855	15.24
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	3,000,096	10.52
Capital Research Global Investors(4) 333 South Hope Street Los Angeles, CA 90071	2,156,651	7.56

Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 525 French Road, Utica, New York 13502

*	Less than 1%.

(1)
As of April 3, 2020 the Company’s directors and executive officers as a group (21 persons) are the beneficial owners of 307,122 shares of Common Stock (excluding RSUs, Stock Options and SARs), which is approximately 1.08% of the Common Stock outstanding.

(2)
An Amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on February 7, 2020 indicates beneficial ownership of 4,348,855 shares of Common Stock by virtue of having sole voting power over 4,300,229 shares of Common Stock and sole power to dispose of 4,348,855 shares of Common Stock in its role as investment advisor for certain funds.

(3)
An Amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 10, 2020 indicates beneficial ownership of 3,000,096 shares of Common Stock by virtue of having sole voting power over 57,479 shares of Common Stock, shared voting power over 4,361 shares of Common Stock, sole power to dispose of 2,941,724 shares of Common Stock and shared power to dispose of 58,372 shares of Common Stock.

(4)
An Amendment to Schedule 13G filed with the SEC by Capital Research Global Investors on February 13, 2020 indicates beneficial ownership of 2,156,651 shares of Common Stock by virtue of having sole power to vote over 2,156,651 shares and sole power to dispose of 2,156,651 shares.

On April 3, 2020, the record date, there were 527 shareholders of record of the Company’s Common Stock.

DELINQUENT SECTION 16(a) REPORTS
Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, 16a-3(e) thereunder, each person who, at any time during its fiscal year ended December 31, 2019, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain representations made to the Company, the Company believes that there were no late filings during 2019.

Exhibit A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of [•], 2020, is by and between CONMED Corporation, a New York corporation (“Parent”), and CONMED Corporation, a Delaware corporation (“Subsidiary”), pursuant to Article 9 of the Business Corporation Law of the State of New York (the “NYBCL”) and Subchapter IX of the Delaware General Corporation Law (the “DGCL”).

WHEREAS, Parent is a corporation duly organized and in good standing under the laws of the State of New York;

WHEREAS, Parent was originally formed under the name Concor Enterprises, Inc.;

WHEREAS, Subsidiary is a corporation duly organized and in good standing under the laws of the State of Delaware;

WHEREAS, Subsidiary is newly formed for the purpose of effecting the transactions contemplated hereby and does not currently hold any property or have any tax attributes;

WHEREAS, Parent is authorized to issue (a) 100,000,000 shares of common stock, par value $0.01 per share (“Parent Common Stock”), of which [•] shares are issued and outstanding as of the date hereof (which number of outstanding shares is subject to change prior to the Effective Time (as defined below) in connection with Parent’s repurchase or issuance of shares of Parent Common Stock), and (b) 500,000 shares of preferred stock, par value $0.01 per share, of which none are issued and outstanding as of the date hereof;

WHEREAS, Subsidiary is authorized to issue [•] shares of common stock, par value $0.01 per share, of which [•] shares are issued and outstanding as of the date hereof;

WHEREAS, Parent currently holds all of the issued and outstanding shares of common stock of Subsidiary;

WHEREAS, the respective Boards of Directors of Parent and Subsidiary have determined that it is advisable and in the best interests of such corporations and their shareholders and stockholder, respectively, for Parent to merge with and into Subsidiary, for the purpose of changing the Parent’s state of incorporation from the State of New York to the State of Delaware;

WHEREAS, the parties intend, by executing this Merger Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the merger described herein to qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code; and

WHEREAS, the Board of Directors of Parent has directed that this Merger Agreement be submitted to a vote of Parent’s shareholders for approval in accordance with the NYBCL and the DGCL.

NOW, THEREFORE, in consideration of the premises, mutual agreements and covenants set forth herein, the parties hereto agree as follows:

ARTICLE 1.The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Merger Agreement, at the Effective Time, Parent shall be merged with and into Subsidiary (the “Merger”), and the separate existence of Parent shall cease and Subsidiary shall be the entity surviving the Merger (hereinafter referred to as the “Surviving Entity”), which shall continue to exist under, and be governed by, the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL, including Section 259 of Subchapter IX of Title 8 of the DGCL, the NYBCL, including Section 906 of Article 9 of the NYBCL, and this Merger Agreement.
(b)    Subject to Article 9 hereof, the Merger shall become effective upon the later of (x) (i) the acceptance for filing of the Delaware Certificate of Ownership and Merger (the “Delaware Certificate of Merger”), to be prepared and filed with the Secretary of State of the State of Delaware, pursuant to Section 253 of the DGCL and (ii) the acceptance for filing of the New York Certificate of Merger (the “New York Certificate of Merger”), to be prepared and filed with the New York

Department of State, pursuant to Sections 905 and 907(e) of the NYBCL, and (y) such other time as agreed upon by the parties and set forth in the Delaware Certificate of Merger and the New York Certificate of Merger (the “Effective Time”).
(c)    The parties intend, by executing this Merger Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code; and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(1)(F) of the Code.
ARTICLE 2.    Directors and Officers. The parties will take all actions necessary so that the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity from and after the Effective Time, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the by-laws of the Surviving Entity, as the same may be amended from time to time, or the DGCL.
ARTICLE 3.    Governing Documents.
(a)    The certificate of incorporation of Subsidiary in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit B, shall be the certificate of incorporation of the Surviving Entity upon the Effective Time until amended in accordance with applicable law.
(b)    The by-laws of Subsidiary in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit C, shall be the by-laws of the Surviving Entity upon the Effective Time until amended in accordance with applicable law.
ARTICLE 4.    Name. From and after the Effective Time, the name of the Surviving Entity shall be: CONMED Corporation.
ARTICLE 5.    Effect of Merger on Capital Stock.
(a)    At the Effective Time, (i) each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of common stock of the Surviving Entity, and (ii) each issued and outstanding share of common stock of Subsidiary, all of which are owned by Parent, shall be automatically retired and canceled, without the payment of consideration therefor.
(b)    At the Effective Time, each option, restricted stock unit, performance stock unit, stock appreciation right, convertible note or other security of Parent issued and outstanding immediately prior to the Effective Time shall be converted into and shall be an identical security of the Surviving Entity, governed by the same terms and conditions (including with respect to vesting, performance goals and exercisability) as were applicable to such securities immediately prior to the Effective Time, and shares of common stock of the Surviving Entity shall be reserved for issuance in connection with the vesting, exercise or conversion of such securities for each share of Parent Common Stock so reserved prior to the Effective Time. The exercise price or conversion ratio for each share of common stock of the Surviving Entity issuable pursuant to any such option, restricted stock unit, performance stock unit, stock appreciation right, convertible note or other security of Parent shall be equal to the exercise price or conversion ratio applicable to any such security of Parent at the Effective Time.
(c)    At and after the Effective Time, all of the outstanding certificates or other documents that immediately prior to the Effective Time evidenced ownership of securities of Parent shall be deemed for all purposes to evidence ownership of and to represent the securities of the Surviving Entity into which such securities of Parent have been converted, as herein provided, and shall be so registered on the books and records of the Surviving Entity or its transfer agent. The registered owner of any such outstanding certificate or other document evidencing ownership of securities of Parent shall, until such certificate or other document shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the securities evidenced by such certificate or other document, as above provided. Each certificate representing capital stock of the Surviving Entity issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Parent so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Entity in compliance with applicable laws, and any additional legends required by applicable blue sky laws.
(d)    All shares of common stock of the Surviving Entity into which shares of Parent Common Stock are to be converted pursuant to the Merger shall not be subject to any statutory or contractual preemptive rights, shall, when issued, be validly issued, fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such Parent Common Stock.

ARTICLE 6.    Transfer, Conveyance and Assumption. Without limiting the generality of the foregoing, at the Effective Time, (i) the Surviving Entity shall, without further transfer, succeed to and possess all of the rights, privileges, franchises, immunities and powers of Parent; (ii) the Surviving Entity shall be subject to all actions previously taken by Parent’s Board of Directors; (iii) all of the assets and property of whatever kind and character of Parent shall vest in the Surviving Entity without further act or deed; and (iv) the Surviving Entity shall, without further act or deed, assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of Parent, including, without limitation, all outstanding indebtedness of Parent.
ARTICLE 7.    Employee Benefit and Compensation Plans. At the Effective Time, each employee benefit plan, incentive compensation plan and other similar plans to which Parent is then a party (the “Plans”) shall be assumed by, and continue to be the plan of, the Surviving Entity, and Surviving Entity shall assume, as of the Effective Time, all obligations of Parent under the Plans, including (i) the outstanding options, restricted stock units, performance stock units, stock appreciation rights or other awards or portions thereof granted pursuant to the Plans and the right to grant additional awards thereunder and (ii) all obligations of Parent under the Plans with respect to which employee rights or accrued benefits are outstanding as of the Effective Time (including, for the avoidance of doubt, any change in control or severance plan, agreement or arrangement). To the extent any Plan provides for the issuance or purchase of, or otherwise relates to, securities of Parent, after the Effective Time such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, the securities of the Surviving Entity into which such securities of Parent have been converted as herein provided.
ARTICLE 8.    Further Assurances. In the event that this Merger Agreement shall have been duly adopted by the shareholders of Parent in accordance with Article 9, Parent and Subsidiary agree that they will cause to be executed and filed and recorded any document or documents prescribed by the laws of the State of New York and by the laws of the State of Delaware, and that they will cause to be performed all necessary acts within the State of New York and the State of Delaware and any other applicable jurisdiction, in each case to effectuate the Merger pursuant to the terms set forth in this Merger Agreement. The directors and officers of the Parent and Subsidiary are fully authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Merger Agreement and the transactions contemplated hereby, including the Merger.
ARTICLE 9.    Shareholder Approval; Termination. This Merger Agreement shall be submitted to a vote of the shareholders of Parent in accordance with the laws of the State of New York and Parent’s certificate of incorporation and by-laws. In the event that this Merger Agreement shall not be adopted by the requisite vote of the shareholders of Parent entitled to vote thereon, this Merger Agreement shall thereupon be terminated without further action of the parties hereto. Notwithstanding anything to the contrary set forth in this Merger Agreement (including the provisions of Article 8), this Merger Agreement may also be terminated by Parent before or after shareholder approval thereof, and the Merger may be abandoned, at any time prior to the Effective Time, if the Board of Directors of Parent determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of Parent and its shareholders. In the event of the termination and abandonment of this Merger Agreement, this Merger Agreement shall become null and void and have no effect, without any liability on the part of either Parent or Subsidiary, or any of their respective shareholders, stockholders, directors or officers.
ARTICLE 10.    Amendments; Waivers.
(a)    Any provision of this Merger Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by Parent and Subsidiary, provided that, following the adoption of the Merger Agreement by the requisite vote of the shareholders of Parent entitled to vote therein, an amendment shall not (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any securities of Parent to be effected by the Merger; (ii) alter or change any term of the certificate of incorporation of the Surviving Entity; or (iii) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any equity securities of Parent.
(b)    No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
ARTICLE 11.    No Third Party Beneficiaries. The provisions of this Merger Agreement are solely for the benefit of the parties hereto and this Merger Agreement is not intended to, and does not, confer upon any person other than the parties, and their respective successors and permitted assigns, any rights or remedies, express or implied, hereunder, including the right to rely upon or enforce any of the provisions of this Agreement.
ARTICLE 12.    Successors and Assigns. The provisions of this Merger Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Merger Agreement without the consent of the other party hereto.
ARTICLE 13.    Governing Law. This Merger Agreement and all claims or causes of action arising out of or relating to this Merger Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Delaware, without regard to principles of conflicts of law, except to the extent that the laws of the State of New York are mandatorily applicable to the Merger.
ARTICLE 14.    Counterparts; Effectiveness. This Merger Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Merger Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Merger Agreement.
ARTICLE 15.    Severability. The provisions of this Merger Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Merger Agreement, or the application thereof to any person or any circumstance, is determined by any court or other authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Merger Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned, being authorized officers of the constituent corporations, have executed this Merger Agreement as of the date first written above.

PARENT:

CONMED Corporation,
a New York corporation

By:
Name:	Curt R. Hartman
Title:	President and Chief Executive Officer

SUBSIDARY / SURVIVING ENTITY:

CONMED Corporation,
a Delaware corporation

By:
Name:	Daniel S. Jonas
Title:	Executive Vice President, Legal Affairs, General Counsel & Secretary

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Exhibit B
CERTIFICATE OF INCORPORATION
OF
CONMED CORPORATION
FIRST. The name of the corporation is CONMED Corporation (the “Corporation”).
SECOND. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
THIRD. The registered office of the Corporation in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 100,500,000, of which 100,000,000 shares of the par value of $.01 per share shall be designated as common stock (“Common Stock”) and 500,000 shares of the par value of $.01 per share shall be designated as preferred stock (“Preferred Stock”).
1.    Shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board of Directors is expressly authorized to fix by resolution the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions, of the shares of each series of Preferred Stock, including without limitation the following:
(a)    the distinctive serial designation of such series which shall distinguish it from other series;
(b)    the number of shares included in such series;
(c)    the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable;
(d)    whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;
(e)    the amount or amounts which shall be payable out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;
(f)    the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;
(g)    the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;
(h)    whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto;

(i)    whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights; and
(j)    any other powers, preferences and rights and qualifications, limitations and restrictions not inconsistent with the General Corporation Law of the State of Delaware.
2.    All Preferred Stock redeemed, purchased or otherwise acquired by the Corporation (including shares surrendered for conversion or exchange or acquired by exchange or otherwise) shall be cancelled and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.
3.    No holder of Common Stock or of Preferred Stock shall be entitled as a matter of right to subscribe for, purchase or receive, or have any preferential or preemptive right with respect to, any part of any new or additional issue of stock of any class or series whatsoever, or any options or warrants for such stock, or any rights to subscribe for or purchase such stock, or of securities convertible into or exchangeable for any stock of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise.
4.    Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall be entitled as of right to vote on any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized number of shares of, any other series of Preferred Stock or any alteration, amendment or repeal of any provision of any other series of Preferred Stock that does not adversely affect in any material respect the rights of the series of Preferred Stock held by such holder.
5.    Except as otherwise required by the General Corporation Law of Delaware or provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of Common Stock, as such, shall be entitled to vote on any amendment or alteration of the Certificate of Incorporation that alters, amends or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law of the State of Delaware.
6.    Except as may from time to time be required by law and except as otherwise may be provided by the Board of Directors in accordance with paragraph 1 of this Article FOURTH in respect of any particular series of Preferred Stock, all voting rights of the Corporation shall be vested exclusively in the holders of the Common Stock who shall be entitled to one vote per share on all matters.
7.    Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock or any series of Preferred Stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the voting power of all classes of stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.
8.    Unless otherwise provided in the resolution or resolutions of the Board of Directors or a duly authorized committee thereof establishing the terms of a series of Preferred Stock, no holder of any share of Preferred Stock shall, in such capacity, be entitled to bring a derivative action, suit or proceeding on behalf of the Corporation.
FIFTH. All actions required or permitted to be taken by the stockholders at an annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of record of the outstanding shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with this Article Fifth and applicable law, provided that no such action by written consent may be effected except in accordance with this Article FIFTH and applicable law.
1.    Request for Record Date. The record date for determining the stockholders entitled to consent to a corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article FIFTH. Any stockholder(s) of record seeking to have the stockholders of the Corporation authorize or take action by written consent without a meeting shall, by written notice addressed to the Secretary, delivered to the Corporation at its principal executive office and signed by holders of record at the time such notice is delivered beneficially owning shares representing in the aggregate at least twenty-five percent of the outstanding shares of capital stock of the Corporation, provided that such shares are determined to be “Net Long Shares” (as defined in Section 1.2(b)(i) of the by-laws of the Corporation, as may be amended from time to time) that have been held continuously for at least one year prior to the date of the written request (the “Requisite Percentage”), request that a record date be fixed for such purpose. For purposes of this Article FIFTH, the word “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act. Such request must contain the information set forth in paragraph (2) of this Article FIFTH. Following receipt of such request, the Board of Directors shall, by the later of (i) twenty days after the Corporation’s receipt of such request and (ii) ten days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the request relates to an action that may be taken by written consent pursuant to this Article FIFTH and applicable law, determine the validity of such request and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the request required by this paragraph (1) has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article FIFTH and applicable law or if no such determination shall have been made by the date required by this paragraph (1), and in either event no record date has been fixed by the Board of Directors, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in paragraph (5) of this Article FIFTH; provided, that if prior action by the Board of Directors is required by applicable law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.
2.    Request Requirements.
(a)    Any request required by paragraph (1) of this Article FIFTH must be delivered by the holders of record of at least the Requisite Percentage, who shall not revoke such request and who shall continue to beneficially own not less than the Requisite Percentage through the date of delivery of consents signed by a sufficient number of stockholders to authorize or take such action, and must:
(i)    contain an agreement to solicit consents in accordance with subsection (4) of this Article FIFTH;
(ii)    describe the action proposed to be taken by written consent of stockholders (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the by-laws of the Corporation)
(iii)    contain (x) in the case of any matter (other than a director nomination) proposed to be taken by written consent of stockholders, the information required by Sections 1.13(b)(ii)(A) and (B) of the by-laws of the Corporation, and (y) in the case of any director nominations proposed to be elected by written consent of stockholders, the information required by Sections 1.13(b)(ii)(A), (C) and (D), and Section 1.14(d) of the by-laws of the Corporation;
(iv)    set forth the calculation of the requesting stockholder(s)’ Net Long Shares, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares;
(v)    include an agreement by the requesting stockholder(s) to notify the Corporation immediately in the case of any disposition prior to the record date set for the action by written consent of any Net Long Shares beneficially owned of record and an acknowledgement that any such disposition shall be deemed a revocation of such request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and
(vi)    include documentary evidence that the requesting stockholder(s) beneficially own in the aggregate not less than the Requisite Percentage as of the date of such written request to the Secretary; provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within ten business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own at least the Requisite Percentage as of the date on which such request is delivered to the Secretary.
(b)    The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be reasonably requested by the Corporation.
(c)    Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if at any time following such revocation (including any revocation resulting from a disposition of shares), the unrevoked valid requests represent in the aggregate less than the Requisite Percent, the Board of Directors, in its discretion, may cancel the action by written consent and revoke the fixing of the record date established in connection therewith.
3.    Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent in lieu of a meeting of stockholders if (i) the request to act by written consent made pursuant to paragraph (1) of this Article FIFTH (x) does not comply with this Article FIFTH, (y) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law, or (z) relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) any such request is received by the Corporation during the period commencing ninety days before the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”), other than the election or removal of directors, was presented at a meeting of stockholders held not more than twelve months before the request for a record date for such action is delivered to the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than ninety days before the request for a record date was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), or (v) a Similar Item is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called within ninety days after the request is received by the Secretary. The Board of Directors shall determine whether a record date is required to be set under this Article FIFTH.
4.    Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent from all holders of capital stock of the Corporation entitled to vote on the matter in accordance with this Article FIFTH, the by-laws of the Corporation, Regulation 14A of the Exchange Act, without reliance upon the exemption contained in Rule 14a-2(b)(2) of the Exchange Act, and applicable law.
5.    Timing of delivery. No written consent purporting to take or authorize the taking of a corporate action (each such written consent is referred to in this paragraph (5) and in paragraph (6) of this Article FIFTH as a “Consent”) shall be effective to take the corporate action referred to therein unless Consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner required by paragraph (6) of this Article FIFTH within sixty days of the first date on which a Consent is so delivered to the Corporation.
6.    Delivery of Consents. No Consents may be dated or delivered to the Corporation or its registered office in the State of Delaware until the date that is sixty days after the date of delivery of a valid request to set a record date. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary or such other officer of the Corporation or inspector as the Board of Directors may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary or such other officer of the Corporation, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given their valid and duly executed consent to the taking of such action; provided, however, that if the action to which the Consents relate is the election or removal of one or more members of the Board of Directors, the Secretary or such other officer of the Corporation, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (the “Inspectors”) with respect to such Consent, and such Inspectors shall discharge the functions of the Secretary or such other officer of the Corporation, as the case may be, under this Article FIFTH. If, after such investigation, the Secretary, such other officer of the Corporation or the Inspectors, as the case may be, determines that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary, such other officer of the Corporation or the Inspectors, as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
7.    Effectiveness of Consent. Notwithstanding anything in this Certificate of Incorporation to the contrary, no action may be taken by written consent of the stockholders except in accordance with this Article FIFTH and applicable law. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article FIFTH or applicable law, or the stockholder(s) seeking to take such action do not otherwise comply with this Article FIFTH or applicable law, then the Board of Directors shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as applicable, certify to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (6) of this Article FIFTH represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with applicable law and this Certificate of Incorporation.
8.    Challenge to Validity of Consent. Nothing contained in this Article FIFTH shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action with respect thereto (including, without limitation, the commencement, prosecution, or defense of any litigation, and the seeking of injunctive relief in such litigation).
9.    Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article FIFTH shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.
SIXTH. Elections of directors need not be by written ballot except and to the extent provided in the by-laws of the Corporation.
SEVENTH. The number of directors of the Corporation shall be fixed from time to time in the manner provided in the by-laws of the Corporation.
EIGHTH. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article EIGHTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
NINTH. The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended, indemnify directors and officers from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of this Article NINTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
TENTH. The name and mailing address of the incorporator is Daniel S. Jonas, Esq., c/o CONMED Corporation, 525 French Road, Utica, New York 13502.
ELEVENTH. The power to adopt, amend or repeal the by-laws of the Corporation shall be vested in the Board of Directors and the stockholders of the Corporation entitled to vote in the election of directors.

IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this [•]th day of [April], 2020.

By
	Name:	Daniel S. Jonas

Exhibit C

BY-LAWS
OF
CONMED CORPORATION
Effective [•], 2020
ARTICLE I
Stockholders
Section 1.1.    Annual Meeting. A meeting of stockholders shall be held annually for the election of directors and the transaction of other business on such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held solely by means of remote communication, as may be designated by the Board of Directors (the “Board”) of CONMED Corporation (the “Corporation”) from time to time.
Section 1.2.    Special Meetings.
(a)Special meetings of the stockholders of the Corporation may be called at any time by the Board, the Chair of the Board, if any, the Lead Independent Director, if any, the President or by stockholders of the Corporation as provided in this Section 1.2, in each case to be held at such date, time and place either within or without the State of Delaware, or may not be held at any place, but may instead be held by means of remote communication, as may be stated in the notice of the meeting.
(b)    A special meeting of the stockholders (a “Stockholder Requested Special Meeting”) shall be called by the Secretary upon the written request (each, a “Special Meeting Request”) of one or more stockholders who have continuously held of record for at least one year as of the date of the Secretary’s receipt of the request to call a special meeting “Net Long Shares” (as defined in clause (i) of this Section 1.2(b)) representing in the aggregate at least twenty-five percent (25%) of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (such Net Long Shares held for the requisite period, the “Requisite Percentage”) subject to the following:
(i)    For purposes of calculating the Requisite Percentage, a requesting stockholder’s “Net Long Shares” shall be limited to the number of shares beneficially owned, directly or indirectly, by each requesting stockholder that constitute such stockholder’s “net long position” as defined in Rule 14e-4 under the Exchange Act; provided that (i) for the purposes of such definition, reference in such rule to (A) “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the date of the Secretary’s receipt of the relevant Special Meeting Request, (B) the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Company’s common stock on the New York Stock Exchange (or such other securities exchange designated by the Board if the Company’s common stock is not then listed for trading on the New York Stock Exchange) on such date (or, if such date is not a trading day, the next succeeding trading day), (C) the “person whose securities are the subject of the offer” shall refer to the Company, and (D) “subject security” shall refer to the issued and outstanding common stock of the Company; and (ii) the net long position of such stockholder shall be reduced by the number of shares as to which the Board determines such stockholder does not, or will not, have the right to vote on its own behalf at the proposed special meeting or as to which the Board determines that such shareholder has entered into any derivative or other agreement, arrangement, or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. In addition, to the extent any affiliates of the stockholder or beneficial owner are acting in concert with the stockholder or beneficial owner with respect to the calling of the special meeting, the determination of Net Long Shares may include the effect of aggregating the Net Long Shares (including any negative number) of such affiliate or affiliates. Whether shares constitute Net Long Shares shall be determined in good faith by the Board. For purposes of this Section 1.2, the word “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act.
(ii)    In order for a Stockholder Requested Special Meeting to be called by the Secretary, one or more Special Meeting Requests stating the purpose of the special meeting and the matters proposed to be acted upon at such meeting must be signed and dated by the Requisite Percentage of record holders of the common stock of the Corporation (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Corporation and must:

(A)    describe the specific purpose(s) of the meeting and the matters proposed to be acted on at such special meeting (including the text of any resolutions proposed for consideration and the language of any proposed amendment to these by-laws);
(B)    contain (x) in the case of any matter (other than a director nomination) proposed to be conducted at such Stockholder Requested Special Meeting, the information required by Sections 1.13(b)(ii)(A) and (B) of these by-laws, and (y) in the case of any director nominations proposed to be presented at such Stockholder Requested Special Meeting, the information required by Sections 1.13(b)(ii)(A), (C) and (D), and Section 1.14(d) of these by-laws;
(C)    set forth the calculation of the requesting stockholder’s Net Long Shares, including the number of shares held of record and disclosure of any short positions, hedges, voting or other arrangements that impact the calculation of such Net Long Shares;
(D)    include an agreement by the requesting stockholder(s) to notify the Corporation immediately in the case of any reduction prior to the record date for the Stockholder Requested Special Meeting of any Net Long Shares beneficially owned of record and an acknowledgment that any such disposition shall be deemed a revocation of such Special Meeting Request to the extent of such disposition, such that the number of shares disposed of shall not be included in determining whether the Requisite Percentage has been reached and maintained; and
(E)    include documentary evidence that the requesting stockholder(s) beneficially own in the aggregate not less than the Requisite Percentage as of the date of such Special Meeting Request to the Secretary; provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the Special Meeting Request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary within ten business days after the date on which the request is delivered to the Secretary) that the beneficial owners on whose behalf the request is made beneficially own at least the Requisite Percentage as of the date on which such request is delivered to the Secretary.
(iii)    The Corporation may require the requesting stockholder(s) to furnish such other information as may be reasonably requested by the Corporation.
(iv)    The Corporation will provide the requesting stockholder(s) with notice of the record date for the determination of stockholders entitled to vote at the Stockholder Requested Special Meeting. Each requesting stockholder is required to update the notice delivered pursuant to this Section 1.2 not later than ten (10) business days after such record date to provide any material changes in the foregoing information as of such record date.
(v)    In determining whether a Stockholder Requested Special Meeting has been requested by the record holders of shares representing in the aggregate at least the Requisite Percent, multiple Special Meeting Requests delivered to the Secretary will be considered together only if each such Special Meeting Request (x) identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting (in each case as determined in good faith by the Board), and (y) has been dated and delivered to the Secretary within sixty (60) days of the earliest dated of such Special Meeting Requests. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence is supplied to the Secretary at the time of delivery of such Special Meeting Request (or within ten (10) business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder.
(vi)    Any requesting stockholder may revoke his, her or its Special Meeting Request at any time by written revocation delivered to the Secretary at the principal executive offices of the Corporation; provided, however, that if at any time following such revocation (including any revocation resulting from a disposition of shares), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percent, there shall be no requirement to hold a special meeting. The first date on which unrevoked valid Special Meeting Requests constituting not less than the Requisite Percentage shall have been delivered to the Corporation is referred to herein as the “Request Receipt Date”.
(vii)    A Special Meeting Request shall not be valid if:

(A)    the Special Meeting Request relates to an item of business that is not a proper subject for stockholder action under applicable law;
(B)    the Request Receipt Date is during the period commencing ninety (90) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting;
(C)    the purpose specified in the Special Meeting Request is not the election of directors and an identical or substantially similar item (as determined in good faith by the Board, a “Similar Item”) was presented at any meeting of stockholders held within the twelve (12) months prior to the Request Receipt Date;
(D)    a Similar Item consisting of the election or removal of directors was presented at a meeting of stockholders held not more than ninety (90) days before the Special Meeting Request was delivered to the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors; or
(E)    a Similar Item is included in the Corporation’s notice as an item of business to be brought before an annual or special meeting of stockholders that has been called but not yet held or that is called for a date within ninety (90) days of the Request Receipt Date.
(viii)    A Stockholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board; provided, however, that the Stockholder Requested Special Meeting shall be called for a date not more than ninety (90) days after the Request Receipt Date.
(ix)    Business transacted at any Stockholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) received from the Requisite Percentage of record holders and (ii) any additional matters that the Board determines to include in the Corporation’s notice of the meeting. If none of the stockholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Stockholder Meeting Request, the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
Section 1.3.    Notice of Meetings. Notice of each meeting of stockholders shall be given stating the place, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
Unless otherwise provided by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder's address as it appears on the records of the Corporation. In addition, if given by electronic mail, then such notice by electronic mail shall be deemed to be given when directed to such stockholder's electronic mail address (unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the Delaware General Corporation Law to be given by electronic transmission). If such notice is transmitted by a posting on an electronic network together with separate notice to the stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the stockholder. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 233 of the Delaware General Corporation Law. For purposes of these by-laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form through an automated process.

Section 1.4.    Adjournments. When a meeting of stockholders is adjourned to another time or place, it shall not be necessary to give any notice of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, thereof are announced at the meeting at which the adjournment is taken, and at the adjourned meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if the adjournment is for more than thirty days, or if after the adjournment the Board fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record as of the new record date for determining the stockholders entitled to notice of the adjourned meeting under Section 1.3.
Section 1.5.    Waiver of Notice. Notice of meeting need not be given to any stockholder who submits a signed waiver of notice, in person or by proxy, or a waiver by electronic transmission, whether before or after the meeting. The attendance of any stockholder at a meeting, in person or by proxy, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, shall constitute a waiver of notice by such stockholder.
Section 1.6.    Inspectors. Prior to any meeting of stockholders, the Board or the President shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by electronic transmission from which it can be determined that the proxy was authorized by the stockholder, any written ballot or, if authorized by the Board, a ballot submitted by electronic transmission together with any information from which it can be determined that the electronic transmission was authorized by the stockholder, any information provided in a record of a vote if such vote was taken at the meeting by means of remote communication along with any information used to verify that any person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder, ballots and the regular books and records of the corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors' belief that such information is accurate and reliable.
Section 1.7.    List of Stockholders at Meetings. The Secretary shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section shall require the Corporation to include electronic mail addresses or other electronic content information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal executive offices of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Section 1.8.    Quorum of Stockholders. The holders of a majority of the shares of stock entitled to vote on a matter at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum at such meeting of stockholders for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or series, voting as a class or series, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified items of business.
When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.
In the absence of a quorum, the stockholders present in person or represented by proxy and entitled to vote may, by a majority of the votes cast, adjourn the meeting in the manner provided by Section 1.4 of these by-laws until a quorum is so present or represented or (ii) the Chairperson of the meeting may on his or her own motion adjourn the meeting in the manner provided by Section 1.4 of these by-laws until a quorum is so present and represented without the approval of the stockholders who are present in person or represented by proxy and entitled to vote, without notice other than announcement at the meeting, despite the absence of a quorum.
Section 1.9.    Voting; Proxies. Directors shall, except as otherwise required by law or by the certificate of incorporation, be elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. Whenever any corporate action, other than the election of directors, is to be taken by vote of the stockholders, it shall, unless a different or minimum vote is required by law or by the certificate of incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be authorized by a majority of the votes cast at the meeting of stockholders by the holders of shares entitled to vote thereon.
Every stockholder entitled to vote at a meeting of stockholders or to express consent or dissent without a meeting may authorize another person or persons to act for him or her by proxy. Every proxy must be signed by the stockholder or his authorized officer, director, employee or agent or provided by electronic transmission in accordance with applicable law. No proxy shall be valid after the expiration of three years from the date thereof unless otherwise provided in the proxy. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary.
The authority of the holder of a proxy to act shall not be revoked by the incompetence or death of the stockholder who executed the proxy, unless, before the authority is exercised, written notice of an adjudication of such incompetence or of such death is received by the Secretary or any Assistant Secretary.
Section 1.10.    Consent of Stockholders in Lieu of Meeting. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by a consent or consents in writing by the stockholders in accordance with, and subject to the limitations set forth in, the certificate of incorporation.
Section 1.11.    Fixing Record Date.
(a)    In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.11 at the adjourned meeting.
(b)    In order that the Corporation may determine the stockholders entitled to consent to any corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date on which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business. Delivery shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the day on which the Board adopts the resolution taking such prior action.
(c)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 1.12.    Organization. Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in the absence of the Chairperson of the Board by the Vice Chairperson of the Board, if any, or in the absence of the Vice Chairperson of the Board by the President, or in their absence by a chairperson chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.
The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls, for each item on which a vote is to be taken.
Section 1.13.    Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.
(a)    No business shall be transacted at an annual or special meeting of stockholders, except such business as shall be properly brought before such meeting in compliance with the procedures set forth in this Section 1.13.
(b)    For any matter to be properly brought before an annual meeting of stockholders, the matter must be (i) specified in the Corporation’s notice of meeting as provided in Section 1.3 of these by-laws, (ii) otherwise brought before the meeting by or at the direction of the Board, or (iii) otherwise brought before the meeting by a stockholder of record of the Corporation entitled to vote at the meeting in compliance with the procedure set forth in this Section 1.13.
(i)    In addition to any other requirements under applicable law and the certificate of incorporation and these by-laws of the Corporation, for any matter to be brought properly before an annual meeting by a stockholder pursuant to subsection (iii) above, written notice by the stockholder (the “Stockholder Notice”) of any director nomination or other proposal must be addressed and delivered to the Corporation, or mailed to the Corporation, postage prepaid, and received, at the principal executive office of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary date of the annual meeting for the preceding year (which shall include for all purposes hereunder, in the case of the first annual meeting of stockholders following the merger of CONMED Corporation, a New York corporation (the “New York Corporation”), with and into the Corporation, the first anniversary of the annual meeting of the New York Corporation’s shareholders for the preceding year); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends within thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date ninety (90) days prior to such Other Meeting Date or (ii) the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed.
(ii)    The Stockholder Notice must set forth in writing:
(A)    as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(1)     the name and address of such stockholder as they appear in the Corporation’s books, and of such beneficial owner, if any;

(2)     (i) the class or series and number of shares of the Corporation which are, directly or indirectly, owned of record and/or owned beneficially by the stockholder and such beneficial owner, if any, and a representation that the stockholder and beneficial owner, if any, will notify the Corporation in writing of the class or series and number of such shares owned of record and beneficially as of the record date for the meeting, promptly following the later of the record date and the date notice of the record date is first publicly announced;
(ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and beneficial owner, if any, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;
(iii) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and beneficial owner, if any, has a right to vote any shares of any security of the Corporation;
(iv) any short interest in any security of the Corporation (for purposes hereof, a person or entity shall be deemed to have a short interest in a security if such person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);
(v) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and beneficial owner, if any, that are separated or separable from the underlying shares of the Corporation;
(vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder and beneficial owner, if any, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and
(vii) any performance-related fees (other than an asset-based fee) that such stockholder and beneficial owner, if any, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by such stockholder’s and beneficial owner’s, if any, affiliates, any person or entity with whom such stockholder and beneficial owner, if any, is acting in concert or members of such stockholder’s and beneficial owner’s, if any, immediate family sharing the same household;
(3)     any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(4)     a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such annual meeting on the matter proposed and intends to appear in person or by proxy at such meeting to propose such nomination or other business; and
(5)     if the stockholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect.
(B)    if the notice relates to any business that the stockholder proposes to bring before the meeting other than a nomination of a director or directors:

(1)     a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration), the reasons for conducting such business at the meeting, any material interest of such stockholder and beneficial owner, if any, on whose behalf the business is being proposed and of each of their respective affiliates or associates or others acting in concert therewith, if any, in such business and, in the event that such business includes a proposal to amend the by- laws of the Corporation, the language of the proposed amendment; and
(2)     a description of all agreements, arrangements and understandings between such stockholder and/or beneficial owner, if any, and any other person or persons (including the names of such persons) in connection with the proposal of such business by such stockholder.
(C)    If the stockholder proposes to nominate a person for election or reelection to the Board:
(1)     as to each person whom the stockholder proposes to nominate for election or reelection to the Board:
(i)    all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
(ii)    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated by the Securities and Exchange Commission under Regulation S-K (or any successor rule or regulation) if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such “registrant”; and
(iii)     such other information as may be necessary to enable the Board to make an informed determination as to whether such nominee, if elected, would be an “independent director” as defined in the rules and regulations of the New York Stock Exchange or any other stock exchange on which the Corporation’s Common Stock is listed or quoted, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
(2)     the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(3)     a representation and warranty that the candidacy or, if elected, Board membership of each person whom the stockholder proposes to nominate for election or reelection to the Board would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded;
(4)     a representation and warranty that each person whom the stockholder proposes to nominate for election or reelection to the Board:
(i)     does not have any direct or indirect relationship with the Corporation that would cause such person to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(ii)     meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(iii)     is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(iv)     is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and
(v)     is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such person;
(5)    details of any position where each person whom the stockholder proposes to nominate for election or reelection to the Board has served as an officer or director of any competitor (that is, any entity that produces products, provides services or engages in business activities that compete with or are alternatives to the products produced, services provided or business activities engaged in by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Stockholder Notice;
(D)     The Corporation may also require any proposed nominee to furnish such other information, including completion of the Corporation’s directors questionnaire, as it may reasonably request.
(c)    For any matter to be properly brought before a special meeting of stockholders, the matter must be set forth in the Corporation’s notice of such meeting given by or at the direction of the Board or by the Secretary of the Corporation pursuant to Section 1.2(b) of these by-laws. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any stockholder entitled to vote for the election of such director(s) at such meeting may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of such meeting, but only if a Stockholder’s Notice containing the information required by subsection (b) of this Section 1.13 shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
(d)    For purposes of this Section 1.13, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release issued by the Corporation and distributed by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
(e)    For purposes of this Section 1.13, (i) “affiliate” and “associate” have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership, and (ii) “beneficially owned” has the meaning ascribed thereto in Rules 13d-3 and 13d-5 under the Exchange Act.
(f)    In no event shall the postponement or adjournment of an annual or special meeting (whether or not already publicly noticed), or any announcement of such postponement or adjournment, commence a new period (or extend any time period) for the giving of notice as provided in this Section 1.13.
(g)    This Section 1.13 shall not apply to (i) any stockholder proposal made pursuant to Rule 14a-8 of the Exchange Act, (ii) any director nomination pursuant to Section 1.14 or (iii) any Stockholder Requested Special Meeting (except as specifically provided in Section 1.13(c)).
(h)    The Chair of any meeting of stockholders shall, if the facts warrant, determine and declare to the meeting that any business was not properly brought before the meeting in accordance with the provisions prescribed by these by-laws and, if he or she should so determine, he or she shall so declare to the meeting and, to the extent permitted by law, any such business not so properly brought before the meeting shall not be transacted; provided that nothing herein shall prevent the Board or any duly authorized committee thereof from making such determinations in advance of any meeting of stockholders. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder or a qualified representative of the stockholder does not appear at the annual meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(i)    Nothing in this Section 1.13 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, nor the right of the Corporation to omit a proposal from, the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Section 1.14.    Proxy Access for Stockholder Nominations of Directors.
(a)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 1.14, if expressly requested in the relevant Proxy Access Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(i)    the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to twenty Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board, all applicable conditions and complied with all applicable procedures set forth in this Section 1.14 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);
(ii)    disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii)    any statement included by the Nominating Stockholder in the Proxy Access Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board (subject, without limitation, to Section 1.14(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(iv)    any other information that the Corporation or the Board determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 1.14 and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 1.14, any determination to be made by the Board may be made by the Board, a committee of the Board or any officer of the Corporation designated by the Board or a committee of the Board, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The Chair of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 1.14 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)    Maximum Number of Nominees.
(i)    The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Proxy Access Notice may be submitted pursuant to this Section 1.14 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board itself decides to nominate for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 1.14, as determined by the Board; (3) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board. In the event that one or more vacancies for any reason occurs on the Board after the deadline for submitting a Proxy Access Notice as set forth in Section 1.14(d) below but before the date of the annual meeting, and the Board resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)    If the number of Nominees pursuant to this Section 1.14 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Proxy Access Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Proxy Access Notice as set forth in Section 1.14(d), a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 1.14, as determined by the Board, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)    Eligibility of Nominating Stockholder.
(i)    An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 1.14(c) continuously for the three-year period specified in subsection (ii) below or (2) provides to the Secretary, within the time period referred to in Section 1.14(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii)    An Eligible Holder or group of up to twenty Eligible Holders may submit a nomination in accordance with this Section 1.14 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Proxy Access Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Proxy Access Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 1.14, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 1.14, as determined by the Board, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(iii)    The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Proxy Access Notice.
(iv)    For purposes of this Section 1.14, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(A)    the full voting and investment rights pertaining to the shares; and
(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares, provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Proxy Access Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(v)    No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Proxy Access Notice.
(d)    Proxy Access Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred fifty (150) calendar days and no later than one hundred twenty (120) calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary at the principal executive office of the Corporation all of the following information and documents (collectively, the “Proxy Access Notice”); provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences thirty (30) days before such anniversary date and ends thirty days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Proxy Access Notice shall be given in the manner provided herein by the later of the close of business on the date that is one hundred eighty days (180) prior to such Other Meeting Date or the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed. For purposes of this Section 1.14, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release issued by the Corporation and distributed by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.
(i)    A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(ii)    A written notice, in a form deemed satisfactory by the Board, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(A)    the information required with respect to the nomination of directors pursuant to Section 1.13 of these by-laws;
(B)    a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;
(C)    a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(D)    if desired, a Supporting Statement; and
(E)    in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii)    a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 1.14(c) and has provided evidence of ownership to the extent required by Section 1.14(c)(i);
(iv)    a representation and warranty that the stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of changing control or influencing of the Corporation
(v)    a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 1.14(c) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one year following the annual meeting; provided, however, that any Eligible Holder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its common stock holdings in response to changes in the index or weightings of the securities in the index;
(vi)    An executed agreement, in a form deemed satisfactory by the Board, pursuant to which the Nominating Stockholder (including each group member) agrees:
(A)    to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;
(B)    to file any written solicitation or other written communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(C)    to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Proxy Access Notice;
(D)    to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 1.14
(E)    in the event that any information included in the Proxy Access Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 1.14(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (A) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (B) such failure; and
(vii)    An executed agreement, in a form deemed satisfactory by the Board, by each Nominee:
(A)    to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;
(B)    at the reasonable request of the Corporate Governance and Nominating Committee, to meet with the Corporate Governance and Nominating Committee to discuss matters relating to the nomination of such Nominee to the Board, including the information provided by such Nominee to the Corporation in connection with his or her nomination and such Nominee’s eligibility to serve as a member of the Board;

(C)    that such Nominee consents to being named as a nominee in the Corporation’s proxy statement and in any associated proxy card of the Corporation and agrees to serve if elected as a director of the Corporation.
(D)    that such Nominee has read and agrees, if elected, to serve as a member of the Board, to adhere to the Corporation’s Corporate Governance Guidelines, Code of Business Conduct, Related Party Transaction Policy and any other Corporation policies and guidelines applicable to directors; and
(E)    that such Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how such Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could limit or interfere with such Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.
The information and documents required by this Section 1.14(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Proxy Access Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 1.14(d) (other than such information and documents contemplated to be provided after the date the Proxy Access Notice is provided) have been delivered to or, if sent by mail, received by the Secretary.
(e)    Exceptions.
(i)    Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Proxy Access Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(A)    the Corporation receives a notice pursuant to Section 1.13 of these by-laws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
(B)    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 1.14, the Nominating Stockholder withdraws its nomination or the Chair of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 1.14 and shall therefore be disregarded;
(C)    the Board determines that such Nominee’s nomination or election to the Board would result in the Corporation violating or failing to be in compliance with the Corporation’s by-laws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;
(D)    such Nominee was nominated for election to the Board pursuant to this Section 1.14 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;
(E)    such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;
(F)    the Corporation is notified, or the Board determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 1.14(c), any of the representations and warranties made in the Proxy Access Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 1.14;
(ii)    Notwithstanding anything to the contrary contained in this Section 1.14, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Proxy Access Notice, if the Board determines that:
(A)    such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B)    such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C)    the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
ARTICLE II
Board

Section 2.1.    Power of Board and Qualification of Directors. The business of the Corporation shall be managed under the direction of the Board.
Section 2.2.    Number of Directors. The number of directors constituting the entire Board shall be the number, not less than three, fixed from time to time by a majority of the total number of directors which the Corporation would have, prior to any increase or decrease, if there were no vacancies, provided that no decrease shall shorten the term of any incumbent director.
Section 2.3.    Election and Term of Directors. Directors elected at each annual or special meeting of stockholders shall hold office until the next annual meeting of stockholders, and until their successors are elected and qualified or until their earlier resignation or removal.
Section 2.4.    Quorum of Directors and Action by the Board. Unless a greater proportion is required by law or by the certificate of incorporation, one-half of the entire Board shall constitute a quorum for the transaction of business or of any specified item of business. Except where otherwise provided by law or in the certificate of incorporation or these by-laws, the vote of a majority of the directors present at a meeting at the time of such vote, if a quorum is then present, shall be the act of the Board.
Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents by the members of the Board shall be filed with the minutes of the proceedings of the Board.
Except as otherwise provided by law, all corporate action to be taken by the Board shall be taken at a meeting of the Board or by unanimous written consent. Any one or more members of the Board may participate in a meeting of the Board by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time, and participation by such means shall constitute presence in person at such meeting.
Section 2.5.    Meetings of the Board. An annual meeting of the Board shall be held in each year as soon as practicable after the annual meeting of stockholders. Regular meetings of the Board shall be held at such times as may be fixed by the Board. Special meetings of the Board may be held at any time whenever called by the Chair of the Board, if any, the Lead Independent Director, if any, the President or any two directors.
Meetings of the Board shall be held at such places within or without the State of Delaware as may be fixed by the Board for annual and regular meetings and in the notice of meeting for special meetings.

No notice need be given of annual or regular meetings of the Board. Notice of each special meeting of the Board shall be given to each director either by mail not later than noon, Eastern time, on the third day prior to the meeting, or by electronic transmission, telephonically or in person to the director not later than noon, Eastern time, on the day prior to the meeting. If notice is sent by mail, it shall be sent by first class mail, charges prepaid.
Notice of a meeting of the Board need not be given to any director who submits a waiver of notice whether before or after the meeting, or who attends the meeting except when the directors attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
A notice or waiver of notice need not specify the purpose of any meeting of the Board.
The Chair, if any, the Lead Independent Director, if any, or a majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time and place. Notice of any adjournment of a meeting to another time or place shall be given in the manner described above to the directors who were not present at the time of the adjournment and, unless such time and place are announced at the meeting, to the other directors.
Section 2.6.    Resignation. Any director of the Corporation may resign at any time by giving written notice to the Board, the Chair of the Board, if any, the Lead Independent Director, if any, President or the Secretary. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective.
Section 2.7.    Removal of Directors. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
Section 2.8.    Newly Created Directorships and Vacancies. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board for any reason may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected to fill a vacancy shall hold office until the next annual meeting of stockholders, and until his or her successor has been elected and qualified.
Section 2.9.    Compensation of Directors. The Board shall have authority to fix the compensation of directors for their service on the Board or any committee thereof.
ARTICLE III
Committees
Section 3.1.    Committees of Directors. The Board, by resolution adopted by a majority of the entire Board, may designate from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and such other committees as it deems appropriate, each consisting of one or more directors, and each of which, to the extent provided in the resolution, shall have all the powers and authority of the Board, except that no such committee shall have the power or authority as to the following matters:

(a)
approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware law to be submitted to stockholders for approval; or

(b)	adopting, amending or repealing these by-laws.
The Board may designate one or more directors as alternate members of any such committee, who may replace any absent member or members at any meeting of such committee.
Unless the Board otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the directors then serving on the committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present or the unanimous written consent of all members thereof shall be the act of such committee, any one or more members of such committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time and participation by such means shall constitute presence in person at such meeting, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these by-laws.

ARTICLE IV
Officers
Section 4.1.    Officers. As soon as practicable after the annual meeting of stockholders in each year, the Board shall elect or appoint a Chief Executive Officer, President, Chief Financial Officer, Secretary and Treasurer, and it may, if it so determines, elect or appoint from among its members a Chair of the Board and one or more Vice-Chair of the Board. The Board may also elect or appoint one or more Vice-Presidents, Assistant Vice-Presidents, Assistant Secretaries and Assistant Treasurers and may give any of them such further designations or alternate titles as it considers desirable. Any two or more offices may be held by the same person, except the offices of President and Secretary.
Section 4.2.    Lead Independent Director. A majority of the independent members of the Board may elect from among the independent members of the Board a Lead Independent Director, but the election of a Lead Independent Director shall not be required. The Lead Independent Director may be removed as a Lead Independent Director by vote of a majority of the independent members of the Board. If a Lead Independent Director shall be elected, then the Lead Independent Director shall have such duties and authority as may be prescribed by the Board from time to time. For purposes of this by-law, “independent” has the meaning set forth in the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded at such time.
Section 4.3.    Term of Office; Resignation; Removal; Vacancies. Unless otherwise provided in the resolution of the Board electing any officer, each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice or electronic transmission to the Board or to the President or the Secretary. Such resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. The Board may remove any officer with or without cause at any time. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, may be filled by the Board at any regular or special meeting.
Section 4.4.    Powers and Duties. The officers of the Corporation shall have such authority and perform such duties in the management of the Corporation as may be prescribed by the Board and, to the extent not so prescribed, as generally pertain to their respective offices, subject to the control of the Board. Securities of other corporations held by the Corporation may be voted by any officer designated by the Board and, in the absence of any such designation, by the President, any Vice-President, the Secretary or the Treasurer. The Board may require any officer, agent or employee to give security for the faithful performance of his duties.
ARTICLE V
Shares and Transfer of Shares
Section 5.1.    Forms of Share Certificates. The shares of the Corporation may be represented by certificates or may be uncertificated shares. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.
Shares represented by certificates shall be in such forms as the Board may prescribe, signed by any two authorized officers of the Corporation (it being understood that each of the Chair of the Board, any Vice-Chair of the Board, the President, any Vice-President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer of the Corporation, and the Chief Executive Officer of the Corporation shall be an authorized officer for such purpose), and may be sealed with the seal of the Corporation.
The signatures of the officers upon a certificate may be by electronic signature permitted under the Delaware General Corporation Law. In case any officer who has signed or whose electronic signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer at the date of issue. Each certificate representing shares shall state upon the face thereof (1) that the Corporation is formed under the laws of the State of Delaware; (2) the name of the person or persons to whom issued; and (3) the number and class of shares, and the designation of the series, if any, which such certificate represents.
Section 5.2.    Transfers of Shares. Shares represented by certificates of the Corporation shall be transferable on the record of stockholders upon presentation to the Corporation or a transfer agent of a certificate or certificates representing the shares requested to be transferred, with proper endorsement on the certificate or on a separate accompanying document, together with such evidence of the payment of transfer taxes and compliance with other provisions of law as the Corporation or its transfer agent may require.
Section 5.3.    Lost, Stolen or Destroyed Share Certificates. The Corporation may issue a new certificate for shares represented by certificates in place of any certificate theretofore issued by it, alleged to have been lost or destroyed, and the Corporation may require the owner of the lost or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss or destruction of any such certificate or the issuance of any such new certificate.
ARTICLE VI
Other Matters
Section 6.1.    Corporate Seal. The Board may adopt a corporate seal; alter such seal at pleasure, and authorize it to be used by causing it or a reproduction of such seal to be affixed or impressed or reproduced in any other manner.
Section 6.2.    Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.
Section 6.3.    Books to be Kept. The Corporation shall keep correct and complete books and records of account, stock transfer books, minutes of the proceedings of its stockholders and Board and such other records as may be necessary or advisable.
Section 6.4.    Interest of Directors and Officers in Transactions. No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, firm, association or other entity or organization in which one or more of its directors or officers are directors or officers, or have a substantial financial interest, shall be either void or voidable, irrespective of whether such interested director(s) or officer(s) are present at or participates in the meeting of the Board, or of a committee thereof, which approves such contract or transaction and irrespective of whether his or their votes are counted for such purpose, if:
(a)    The material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;
(b)    The material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or
(c)    The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee or the stockholders.
Interested directors or officers may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.
Section 6.5.    Indemnification. Except as provided in this by-law, the Corporation shall indemnify to the full extent permitted by Delaware law each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that such person or such person’s testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees, incurred in connection with such action or proceeding, or any appeal therein, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful; provided, however, that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Corporation has given its prior consent to such settlement or other disposition. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

The Corporation may advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorneys’ fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.
Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.
The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person’s heirs, executors, administrators and legal representatives.
The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law as it currently exists, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.
In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors and officers, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.
For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term “Corporation” shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions.
Section 6.6.    Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, then the Superior Court of Delaware shall, or if such state courts in Delaware lack jurisdiction, the federal district court for the District of Delaware shall), be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or these by-laws (in each case, as they may be amended from time to time) or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine; and (b) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 6.6.
Section 6.7.    Amendments. These by-laws may be amended or repealed, and new by-laws may be adopted, by the Board, but the stockholders entitled to vote may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

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Exhibit D

AMENDED AND RESTATED 2020 NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN
OF CONMED CORPORATION
The Amended and Restated 2020 Non-Employee Director Equity Compensation Plan of CONMED Corporation (this “Plan”) is established to attract and retain highly qualified individuals who are not current employees of CONMED Corporation (the “Company”) as members of the Board of Directors of the Company and to enable them to increase their ownership in the common stock, par value $0.01 per share, of the Company (the “Common Stock”). This Plan will be beneficial to the Company and its stockholders because it will allow these directors to have a greater personal financial stake in the Company through the ownership of the Common Stock, in addition to underscoring their common interest with stockholders in increasing the long-term value of the Common Stock. This Plan is an amendment and restatement of the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan (the “Prior Plan”).
1.    DEFINITIONS
“Award” means an award made pursuant to the Plan as described in Section 5.
“Award Agreement” means the written document by which each Award is evidenced.
“Board” means the Board of Directors of the Company.
“Business Combination” has the meaning ascribed in Section 15.2.
“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.
“Change in Control” has the meaning ascribed in Section 15.2.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.
“Committee” means the Compensation Committee of the Board of Directors, as described in Section 2.
“Company” has the meaning ascribed in the preamble.
“Company Voting Securities” has the meaning ascribed in Section 15.2.
“consent” has the meaning ascribed in Section 11.
“Covered Person” has the meaning ascribed in Section 2.5.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
“Fair Market Value” means, per share of Common Stock, the closing price of the Common Stock on the New York Stock Exchange or, if applicable, principal securities exchange on which the shares of Common Stock are then traded, or, if not traded, the price set by the Committee.
“Non-Control Transaction” has the meaning ascribed in Section 15.2.
“Non-Employee Directors” has the meaning ascribed in Section 3.
“Plan” has the meaning ascribed in the preamble.
“plan action” has the meaning ascribed in Section 11.

“Prior Plan” has the meaning ascribed in the preamble.
“Section 409A” has the meaning ascribed in Section 4.2.
“Stock Options” has the meaning ascribed in Section 5.3.
2.    PLAN ADMINISTRATION
2.1    Committee. The Plan shall be administered by the Committee, which shall consist of at least two members of the Board of Directors who shall be appointed by, and shall serve at the pleasure of, the Board of Directors. Except as otherwise determined by the Board of Directors, the members of the Committee shall be “non-employee directors” under Rule 16b-3 of the Exchange Act; provided, however, that the failure of the Committee to be so comprised shall not cause any Award to be invalid. The Committee may delegate any of its powers under the Plan to a subcommittee of the Committee (which hereinafter shall also be referred to as the Committee).
2.2    Authority. The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and all Award Agreements, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) amend the Plan to reflect changes in applicable law, (vii) grant Awards and determine who shall receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the effect of a termination of directorship on such Awards and conditioning the vesting of, or the lapsing of any applicable vesting restrictions or other vesting conditions on, Awards upon continued service, (viii) amend any outstanding Award Agreement in any respect, including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any Shares acquired pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the grantee’s underlying Award), accelerate the time or times at which Shares are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any Shares delivered pursuant to such Award will be restricted shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the grantee’s underlying Award), or to waive or amend any goals, restrictions, vesting provisions or conditions set forth in such Award Agreement or impose new goals, restrictions, vesting provisions and conditions, or reflect a change in the grantee’s circumstances, and (ix) determine at any time whether, to what extent and under what circumstances and method or methods (A) Awards may be (1) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (2) exercised or (3) canceled, forfeited or suspended (including, without limitation, canceling underwater Stock Options or stock appreciation rights without any payment to the grantee), (B) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the grantee thereof or of the Committee and (C) Awards may be settled by the Company, any of its subsidiaries or affiliates or any of its or their designees. Other than as provided in Section 4.2, the Committee shall not be permitted to reduce the exercise price of a Stock Option or reduce the reference price of a stock appreciation right after such Award has been granted.
2.3    Actions. Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities. In delegating its authority, the Committee will consider the extent to which any delegation may cause Awards to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act. Except as specifically provided to the contrary, references to the Committee include any administrative group, individual or individuals to whom the Committee has delegated its duties and powers.
2.4    Board Authority. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. The Board shall have all of the authority and responsibility granted to the Committee herein.
2.5    No Liability. No member of the Board or the Committee or any employee of the Company or its subsidiaries or affiliates (each such person, a “Covered Person”) shall have any liability to any person (including any grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award, except as expressly provided by statute. Each Covered Person shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith and (ii) any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
3.    ELIGIBILITY
All members of the Board who are not current employees of the Company or any of its subsidiaries (“Non-Employee Directors”) are eligible to participate in this Plan.
4.    SHARES AVAILABLE
4.1    Number of Shares Available. Subject to adjustment pursuant to Section 4.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan shall not exceed 150,000 shares plus the number of shares of Common Stock that remain available for issuance under the Prior Plan as of the effective date of this Plan. No further grants may be made under the Prior Plan after the effective date of this Plan. If any Award under this Plan (or any award granted under the Prior Plan) is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock or shares of Common Stock are surrendered or withheld from any Award under this Plan (or any award granted under the Prior Plan) to satisfy a grantee’s income tax or other withholding obligations, or if shares of Common Stock owned by the grantee are tendered to pay for the exercise of a Stock Option under this Plan, then the shares covered by such expired, forfeited, terminated or canceled Award (or award under the Prior Plan) or which are equal to the number of shares surrendered or withheld in respect thereof shall again become available to be delivered pursuant to Awards granted or to be granted under this Plan. Shares of Common Stock which may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or otherwise acquired for the purposes of the Plan.
4.2    Recapitalization Adjustment. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, forward or reverse stock split, reorganization, merger, consolidation, spin-off, split-up, combination, share reclassification, rights offering, separation, repurchase, share exchange, liquidation, dissolution, Change in Control or other similar corporate transaction or event affects the Common Stock or capitalization of the Company such that the failure to make an adjustment to an Award would not fairly protect the rights represented by the Award in accordance with the essential intent and principles thereof, then the Committee shall, in such manner as it may determine to be equitable in its sole discretion, adjust the number of Shares of Common Stock that may be delivered pursuant to Awards in Section 4.1 and any or all of the terms of an outstanding Award (including, without limitation, the number of shares of Common Stock covered by such outstanding Award, the type of property to which the Award is subject and the exercise or reference price of such Award). After any adjustment made pursuant to this Section 4.2, the number of shares of Common Stock subject to each outstanding Award shall be rounded up or down to the nearest whole number, as determined by the Committee and consistent with the requirements of applicable tax law. Notwithstanding anything in this Plan to the contrary, any adjustments, modifications or changes of any kind made pursuant to this Section 4.2 shall be made in a manner compliant with Section 409A of the Internal Revenue Code (“Section 409A”).
5.    TYPES OF AWARDS
5.1    Stock Appreciation Rights.
(a)    Grant. The Committee may grant stock appreciation rights in reference to shares of Common Stock, in such amounts and subject to such terms and conditions as the Committee may determine. The form, terms and conditions of each stock appreciation right shall be determined by the Committee and shall be set forth in an Award Agreement. Such terms and conditions may include, without limitation, provisions relating to the vesting and exercisability of such stock appreciation rights as well as the conditions or circumstances upon which such stock appreciation rights may be accelerated, extended, forfeited or otherwise modified.
(b)    Price. The price referenced by each stock appreciation right shall be fixed by the Committee at the time such Award is granted, but in no event shall it be less than the Fair Market Value of a share of Common Stock on the date on which the Award is granted, or, if the date the Award is granted is not a trading day, the trading day immediately prior to the date the Award is granted. Such exercise price shall thereafter be subject to adjustment pursuant to Section 4.2 hereof.
(c)    Exercise. After receiving notice from the grantee of the exercise of a stock appreciation right for which payment will be made by the Company partly or entirely in shares of Common Stock, the Company shall, subject to the provisions of the Plan or any Award Agreement, deliver the shares of Common Stock.
(d)    Duration. The duration of any stock appreciation right granted under this Plan shall be for a period fixed by the Committee but shall in no event be more than ten (10) years.
5.2    Restricted Stock Units. The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee shall determine. A grantee of a restricted stock unit will have only the rights of a general unsecured creditor of the Company until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date, the grantee of each restricted stock unit not previously forfeited shall receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.
5.3    Stock Options
(a)    Grant. The Committee may grant Awards of nonstatutory stock options (“Stock Options”) in reference to shares of Common Stock, in such amounts and subject to such terms and conditions as the Committee may determine. The form, terms and conditions of each Stock Option shall be determined by the Committee and shall be set forth in an Award Agreement. Such terms and conditions may include, without limitation, provisions relating to the vesting and exercisability of such Stock Options as well as the conditions or circumstances upon which such Stock Options may be accelerated, extended, forfeited or otherwise modified. The Award Agreement pursuant to which any Stock Option is granted shall specify that the option granted thereby shall not be treated as an incentive stock option.
(b)    Price. The price referenced by each Stock Option shall be fixed by the Committee at the time such Stock Option is granted, but in no event shall it be less than the Fair Market Value of a share of Common Stock on the date on which the Stock Option is granted. Such exercise price shall thereafter be subject to adjustment pursuant to Section 4.2 hereof.
(c)    Exercise. After receiving notice from the grantee of the exercise of a Stock Option, the Company shall, subject to the provisions of the Plan or any Award Agreement, deliver the shares of Common Stock. The option price of each share as to which a Stock Option is exercised shall be paid in full at the time of such exercise. Such payment shall be made in cash, by tender of shares of Common Stock owned by the grantee valued at Fair Market Value as of the date of exercise, subject to such guidelines for the tender of Common Stock as the Committee may establish, in such other consideration as the Committee deems appropriate, or by a combination of cash, shares of Common Stock and such other consideration. The Committee, in its sole discretion, may grant to a grantee the right to transfer Common Stock acquired upon the exercise of a part of a Stock Option in payment of the exercise price payable upon immediate exercise of a further part of the Stock Option.
(d)    Duration. The duration of any stock appreciation right granted under this Plan shall be for a period fixed by the Committee but shall in no event be more than ten (10) years.
5.4    Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions and conditions as the Committee deems appropriate. By accepting an Award pursuant to the Plan, a grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.
5.5    Stockholder Consent Required: Unless otherwise approved by the Company’s stockholders, Stock Options and stock appreciation rights will not be (w) repriced (other than in accordance with the adjustment provisions of Section 4.2), (x) repurchased for cash or other consideration, (y) cancelled in conjunction with the grant of a new Stock Option or stock appreciation right with a lower exercise price, in each case on a date when the exercise price of such Stock Option or stock appreciation right is equal to or exceeds the Fair Market Value a share of Common Stock or (z) subject to automatic reload provisions.
6.    AWARD GRANTS
6.1    Annual Grants. In the Committee’s discretion, subject to Section 6.4, each individual elected, reelected or continuing as a Non-Employee Director shall receive a grant of Awards under this Plan in an amount and on terms determined by the Committee. In each case, such Awards shall vest no earlier than the first anniversary of such date (provided that such Awards may be subject to additional restrictions as contained in an Award Agreement).
6.2    Grants to Newly Appointed Non-Employee Directors. The Board may make other grants of Awards to Non-Employee Directors who are appointed to the Board outside of the context of an election at the Company’s Annual Meeting of Stockholders (grants under this Section 6.2 shall only be in connection with such appointment).
6.3    Other Grants. The Board may make other grants of cash or Awards from time to time to Non-Employee Directors as may be deemed appropriate by the Board.
6.4    Annual Limits. Notwithstanding anything to the contrary, the aggregate value of cash compensation and Awards (based on the Fair Market Value of stock-based Awards, in each case determined at the date of grant) granted to any one Non-Employee Director in respect of any calendar year, solely with respect to his or her service as a Non-Employee Director, may not exceed $400,000.
7.    TERMINATION OF SERVICE
Upon termination of service as a Non-Employee Director, such grantee’s Awards of Stock Options or stock appreciation rights which are vested shall be exercisable at any time prior to the expiration date of the stock appreciation rights or within one year after the date of such termination, whichever is the shorter period. Upon termination of service as a Non-Employee Director, the shares of Common Stock underlying such grantee’s Awards of restricted stock units which are then vested shall be delivered to the grantee. Unless otherwise specified in an Award Agreement, any unvested Stock Options, stock appreciation rights or restricted stock units shall terminate upon the termination of a grantee’s service as a Non-Employee Director.
8.    NO RIGHTS AS A STOCKHOLDER
No grantee of an Award (or other person having rights pursuant to an Award) shall have any of the rights of a stockholder of the Company with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 4.2, no adjustments shall be made for dividends or distributions (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) on, or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.
9.    AMENDMENT OF THIS PLAN
The Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, provided, however, that, no amendment shall materially adversely affect a grantee without such person’s prior written consent.
10.    TAX WITHHOLDING
If the Company shall be required to withhold any amounts by reason of a federal, state or local tax laws, rules or regulations in respect of any Award, the Company shall be entitled to deduct or withhold such amounts from any payments (including, without limitation shares of Common Stock which would otherwise be issued to the grantee pursuant to the Award; provided that, to the extent desired for GAAP purposes, such withholding shall not exceed the statutory minimum amount required to be withheld) to be made to the grantee. Grantees will be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award.
11.    REQUIRED CONSENTS AND LEGENDS
If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares. The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the grantee to (i) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Company, or its applicable subsidiary or affiliate, deducting amounts from the grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company, or its applicable subsidiary or affiliate, for advances made on the grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Company imposing lockup conditions, sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the shares of Common Stock on any securities exchange.
12.    RIGHT OF OFFSET
The Company and its subsidiaries and affiliates shall have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts the grantee then owes to the Company or its subsidiaries or affiliates. Notwithstanding the foregoing, if an Award provides for the deferral of compensation within the meaning of Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Grantee to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.
13.    NONASSIGNABILITY
Except to the extent otherwise expressly provided in the applicable Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the grantee only by the grantee or the grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 13 shall be void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any such permitted successors and assigns.
14.    COMPLIANCE WITH SEC REGULATIONS
It is the Company’s intent that the Plan comply in all respects with Rule 16b-3 under the Exchange Act. If any provision of the Plan is later found not to be in compliance with such Rule, the provision shall be deemed null and void. All actions with respect to Awards under the Plan shall be executed in accordance with the requirements of Section 16 of the Act, as amended, and any regulations promulgated thereunder. To the extent that any of the provisions contained herein do not conform with Rule 16b-3 of the Exchange Act or any amendments thereto or any successor regulation, then the Committee may make such modifications so as to conform the Plan and any Awards granted thereunder to the Rule’s requirements.
15.    CHANGE IN CONTROL
15.1    Unless otherwise provided in an Award Agreement or the Committee determines otherwise, in the event of a Change in Control, as hereinafter defined, (i) each Stock Option and stock appreciation right shall be deemed fully vested and exercisable, (ii) the restrictions applicable to all restricted stock units shall lapse and such restricted stock units shall be deemed fully vested, (iii) any performance conditions shall be deemed satisfied in full, and (iv) all Awards shall be paid in cash if so specified by the Committee. The amount of any cash payment in respect of a restricted stock unit, Stock Option or stock appreciation right shall be equal to: (A) in the event the Change in Control is the result of a tender offer or exchange offer for Common Stock, the final offer price per share paid for the Common Stock or (B) in the event the Change in Control is the result of any other occurrence, the aggregate per share value of Common Stock as determined by the Committee at such time, and (C) in the case of Stock Options or stock appreciation rights, the difference, if any, between the amount in (A) or (B), as applicable, and the applicable exercise price or reference price of a Stock Option or stock appreciation right. The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.
15.2    A “Change in Control” shall mean the occurrence of any one of the following events: (i) any “person” (as such term is defined in Section 3(A)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this clause (i) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any of its subsidiaries, (B) by any employee benefit plan sponsored or maintained by the Company or any of its subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Control Transaction (as defined in clause (ii) below); (ii) the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company (or any such type of transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for the transaction or the issuance of securities in the transaction or otherwise) (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of the corporation resulting from such Business Combination (including, without limitation, any corporation which directly or indirectly has beneficial ownership of 100% of the Company Voting Securities) eligible to elect directors of such corporation is represented by shares that were Company Voting Securities immediately prior to such Business Combination (either by remaining outstanding or being converted), and such voting power is in substantially the same proportion as the voting powers of such Company Voting Securities immediately prior to the Business Combination, (B) no person (other than any holding company resulting from such Business Combination, any employee benefit plan sponsored or maintained by the Company (or the corporation resulting from such Business Combination)) immediately following the consummation of the Business Combination becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the corporation resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies the conditions in clauses (A), (B) and (C) is referred to hereunder as a “Non-Control Transaction”); or (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale of all or substantially all of its assets. Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
16.    INTERNAL REVENUE CODE SECTION 409A
It is the Company’s intent that the Plan and Awards granted hereunder comply with or be exempt from the requirements of Section 409A and that this Plan and Awards Agreements be administered and interpreted accordingly. If and to the extent that any payment or benefit under this Plan is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Non-Employee Director by reason of the Non-Employee Director’s termination of service, then (a) such payment or benefit shall be made or provided to the Non-Employee Director only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Non-Employee Director is deemed to be a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Non-Employee Director’s separation from service (or earlier death). Any amount not paid in respect of the six-month period specified in the preceding sentence will be paid to the Non-Employee Director in a lump sum on the date that is six months and one day after the Non-Employee Director’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A. If and to the extent that any Award is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and such Award is payable to a Non-Employee Director upon a Change in Control, then no payment shall be made pursuant to such Award unless such Change in Control constitutes a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A; provided that if such Change in Control does not constitute a “change in the ownership of the corporation”, “a change in effective control of the corporation”, or “a change in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A, then the Award shall still fully vest upon such Change in Control, but shall be payable upon the original schedule contained in the Award. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment. Neither the Company nor its affiliates shall have any liability to any Non-Employee Director, Non-Employee Director’s spouse or other beneficiary of any Non-Employee Director’s spouse or other beneficiary of any Non-Employee Director or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A.
17.    RIGHT OF DISCHARGE RESERVED
Neither the adoption of the Plan nor the grant of any Award (or any provision in the Plan or Award Agreement) will (1) confer upon any grantee the right to remain in the service of the Company or any of its subsidiaries as a Non-Employee Director, (2) affect any right which the Company or any of its subsidiaries may have to terminate or alter the terms and conditions of such service or (3) create any obligation on behalf of the Board to nominate any Non-Employee Director for re-election to the Board by the Company’s stockholders.
18.    NATURE OF PAYMENTS
18.1    Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a grantee. Only whole Shares will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.
18.2    All such grants and deliveries of Shares, cash, securities or other property under the Plan will constitute a special discretionary incentive payment to the grantee, will not entitle the grantee to the grant of any future Awards and will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the grantee, unless the Company specifically provides otherwise.
19.    NON-UNIFORM DETERMINATIONS
19.1    The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a grantee’s directorship has been terminated for purposes of the Plan.
19.2    To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, in its sole discretion and without amending the Plan, establish special rules applicable to Awards to grantees who are foreign nationals and grant Awards (or amend existing Awards) in accordance with those rules.
20.    NO THIRD PARTY BENEFICIARIES
Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 2.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.
21.    SUCCESSORS AND ASSIGNS
The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

22.    GOVERNING LAW
This Plan and all rights and obligations under this Plan shall be construed in accordance with and governed by the laws of the State of Delaware.
23.    EFFECTIVE DATE
The Prior Plan became effective on May 25, 2016. This Plan will become subject to and effective upon stockholder approval of the Plan at the 2020 Annual Shareholder Meeting.
24.    TERM
Unless sooner terminated by the Board, this Plan shall terminate on the day before the tenth anniversary of the date the Plan was approved by stockholders; provided that any Award granted prior to the date of such Plan termination shall continue pursuant to its terms and the terms of this Plan.

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Exhibit E
CONMED CORPORATION
AMENDED AND RESTATED 2020 EMPLOYEE STOCK PURCHASE PLAN

1.Purpose.
a.The purpose of the CONMED Corporation Amended and Restated 2020 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of CONMED Corporation (the “Company”) and its Subsidiaries and Affiliates with an opportunity to acquire an interest in the Company through the purchase of Common Stock of the Company, par value $.01 per share (the “Common Stock”) with accumulated payroll deductions.
b.The Company intends (but makes no undertaking or representation to maintain) the Plan to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code (a “Section 423 Offering”). In addition, the Plan authorizes the grant of purchase rights which do not qualify under Section 423 of the Code, pursuant to any rules, procedures, or sub-plans adopted by the Committee for such purpose (a “Non-Section 423 Offering”).
2.Definitions. Unless otherwise defined herein, capitalized terms in the Plan shall have the meanings ascribed to them under this Section 2.
a.“Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under the common control with, the Company.
b.“Authorization Form” shall mean a form supplied by and delivered to the Company by a Participant authorizing payroll deductions as set forth in Section 5 hereof and such other terms and conditions as the Company from time to time may determine.
c.“Board” shall mean the Board of Directors of the Company.
d.“Committee” shall mean a committee of at least three members, which may consist of officers or employees of the Company designated to administer the Plan and to perform the functions set forth herein.
e.“Compensation” shall mean earnings from regular pay, overtime pay, commission, double overtime, retroactive pay, incentive pay, management bonus, adjustment to regular pay and short term disability pay payable to an Employee or, in the case of an Employee employed by Designated Companies as a fully commissioned sales person, an annual rate of compensation equal to the Employee’s total actual commissions paid for the preceding calendar year, to the extent in excess of $20,000, in each case determined prior to the Employee’s pre-tax contributions pursuant to Section 125 and Section 401(k) of the Code or similar pre-tax contributions made by Employees outside the United States, but excluding the value of equity awards granted by the Company to an Employee or non-taxable fringe benefits provided by the Company or a Subsidiary or Affiliate to an Employee. The Committee shall have discretion to determine the application of this definition to Employees outside the United States.
f.“Designated Companies” shall mean Subsidiaries or Affiliates, whether now existing or existing in the future, that have been designated by the Committee from time to time, in its sole discretion, as eligible to participate in the Plan. The Committee may designate Subsidiaries or Affiliates as Designated Companies in a Section 423 Offering or in a Non-Section 423 Offering. For purposes of a Section 423 Offering, only the Company and its Subsidiaries may be Designated Companies, provided, however that at any given time, a Subsidiary that is a Designated Company under a Section 423 Offering will not be a Designated Company under a Non-Section 423 Offering. The Committee may also determine which Subsidiaries, Affiliates or Eligible Employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code for Designated Companies participating in a Section 423 Offering, and determine which Designated Company or Companies will participate in separate Offerings (to the extent that the Company makes separate Offerings).

g.“Eligible Employee” shall mean any Employee of the Company or a Designated Company, excluding:

(1)	any Employee who has not completed at least ninety (90) days of continuous full-time employment with the Company or a Designated Company prior to an Offering Date;

(2)	any Employee who customarily is employed for not more than five (5) months in a calendar year; or

(3)
any Employee who would own (immediately after the grant of an option under the Plan and applying the rules of Section 424(d) of the Code in determining stock ownership) shares, and/or hold outstanding options to purchase shares, possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company;

provided, however, that if exclusion of an Employee pursuant to (1) or (2) above is in violation of applicable law, such Employee will be an Eligible Employee but may be required to participate in a Non-Section 423 Offering if participation in a Section 423 Offering is not in compliance with Section 423 of the Code.
h.“Employee” shall mean any person who is regularly employed by the Company or one of its Designated Companies. In the event any individual who is not an employee of the Company or a Designated Company is reclassified as an employee of the Company or a Designated Company for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individual shall, notwithstanding such reclassification, remain ineligible for participation in the Plan.
i.“Exercise Date” shall mean the last business day of each Offering Period in which payroll deductions are made under the Plan.
j.“Fair Market Value” per share as of a particular date shall mean the last reported sale price (on that date) of the Common Stock on the New York Stock Exchange or such other national market on which the Company’s Common Stock may be listed.
k.“Offering” shall mean an offer under the Plan of an option that may be exercised during an Offering Period as further described in Sections 4 and 6. For purposes of the Plan, the Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which Participants will participate (even if the dates of the applicable Offering Periods of each such Offering are identical) and the provisions of the Plan will separately apply to each Offering.
l.“Offering Date” shall mean the first business day of each Offering Period of each Plan Year.
m.“Offering Period” shall mean a period of three (3) months, or such other period of time as determined by the Committee. The next Offering Period shall commence on July 1, 2020.
n.“Participant” shall mean an Eligible Employee who participates in the Plan.
o.“Plan Year” shall mean the period beginning on July 1, 2020 and ending on December 31, 2020 and each calendar year thereafter.
p.“Subsidiary” shall mean any corporation, if any, having the relationship to the Company described in Section 424(f) of the Code.
3.Eligibility and Participation.
a.    Any person who is an Eligible Employee on an Offering Date shall be eligible to become a Participant in the Plan beginning on that Offering Date and shall become a Participant as of that Offering Date by (i) completing an Authorization Form and filing it with the Company by the date required by the Company, (ii) properly completing enrollment over the telephone through the voice response system (“VRS”) or website maintained by the Plan’s administrator, (iii) speaking with a customer service representative of the Plan’s administrator or (iv) complying with such other method as may be established by the Committee from time to time in its sole discretion. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.
b.    Any person who first becomes an Eligible Employee during an Offering Period shall be eligible to become a Participant in the Plan as of the first day of the Offering Date occurring after the date on which that person became an Eligible Employee and shall become a Participant as of such date by (i) completing an Authorization Form and filing it with the Company by the date required by the Company, (ii) properly completing enrollment over the telephone through the VRS or website maintained by the Plan’s administrator (iii) speaking with a customer service representative of the Plan’s administrator or (iv) complying with such other method as may be established by the Committee from time to time in its sole discretion. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant.
c.    A person shall cease to be a Participant upon the earliest to occur of:

(1)	the date the Participant ceases to be an Eligible Employee, for any reason;

(2)	the first day of the Offering Period beginning after the date on which the Participant ceases payroll deductions under the Plan; or

(3)	the date of a withdrawal from the Plan by the Participant as provided in Section 8 hereof.

4.Grant of Option.
a.On each Offering Date, the Company shall grant each Participant an option to purchase shares of Common Stock, subject to the limitations set forth in Sections 4.c, 4.d and 9.a hereof.
b.The option price per share of the Common Stock subject to an Offering shall be equal to ninety percent (90%) of the Fair Market Value of a share of Common Stock on the Exercise Date; provided that, prior to the beginning of any Offering Period, the Committee may alternatively provide that the option price shall be any percentage in the range between eighty-five percent (85%) to one hundred percent (100%) of the Fair Market Value.
c.No Participant shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and all other employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the Fair Market Value of the Common Stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time; for purposes of this limitation, there shall be counted only options granted under a Section 423 Offering.
d.No Participant shall be granted an option to purchase more than 1,000 shares of Common Stock during an Offering Period, subject to necessary adjustment under Section 13.
5.Payroll Deductions/Other Contributions.
a.A Participant may, in accordance with rules adopted by the Committee, submit an Authorization Form (or provide authorization through such other means as may be permitted by the Committee from time to time in its sole discretion) that authorize payroll deductions of any whole number percentage from one percent (1%) to ten percent (10%) (or such other percentage as may be established by the Committee from time to time in its sole discretion) of such Participant’s Compensation on each pay date during the Offering Period, unless payroll deductions for purposes of the Plan are prohibited or otherwise problematic under applicable laws (as determined by the Committee in its sole discretion), in which case the Committee may require Participants to contribute to the Plan by such other means as determined by the Committee. Any reference to “payroll deductions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5.
b.A Participant may increase or decrease his or her payroll deduction percentage (including a cessation of payroll deductions) effective as of each Offering Date provided the Participant files with the Company the Authorization Form

(or provides authorization through such other means as may be established by the Committee from time to time in its sole discretion) requesting such change by the date required by the Company. The Committee may, in advance of any Offering Period, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deductions during an Offering Period.
c.All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan. A Participant may not make any additional payments into such account.
6.Exercise of Option.
a.Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant’s option to purchase shares will be exercised automatically on the Exercise Date, and the maximum number of full and fractional shares subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions in such Participant’s account. During a Participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by such Participant.
b.The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant’s account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares.
7.Delivery of Common Stock. As promptly as practicable after receipt by the Plan’s administrator or brokerage firm of a written request or, if applicable, request via the VRS or website for withdrawal of Common Stock from any Participant's account, the Plan’s administrator or brokerage firm, as the case may be, shall arrange the delivery to such Participant of a stock certificate representing the shares of Common Stock which the Participant requests to withdraw. Withdrawals may be made no more frequently than twice each Plan Year unless approved by the Committee in its sole discretion.
8.Withdrawal; Termination of Employment.
a.A Participant may withdraw all, but not less than all, the payroll deductions credited to such Participant’s account under the Plan at any time by giving written notice to the Company received at least thirty (30) days prior to the Exercise Date (or such other notice period as may be established by the Committee from time to time in its sole discretion). All such payroll deductions credited to such Participant’s account will be paid to such Participant promptly after receipt of such Participant’s notice of withdrawal and such Participant’s option for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of shares of Common Stock will be made for such Participant during such Offering Period.
b.Upon termination of a Participant’s status as an Eligible Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions remaining credited to such Participant’s account will be returned to such Participant or, in the case of such Participant’s death, his or her estate, and such Participant’s option will be automatically terminated. A Participant’s status as an Eligible Employee shall not be considered terminated in the case of a leave of absence agreed to in writing by the Company or a Designated Company, provided that such leave is for a period of not more than six (6) months or reemployment upon expiration of such leave is guaranteed by contract or statute, subject to any additional requirements under any applicable Company leave of absence policy.
c.A Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company or a Designated Company will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from a Section 423 Offering to a Non-Section 423 Offering, the exercise of the option will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from a Non-Section 423 Offering to a Section 423 Offering, the exercise of the option will remain non-qualified under the Non-Section 423 Offering.
d.A Participant’s withdrawal from an Offering will not have any effect upon such Participant’s eligibility to participate in a subsequent Offering Period.

9.Stock.
a.The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be one million (1,000,000), subject to adjustment upon the occurrence of an event as provided in Section 13 hereof. Such shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. Shares subject to any lapsed or expired option shall again become available for transfer pursuant to options granted or to be granted under the Plan. If the total number of shares which would otherwise be subject to options granted under the Plan on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.
b.Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of Participant employed by the Company or a Designated Company in the United States, subject to Company approval, in the name of the Participant and another person as joint tenants with rights of survivorship.
10.Administration.
a.    The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Notwithstanding any provision to the contrary in this Plan, the Committee may further adopt rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements or achieve desired tax objectives of local laws and regulations for jurisdictions outside of the United States. Without limiting the generality of the foregoing, the Committee specifically is authorized to adopt rules, procedures and sub-plans, which, for purposes of a Non-Section 423 Offering, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary-designation requirements, withholding procedures and handling of share issuances, which may vary according to local requirements.
b.    Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. The determination of the Committee on any matters relating to the Plan shall be final, binding and conclusive. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.
11.Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8 hereof.
12.Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions, unless otherwise required by applicable laws, nor shall any interest be paid on such payroll deductions, unless otherwise required by applicable laws.
13.Effect of Certain Changes. In the event of any increase, reduction, or change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure, distribution of an extraordinary dividend or otherwise, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been granted under options, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised.
14.Termination or Amendment. The Board may at any time terminate or amend the Plan. No such termination can adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with any law, regulation or stock exchange rule.
15.Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof, including, if applicable, via the VRS or website.
16.No Employment Rights. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company, any Subsidiary or Affiliate, or affect any right which the Company, any Subsidiary or Affiliate may have to terminate such employment.
17.Governing Law; Regulations and other Approvals.
a.This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws.
b.The terms of any Offering or any options granted under the Plan shall be subject to and may be modified if required by applicable laws, rules and regulations, including applicable U.S. and non-U.S. federal, state and local securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.
c.The Plan is intended to comply with Rule 16b-3 as promulgated under Section 16 of the U.S. Securities Exchange Act of 1934, as amended, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.
18.Withholding of Taxes.
a.Participation in the Plan is subject to any applicable U.S. and non-U.S. federal, state or local tax withholding requirements on income the Participant realizes in connection with the Plan. Each Participant agrees, by enrolling in the Plan, that the Company, any Subsidiary or Affiliate may withhold from a Participant’s wages, salary or other compensation at any time the amount necessary for the Company, any Subsidiary or Affiliate to meet applicable withholding obligations, including any withholding required to make available to the Company, any Subsidiary or Affiliate any tax deductions or benefits attributable to the sale or disposition of Common Stock by such Participant. The Company, any Subsidiary or Affiliate may use any method of withholding that the Company, any Subsidiary or Affiliate deems appropriate. The Company will not be required to issue any Common Stock under the Plan until such obligations are satisfied.
b.For a Participant participating in a Section 423 Offering, if the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within five (5) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of U.S. federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.
19.Code Section 409A. Any option granted under a Section 423 Offering is exempt from the application of Section 409A of the Code. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such option to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the option to purchase shares of Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto. The Company makes no representation that the option to purchase shares of Common Stock under the Plan is compliant with Section 409A of the Code.
20.Effective Date; Approval of Stockholders. The Plan is effective as of May 21, 2020. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months after the date the Plan is adopted. The Plan is conditioned upon the approval of the stockholders of the Company, and failure to receive their approval shall render the Plan and all outstanding options issued thereunder void and of no effect.

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Daniel S. Jonas
Secretary
ConMed Corporation
525 French Road
Utica, New York 13502
Direct Dial (315) 624-3208

April 10, 2020

To: Owners of CONMED Stock Fund held in CONMED's Retirement Savings Plan

As described in the attached materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of CONMED Corporation (the “Company”). We hope you will take advantage of the opportunity to direct the manner in which shares of the CONMED Common Stock Fund owned by you in the Retirement Savings Plan (the “Shares”) will be voted.

Enclosed with this letter is a voting instruction ballot, which will permit you to vote the Shares. The Proxy Statement and Annual Financials are available at www.investorvote.com/CNMD. After you have reviewed the Proxy Statement, we urge you to vote your Shares by marking, dating, signing and returning the enclosed voting instruction ballot, no later than May 11, 2020, to:

By Regular Mail:	By Overnight Delivery
CONMED Corporation c/o Computershare Investor Services P.O. Box 505000 Louisville, KY 40233-5000 United States	CONMED Corporation c/o Computershare Investor Services 462 South 4th Street, Suite 1600 Louisville, KY 40202 United States

Computershare will certify the totals to Fidelity Investments (“Fidelity”) for the purpose of having those shares voted by Fidelity.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the Shares are not received, the Shares will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

**Please note that the enclosed material relates only to those shares which you own under the Retirement Savings Plan. You will receive separate voting material for shares related to other plans that are voted independently from this ballot.

Sincerely,

/s/ Daniel S. Jonas

Daniel S. Jonas
Secretary

CONMED Corporation

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online
Go to **www.investorvote.com/CNMD** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CNMD

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4, 5, 6, 7 and 8.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - David Bronson	☐	☐	02 - Brian P. Concannon	☐	☐	03 - LaVerne Council	☐	☐
04 - Charles M. Farkas	☐	☐	05 - Martha Goldberg Aronson	☐	☐	06 - Curt R. Hartman	☐	☐
07 - Jerome J. Lande	☐	☐	08 - Barbara J. Schwarzentraub	☐	☐	09 - Mark E. Tryniski	☐	☐
10 - Dr. John L. Workman	☐	☐						

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

037KVF

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of CONMED Corporation Shareholders

May 21, 2020, 1:30pm EST
CONMED Corporation
525 French Road, Utica, NY 13502

We strongly encourage shareholders to participate remotely due to the potential health risks involved with in-person attendance in the current environment. In order to participate remotely, through the internet, log on to the following address, with the following password and the unique shareholder identification listed on this Proxy Card. We urge you to log on 15 minutes prior to the start of the meeting:

2020 Annual Meeting of CONMED Corporation Shareholders
May 21, 2020, 1:30 pm EST
Virtually via the internet at
http://www.meetingcenter.io/244328739
password: CNMD 2020

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.investorvote.com/CNMD

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CNMD

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CONMED Corporation

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2020

Daniel S. Jonas and Sarah M. Oliker, (the "Proxies") or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally participating in the Annual Meeting of Shareholders of CONMED Corporation to be held on May 21, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all nominees in item 1 to the Board of Directors and FOR items 2, 3, 4, 5, 6, 7 and 8.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐